Exhibit 10.1
Execution Version
AMENDMENT NO. 1
TO
AMENDED AND RESTATED CREDIT AGREEMENT
Amendment No. 1, dated as of December 9, 2025 (this “Amendment”), to the Amended and Restated Credit Agreement dated as of January 28, 2022 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and, the Existing Credit Agreement, as amended by this Amendment, the “Credit Agreement”), among BrightSpire Capital Operating Company, LLC (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). JPMorgan Chase Bank, N.A. is acting as sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) in connection with this Amendment.
W I T N E S S E T H:
WHEREAS, the Parent Borrower, the Lenders and the Administrative Agent are parties to the Existing Credit Agreement and the Parent Borrower has requested that the Existing Credit Agreement be amended as set forth herein to, among other things, extend the Revolving Termination Date to December 8, 2028 (the “Extended Revolving Termination Date”);
WHEREAS, each financial institution set forth under the heading “Lender” in Exhibit B hereto (each such financial institution, a “Lender” and, collectively, the “Lenders”) is a Lender under and as defined in the Existing Credit Agreement and agrees, on the terms and conditions set forth herein and in the Credit Agreement, (a) to extend its Revolving Commitment to the Extended Revolving Termination Date and (b) that, after giving effect to this Amendment, its Dollar Commitment and/or Multicurrency Commitment shall be the amount set forth opposite such Lender’s name in Exhibit B hereto;
WHEREAS, each Lender shall execute and unconditionally (except for the satisfaction of the conditions precedent set forth in Section 4 hereof) deliver a signature page to this Amendment and will thereby agree to the terms of this Amendment and the Credit Agreement; and
WHEREAS, as permitted by Section 10.1 of the Existing Credit Agreement, the Borrowers, the Administrative Agent and the Lenders (which, following the transactions contemplated by Section 2(d), constitute all Lenders under the Existing Credit Agreement) have agreed to consent to amend the Existing Credit Agreement as set forth herein;
NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:
SECTION 1.    Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.
SECTION 2.    Revolving Termination Date Extension. Subject to the terms set forth herein and the conditions set forth in Section 4 hereof, on the Amendment No. 1 Effective Date:
(a)    Each Lender, by its execution of a signature page to this Amendment, agrees (i) to extend its Revolving Commitment to the Extended Revolving Termination Date and (ii) that, after giving effect to this Amendment, (x) its Dollar Commitment shall be equal to the amount set forth under the heading “Dollar Commitment” opposite such Lender’s name in Exhibit B hereto and (y) its Multicurrency Commitment shall be equal to the amount set forth under the heading “Multicurrency Commitment” opposite such Lender’s name in Exhibit B hereto.
(b)    From and after the Amendment No. 1 Effective Date, each party hereto agrees that, for all purposes of the Credit Agreement and the other Loan Documents, (i) each Lender shall continue to be a Revolving Lender and a Lender under the Credit Agreement, and each Lender shall continue to be a party to the Credit Agreement and shall have the rights and obligations of a Revolving Lender and a Lender under the Credit Agreement, (ii) the Revolving Commitments (as amended pursuant to this Amendment) shall constitute Revolving Commitments for all purposes under the Credit Agreement and the other Loan Documents and (iii) the Revolving Loans (as amended pursuant to this Amendment) shall constitute Revolving Loans and Loans for all purposes under the Credit Agreement and the other Loan Documents.
(c)    Upon the Amendment No. 1 Effective Date, the Parent Borrower shall (A) prepay the outstanding Revolving Loans (if any) in full and (B) simultaneously borrow new Revolving Loans hereunder in an amount equal to such prepayment (if any) (in the case of Term Benchmark Loans, with Interest Period(s) ending on the date(s) of any then-outstanding Interest Period(s)), as applicable; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any Lender may in the Administrative Agent’s discretion be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the Lenders and the Exiting Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans are held ratably by the Lenders in accordance with the respective Revolving Commitments of such Lenders as set forth in Schedule 1.1A attached hereto as Exhibit B. Each Lender and each Exiting Lender hereby waives payment by the Borrower of the amounts, if any, payable under Section 2.15 of the Existing Credit Agreement as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Commitments as set forth in Schedule 1.1A attached hereto as Exhibit B. The Administrative Agent, the Lenders and the Exiting Lenders hereby agree that the prepayment notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Existing Credit Agreement shall not apply to the transactions effected pursuant to this Section 2(c).
(d)    Any Lender (as defined in the Existing Credit Agreement) that is not identified as a Lender in Exhibit B hereto (an “Exiting Lender”) shall cease to be a Lender on and as of the Amendment No. 1 Effective Date. Each Exiting Lender hereby consents to and approves the termination of its Commitment on the Amendment No. 1 Effective Date immediately prior to the effectiveness of the amendments set forth in Section 3 hereof. On the Amendment No. 1 Effective Date, each Exiting Lender shall have concurrently received, in cash, all outstanding amounts payable to such Exiting Lender in respect of the Revolving Facility under the Existing Credit Agreement and any other Loan Document; provided that, upon termination of the Commitment of such Exiting Lender on the Amendment No. 1 Effective Date, such Exiting Lender shall cease to be a party to the Existing Credit Agreement in its capacity as a Lender and shall not be a party to the Credit Agreement, but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 10.5 of the Existing Credit Agreement, as well as to any fees accrued for its account under the Existing Credit Agreement and not yet paid, and shall continue to be obligated under Section 9.7 of the Existing Credit Agreement with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements, in each case, for matters which occurred prior to the Amendment No. 1 Effective Date. Each Exiting Lender shall execute this Amendment in its capacity as such solely for purposes of this Section 2(d) and the provisions of Section 2(c) that expressly refer to such Exiting Lender. For the avoidance of doubt, each other Lender (as defined in the Existing Credit Agreement) consents to termination of each Exiting Lender’s Commitments and the repayment of each Exiting Lender’s Loans, in each case, on a non-pro rata basis, on the Amendment No. 1 Effective Date.
(e)    For the avoidance of doubt, the amendments set forth in this Amendment are being effected with the consent of the Lenders constituting all Lenders (as defined in the Existing Credit Agreement).
SECTION 3.    Amendments to the Existing Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4:
(a)    the Existing Credit Agreement is hereby amended in accordance with Exhibit A hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein;
(b)    Schedule 1.1A of the Existing Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit B hereto; and
(c)    Schedules 7.2(d) and 7.3(f) of the Existing Credit Agreement are hereby amended and restated in its entirety as set forth in Exhibit C hereto.
SECTION 4.     Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the date on which the following conditions precedent have been satisfied or waived (the date on which such conditions shall have been so satisfied or waived, the “Amendment No. 1 Effective Date”):
(a)    The Administrative Agent shall have received a counterpart of (i) this Amendment, executed and delivered by a duly authorized officer of each Loan Party, each Lender and, solely to the extent stated in Section 2(d) in its capacity as such, each Exiting Lender and (ii) an Assumption Agreement to the Guarantee and Collateral Agreement, duly executed and delivered by each Subsidiary party thereto.
(b)    The Administrative Agent shall have received a legal opinion in form and substance reasonably acceptable to the Administrative Agent of Hogan Lovells LLP, counsel to the Parent Borrower and its Subsidiaries. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require.
(c)    The Administrative Agent shall have received (i) audited consolidated financial statements of the Parent Borrower for the two most recently completed fiscal years ended at least 90 days before the Amendment No. 1 Effective Date and (ii) unaudited consolidated financial statements of the Parent Borrower for the nine-month period ending September 30, 2025 (it being understood that the last paragraph of Section 6.1 of the Credit Agreement shall apply with respect to this Section 4(c), mutatis mutandis).
(d)    The Administrative Agent shall have received all fees required to be paid to the Administrative Agent, the Arranger and the Lenders and, to the extent invoiced at least one (1) Business Day prior to the Amendment No. 1 Effective Date, all expenses for which invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel), on or before the Amendment No. 1 Effective Date.
(e)    (i) The Parent Borrower shall have paid to the Administrative Agent all interest, letter of credit fees and commitment fees which are unpaid and accrued prior to the Amendment No. 1 Effective Date under the Existing Credit Agreement (without duplication of any fees and expenses required to be paid pursuant to Section 4(d) of this Amendment) and (ii) the payments required pursuant to Section 2(c) of this Amendment shall have been made or deemed to have been made.
(f)    (i) The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 of the Credit Agreement or discharged on or prior to the Amendment No. 1 Effective Date pursuant to documentation satisfactory to the Administrative Agent, (ii) to the extent not already delivered to the Administrative Agent prior to the Amendment No. 1 Effective Date pursuant to the Existing Credit Agreement, the Administrative Agent shall have received the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (iii) to the extent not delivered to the Administrative Agent prior to the Amendment No. 1 Effective Date in connection with the Existing Credit Agreement, an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement executed and delivered by each Issuer (as defined therein), if any, that is not a Domestic Loan Party to the extent required under the Guarantee and Collateral Agreement, (iv) [reserved] and (v) each document (including any Uniform Commercial Code financing statement) required by the Security Documents or by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3 of the Credit Agreement), shall be in proper form for filing, registration or recordation, as applicable.
(g)    Immediately after giving effect to this Amendment and the transactions contemplated hereby (including the borrowing of Revolving Loans on the Amendment No. 1 Effective Date, if any), and as of the Amendment No. 1 Effective Date, the Parent Borrower and its Subsidiaries, on a consolidated basis, shall be Solvent.
(h)    (i) Immediately prior to and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing, (ii) immediately prior to and after giving effect to this Amendment, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, in the case of such representations and warranties are qualified by materiality, in all respects) as of such earlier date) and (iii) immediately prior to and after giving effect to this Amendment, there shall be no Indebtedness incurred pursuant to Section 7.2(h) of the Existing Credit Agreement outstanding.
(i)    All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
(j)    Since December 31, 2024, there shall not have been any Material Adverse Effect.
(k)    [Reserved].
(l)    The Administrative Agent shall have received, to the extent requested by the Administrative Agent in writing at least ten (10) days prior to the Amendment No. 1 Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case, at least three (3) Business Days prior to the Amendment No. 1 Effective Date and (y) to the extent that the Parent Borrower qualifies as a “legal entity customer”, the Administrative Agent and each requesting Lender shall have received, at least three (3) Business Days prior to the Amendment No. 1 Effective Date (to the extent requested by the Administrative Agent in writing at least ten (10) days prior to the Amendment No. 1 Effective Date), in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Parent Borrower in a form substantially similar to the form published by the Loan Syndications and Trading Association.
(m)    Certificates. The Administrative Agent shall have received the following certificates:
(i)    a certificate of each Loan Party, dated as of the Amendment No. 1 Effective Date, substantially in the form of Exhibit C to the Existing Credit Agreement, with appropriate insertions and attachments, including (A) the organizational filing of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (or certifying that such organizational filing has not been amended, repealed, modified, or restated since last provided to the Administrative Agent in connection with the Existing Credit Agreement or in connection with any subsequent joinder, as applicable, is in full force and effect as of the Amendment No. 1 Effective Date and no such amendment, repeal, modification or restatement is pending), (B) the governing document of each Loan Party (or certifying that such governing document has not been amended, repealed, modified, or restated since last provided to the Administrative Agent in connection with the Existing Credit Agreement or in connection with any subsequent joinder, as applicable, is in full force and effect as of the Amendment No. 1 Effective Date and no such amendment, repeal, modification or restatement is pending), (C) a good standing certificate for each Loan Party from the applicable jurisdiction of organization, (D) duly adopted resolutions of the Loan Parties authorizing the transactions contemplated hereby and (E) a certificate of incumbency for each Loan Party;
(ii)    a certificate from the chief financial officer or treasurer of the Parent Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying that the condition specified in clause (g) of this Section 4 has been satisfied as of the Amendment No. 1 Effective Date;
(iii)    a certificate signed by a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(iv)    a certificate signed by a Responsible Officer of the Parent Borrower certifying the information required pursuant to Section 4.15 of the Credit Agreement;
(v)    a certificate signed by a Responsible Officer of the Parent Borrower (x) certifying (A) that the conditions specified in this Section 4 have been satisfied (other than with respect to the satisfaction of the Administrative Agent or any Lender) and (B) that, since December 31, 2024, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect on (1) the business, assets, financial condition or results of operations of (a) the Parent Borrower or (b) the Parent Borrower, its Subsidiaries and any of the entities in which they have invested directly or indirectly, taken as a whole, or (2) the facts and information, taken as a whole, regarding any such entities as heretofore disclosed to the Administrative Agent and the Lenders and (y) certifying that the Parent Borrower has delivered true and correct copies of the governing documents of each Affiliated Investor that (I) directly or indirectly owns an Investment Asset included in the calculation of the Maximum Permitted Outstanding Amount and (II) is a Pledged Affiliate; and
(vi)    a certificate signed by a Responsible Officer of the Parent Borrower setting forth (A) a reasonably detailed calculation of the Maximum Permitted Outstanding Amount (as defined in the Credit Agreement) as of the Amendment No. 1 Effective Date and (B) a reasonably detailed pro forma calculation of the financial ratios and metrics set forth in Section 7.1 of the Credit Agreement after giving effect to the transactions contemplated by this Amendment (but, for the avoidance of doubt with respect to this clause (B), subject to compliance with Section 4(h) of this Amendment, there shall be no requirement that such calculations evidence compliance with any ratio or metric as a condition to the Amendment No. 1 Effective Date).
For the purpose of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Amendment shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Amendment No. 1 Effective Date specifying its objection thereto.
SECTION 5.    Post-Closing Obligations. As promptly as practicable, and in any event within the applicable time period set forth in Exhibit D (or by such later date as the Administrative Agent may agree in its sole discretion), the Parent Borrower and each other Loan Party will deliver or cause to be delivered to the Administrative Agent all documents and take all actions set forth on Exhibit D. For the avoidance of doubt, to the extent any Loan Document requires delivery of any such document or completion of any such action prior to the date specified with respect thereto on Exhibit D, such delivery may be made or such action may be taken at any time prior to the time specified on Exhibit D. To the extent any representation and warranty would not be true or any provision of any covenant would otherwise be breached solely due to a failure to comply with any such requirement prior to the date specified on Exhibit D, the respective representation and warranty shall be required to be true and correct (or the respective covenant complied with) with respect to such action only at the time such action is taken (or was required to be taken) in accordance with this Section 5.
SECTION 6.    Reaffirmation; No Other Amendments or Consents; No Novation.
(a)    This Amendment shall amend the Existing Credit Agreement (including any contingent amendments thereto), but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and representations and warranties made thereunder) or under any Loan Document except as such rights or obligations are amended or modified hereby, all of which rights and obligations are ratified and affirmed in all respects and shall continue in full force and effect. The amendments provided for herein are limited to the specific provisions of the Existing Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same provision for any other date or time period. The Existing Credit Agreement as amended hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of the Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

(b)    Each Loan Party hereby approves, acknowledges and consents to the amendments contemplated by this Amendment and agrees with respect to each Loan Document to which it is a party that: (i) all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis after giving effect to this Amendment and its guarantee, if any, of the obligations, liabilities and indebtedness of the other Loan Parties under the Credit Agreement shall extend to and cover the Revolving Commitment amounts stated in this Amendment and any Loans made pursuant thereto and interest thereon and fees and expenses and other obligations in respect thereof and in respect of commitments related thereto; and (b) all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Amendment, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees, if any, in the Loan Documents, including, without limitation, the obligations under and described in this Amendment.
(c)    Upon the effectiveness of the amendments set forth herein, on and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.
(d)    The Parent Borrower and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.
(e)    For the avoidance of doubt, each party hereto acknowledges that CLNC ML Gideon, LLC, CLNC Pref USIP, LLC, CLNC PRF Summerlin, LLC, CLNC SL Bloomington, LLC, Steel Holdings NT-II, LLC, Steel Manager NT-II, LLC and PE Investments XI NT-II, LLC have been dissolved prior to the Amendment No. 1 Effective Date and therefore no longer constitute Loan Parties.
SECTION 7.    Expenses. The Parent Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of one counsel to the Administrative Agent in accordance with the terms in the Credit Agreement.

SECTION 8.    Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g. “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.
SECTION 9.    Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each party hereto acknowledges and agrees that its submission of a signature page to this Amendment is irrevocable and binding on such party and its respective successors and assigns even if such signature page is submitted prior to the effectiveness of any amendment contained herein.
SECTION 10.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
BRIGHTSPIRE CAPITAL OPERATING COMPANY, LLC, as Parent Borrower

By: /s/ David A. Palamé
Name: David A. Palamé
Title: Vice President and Secretary
[Signature Page to Amendment No. 1]

BRIGHTSPIRE CAPITAL MORTGAGE
CORPORATION, LLC
BRIGHTSPIRE CAPITAL MORTGAGE PARENT,
LLC
BRIGHTSPIRE CAPITAL MORTGAGE SUB-REIT, LLC
BRIGHTSPIRE CAPITAL RE CORPORATION, LLC BRIGHTSPIRE CAPITAL RE HOLDCO, LLC
BRSP ML VEGAS, LLC
CENTURY MEZZ NT-II, LLC
CITY PLACE HOLDINGS NT-I, LLC
CLNC FAIR JOSE FINANCE, LLC
CLNC ML CAL HERALD, LLC
COLFIN TEXAS PORTFOLIO FUNDING, LLC
COLSTAT HOLDINGS, LLC
KEYSTONE SUMMIT MEMBER NT-I, LLC
NORTHSTAR REAL ESTATE INCOME
OPERATING PARTNERSHIP II, LLC
NORTHSTAR REAL ESTATE INCOME TRUST
OPERATING PARTNERSHIP, LLC
NRFC PE FUND GP II, LLC
NRFC PE FUND GP, LLC
NRFC PE FUND INVESTOR II, LLC
NRFC PE FUND INVESTOR IV, LLC
NRFC PE FUND INVESTOR V, LLC
NRFC PE FUND INVESTOR, LLC
NS INCOME PE FUND INVESTOR II, LLC
NS INCOME PE FUND INVESTOR III, LLC
NS INCOME PE FUND INVESTOR IV, LLC
NS INCOME PE FUND INVESTOR V, LLC
NS INCOME PE FUND INVESTOR, LLC
PE INVESTMENTS VI2-T, LLC
PE INVESTMENTS VII2-T, LLC
PE INVESTMENTS IX2-T, LLC
PE INVESTMENTS X2-T, LLC
PE INVESTMENTS XII2-T, LLC
PE INVESTMENTS XIV2-T, LLC
PE INVESTMENTS XV2-T, LLC
PE INVESTMENTS XVI2 NT-I, LLC
PE INVESTMENTS XI2 NT-II, LLC
as Loan Parties
By: /s/ David A. Palamé
Name: David A. Palamé
Title: Vice President and Secretary
[Signature Page to Amendment No. 1]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By: /s/    Alevtina Dudyreva
Name: Alevtina Dudyreva
Title: Vice President

[Signature Page to Amendment No. 1]

BANK OF AMERICA, N.A.,
as a Lender

By: /s/    Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President

[Signature Page to Amendment No. 1]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By: /s/    Michael King
Name: Michael King
Title: Vice President

[Signature Page to Amendment No. 1]

BARCLAYS BANK PLC,
as Exiting Lender

By: /s/    Charlene Saldanha
Name: Charlene Saldanha
Title: Director

[Signature Page to Amendment No. 1]

Exhibit A
AMENDED CREDIT AGREEMENT
[See attached]

~~Execution Version~~Exhibit A
to Amendment No. 1
Final Form

AMENDED AND RESTATED CREDIT AGREEMENT
among
BRIGHTSPIRE CAPITAL OPERATING COMPANY, LLC,
as Parent Borrower,
The Other Subsidiary Borrowers from Time to Time Parties Hereto,
The Several Lenders from Time to Time Parties Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of January 28, 2022
as amended by Amendment No. 1, dated as of December 9, 2025

JPMORGAN CHASE BANK, N.A.,

as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS
Page
SECTION 1.    DEFINITIONS    1
1.1    Defined Terms    1
1.2    Other Definitional Provisions    50
1.3    Letter of Credit Amounts    ~~50~~51
1.4    Classification of Loans    51
1.5    Currencies Generally    51
1.6    Interest Rates; Benchmark Notification    ~~51~~52
1.7    Divisions    52
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS    52
2.1    Revolving Commitments    52
2.2    Procedure for Revolving Loan Borrowing    ~~52~~53
2.3    Commitment Fees.    ~~53~~54
2.4    Termination or Reduction of Revolving Commitments    ~~53~~; Repayment of Revolving Loans    54
2.5    Optional Prepayments    ~~53~~54
2.6    Mandatory Prepayments and Commitment Reductions    ~~54~~55
2.7    Conversion and Continuation Options    ~~55~~56
2.8    Limitations on Term SOFR and EURIBOR Tranches    ~~55~~57
2.9    Interest Rates and Payment Dates    ~~55~~57
2.10    Computation of Interest and Fees    ~~56~~57
2.11    Alternative Rate of Interest    ~~56~~58
2.12    Pro Rata Treatment and Payments    ~~59~~61
2.13    Requirements of Law    ~~61~~62
2.14    Taxes    ~~62~~63
2.15    Indemnity    ~~65~~67
2.16    Change of Lending Office    ~~66~~67
2.17    Replacement of Lenders    ~~66~~67
2.18    Defaulting Lenders    ~~67~~68
2.19    Incremental Commitments    ~~69~~70
2.20    ~~Revolving Termination Date Extension    70~~[Reserved]    71
2.21    Designation of Subsidiary Borrowers    ~~70~~71
SECTION 3.    LETTERS OF CREDIT    ~~72~~73
3.1    L/C Commitment    ~~72~~73
3.2    Procedure for Issuance of Letter of Credit    74
3.3    Fees and Other Charges    ~~74~~75
3.4    L/C Participations    ~~74~~75
3.5    Reimbursement Obligation of the Borrowers    ~~75~~76
3.6    Obligations Absolute    ~~76~~77

3.7    Letter of Credit Payments    ~~76~~77
3.8    Applications    ~~76~~77
3.9    Actions in Respect of Letters of Credit    ~~76~~77
3.10    Reporting    ~~77~~78
SECTION 4.    REPRESENTATIONS AND WARRANTIES    ~~77~~78
4.1    Financial Condition    ~~77~~78
4.2    No Change    ~~78~~79
4.3    Existence; Compliance with Law    ~~78~~79
4.4    Power; Authorization; Enforceable Obligations    ~~78~~79
4.5    No Legal Bar    ~~78~~79
4.6    Litigation    ~~78~~79
4.7    No Default    79
4.8    Ownership of Property; Liens    ~~79~~80
4.9    Intellectual Property    ~~79~~80
4.10    Taxes    ~~79~~80
4.11    Federal Regulations    ~~79~~80
4.12    Labor Matters    ~~79~~80
4.13    ERISA    ~~79~~80
4.14    Investment Company Act    ~~80~~81
4.15    Subsidiaries    ~~80~~81
4.16    Use of Proceeds    ~~80~~81
4.17    Environmental Matters    ~~80~~81
4.18    Accuracy of Information, etc    ~~81~~82
4.19    Security Documents    ~~81~~82
4.20    Solvency    ~~82~~83
4.21    Senior Indebtedness    ~~82~~83
4.22    Insurance    ~~82~~83
4.23    Anti-Corruption Laws and Sanctions    ~~82~~83
4.24    Stock Exchange Listing    ~~82~~83
4.25    REIT Status    ~~82~~83
4.26    Affected Financial Institutions    ~~82~~83
4.27    Outbound Investment Rules    83
SECTION 5.    CONDITIONS PRECEDENT    ~~82~~84
5.1    Conditions to Initial Extension of Credit    ~~82~~84
5.2    Conditions to Each Extension of Credit    ~~85~~86
SECTION 6.    AFFIRMATIVE COVENANTS    ~~86~~87
6.1    Financial Statements    ~~86~~87
6.2    Certificates; Other Information    ~~86~~88
6.3    Payment of Obligations    ~~88~~89
6.4    Maintenance of Existence; Compliance    ~~88~~90
6.5    Maintenance of Property; Insurance    ~~89~~90
6.6    Inspection of Property; Books and Records; Discussions    ~~89~~90

6.7    Notices    ~~89~~90
6.8    Environmental Laws    ~~90~~91
6.9    Maintenance of REIT Status; New York Stock Exchange Listing    ~~90~~91
6.10    Additional Collateral, etc    ~~90~~91
6.11    Use of Proceeds    ~~93~~94
6.12    Information Regarding Collateral    ~~93~~94
6.13    Organization Documents of Affiliated Investors    ~~93~~95
6.14    Distribution Accounts    ~~93~~95
6.15    Valuation    ~~94~~95
6.16    Post-Closing Obligations    ~~94~~96
SECTION 7.    NEGATIVE COVENANTS    ~~95~~96
7.1    Financial Condition Covenants    ~~95~~96
7.2    Indebtedness    ~~95~~96
7.3    Liens    ~~97~~98
7.4    Fundamental Changes    ~~99~~100
7.5    Disposition of Property    ~~100~~101
7.6    Restricted Payments    ~~100~~101
7.7    Investments    ~~101~~103
7.8    Optional Payments and Modifications of Certain Debt Instruments    ~~102~~103
7.9    Transactions with Affiliates    ~~103~~104
7.10    Accounting Changes    ~~103~~104
7.11    Swap Agreements    ~~103~~104
7.12    Changes in Fiscal Periods    ~~103~~104
7.13    Negative Pledge Clauses    ~~103~~105
7.14    Use of Proceeds    ~~103~~105
7.15    Nature of Business    ~~104~~105
7.16    Margin Stock    ~~104~~105
7.17    Amendment, Waiver and Terminations of Certain Agreements    ~~104~~105
7.18    Outbound Investment Rules    105
SECTION 8.    EVENTS OF DEFAULT    ~~104~~106
SECTION 9.    THE AGENTS    ~~107~~109
9.1    Appointment    ~~107~~109
9.2    Delegation of Duties    ~~108~~109
9.3    Exculpatory Provisions    ~~108~~109
9.4    Reliance by Administrative Agent    ~~108~~110
9.5    Notice of Default    ~~108~~110
9.6    Non-Reliance on Agents and Other Lenders    ~~109~~110
9.7    Lender-Reimbursement    ~~109~~111
9.8    Agent in Its Individual Capacity    ~~110~~111
9.9    Successor Administrative Agent    ~~110~~111
9.10    Arranger    ~~110~~112
9.11    ERISA Matters    ~~110~~112

9.12    Acknowledgments of Lenders and Issuing Lenders    ~~111~~113
9.13    Borrower Communications    115
9.14    Posting of Communications    116
SECTION 10.    MISCELLANEOUS    ~~112~~117
10.1    Amendments and Waivers    ~~112~~117
10.2    Notices    ~~114~~119
10.3    No Waiver; Cumulative Remedies    ~~115~~120
10.4    Survival of Representations and Warranties    ~~115~~120
10.5    Payment of Expenses and Taxes; Limitation of Liability.    ~~115~~120
10.6    Successors and Assigns; Participations and Assignments    ~~117~~122
10.7    Adjustments; Set-off    ~~120~~125
10.8    Counterparts; Electronic Execution    ~~121~~126
10.9    Severability    ~~122~~127
10.10    Integration    ~~122~~127
10.11    Governing Law    ~~122~~127
10.12    Submission To Jurisdiction; Waivers    ~~122~~127
10.13    Acknowledgements    ~~123~~128
10.14    Releases of Guarantees and Liens    ~~123~~129
10.15    Confidentiality    ~~124~~130
10.16    WAIVERS OF JURY TRIAL    ~~125~~131
10.17    USA Patriot Act    ~~125~~ and Beneficial Ownership Regulation    131
10.18    Investment Asset Reviews    ~~126~~131
10.19    Secured Swap Agreements    ~~126~~132
10.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~126~~132
10.21    Interest Rate Limitation    ~~127~~132
10.22    Judgment Currency    ~~127~~133
10.23    Acknowledgment Regarding Any Supported QFCs    ~~127~~133
10.24    Effect of Amendment and Restatement; Reallocation    ~~128~~134

SCHEDULES:
1.1A    Commitments
1.1B    Brokers
4.19    UCC Filing Jurisdictions
6.16    Post-Closing Obligations
7.2(d)    Existing Indebtedness
7.3(f)    Existing Liens

EXHIBITS:
A    Form of Amended and Restated Guarantee and Collateral Agreement
B    Form of Compliance Certificate
C    Form of Closing Certificate
D    Form of Assignment and Assumption
E    ~~Form of Notice of Borrowing/Conversion/Continuation~~[Reserved]
F    Form of U.S. Tax Compliance Certificate
G    Form of Increased Facility Activation Notice—Incremental Revolving Commitments
H    Form of New Lender Supplement
I    [Reserved]
J    Form of Subsidiary Borrower Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT ~~(this “Agreement”)~~, dated as of January 28, 2022 (as amended by Amendment No. 1, dated as of December 9, 2025, this “Agreement”), among BrightSpire Capital Operating Company, LLC, a Delaware limited liability company (the “Parent Borrower”), the Subsidiary Borrowers (as defined below) from time to time party hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement ~~(the “Lenders”)~~, and JPMorgan Chase Bank, N.A., as administrative agent.
WHEREAS, the Parent Borrower, the Administrative Agent (as defined below) and certain Lenders are parties to that certain Credit Agreement dated as of February 1, 2018 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Parent Borrower has requested that the Existing Credit Agreement be amended and restated as hereinafter provided; and
WHEREAS, the Lenders and the Administrative Agent are willing to amend and restate in its entirety the Existing Credit Agreement upon and subject to the terms and conditions hereinafter set forth;
NOW, THEREFORE, the parties hereto hereby agree that, on the Closing Date (as defined below), the Existing Credit Agreement will be amended and restated in its entirety as follows:
SECTION 1.    DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the ~~Adjusted~~ Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day), plus 1.0%; provided that for the purpose of this definition, the ~~Adjusted~~ Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the ~~Adjusted~~ Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the ~~Adjusted~~ Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.11 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Additional Lender”: as defined in Section 10.24.
“Adjusted Distributable Earnings”: for any period, net income determined in accordance with GAAP of the Parent Borrower and its consolidated Subsidiaries and excluding (but only to the extent included in determining net income for such period) (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the REIT Entity’s formation or other strategic transactions, (iii) [reserved], (iv) acquisition costs from successful acquisitions (other than acquisitions made in the ordinary course of business), (v) gains or losses from sales of real estate property and impairment write-downs of depreciable real estate, including unconsolidated joint ventures and preferred equity investments, (vi) CECL reserves determined by probability of default / loss given default model, (vii) depreciation and amortization, (viii) any unrealized gains or losses or other similar non-cash items that are included in net income for such period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (ix) extraordinary or non-recurring gains or losses, (x) one-time events pursuant to changes in U.S. GAAP and (xi) certain material non-cash income or expense items that in the judgment of the Parent Borrower should not be included in Adjusted Distributable Earnings; provided, that Adjusted Distributable Earnings shall, solely with respect to the Adjusted Distributable Earnings attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount.
~~“Adjusted Daily Simple RFR”: (i) with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Pounds Sterling, plus (b) 0.0326%, (ii) with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to (a) the Daily Simple RFR for Swiss Francs, minus (b) 0.0571% and (iii) with respect to any RFR Borrowing denominated in Dollars, the Adjusted Daily Simple SOFR; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.~~
~~“Adjusted Daily Simple SOFR”: an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.11448%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.~~
“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
~~“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) (i) 0.11448% for a one month Interest Period, (ii) 0.26161% for a three month Interest Period, and (iii) 0.42826% for a six month Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.~~
“Adjusted Net Book Value”: with respect to any asset, (i) (x) prior to the completion of an Investment Asset Review pursuant to Section 10.18 with respect thereto, the net book value determined in accordance with GAAP (or, with respect to any CMBS, the fair value thereof as determined solely on the basis of broker quotes from brokers listed on Schedule 1.1B (but in no event greater than par)) and (y) upon the completion of an Investment Asset Review pursuant to Section 10.18 with respect thereto, the lesser of clause (x) and such appraised value as determined by the Independent Valuation Provider, plus (ii) solely with respect to any Commercial Real Estate Ownership Investment and solely to the extent deducted in determining net book value, accumulated real property depreciation and amortization minus (iii) solely with respect to any Commercial Real Estate Ownership Investment and

solely to the extent included in determining net book value, cumulative maintenance capital expenditures (it being understood that, with respect to the net book value of an equity interest in a CLO Issuer, an adjustment to the value of an asset held by such CLO Issuer will result in a reduction in the value of the equity interest in the CLO Issuer).
“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Affiliated Holder”: a Person that (i) owns directly or indirectly an Investment Asset that constitutes a Qualified Non-Pledged Asset and (ii) is either a Subsidiary that is a Subsidiary Guarantor or a Person in which any Capital Stock is directly or indirectly owned by a Subsidiary that is a Subsidiary Guarantor.
“Affiliated Investor”: a Person that (i) owns directly or indirectly an Investment Asset and (ii) is either a Pledged Affiliate or a Person in which any Capital Stock is directly or indirectly owned by a Pledged Affiliate. For the avoidance of doubt, the term Affiliated Investor shall not include (A) an Equity Investment Asset Issuer or (B) any Domestic Loan Party.
“After-Acquired Property”: as defined in Section 6.10(a).
“Agent-Related Person”: as defined in Section 9.7.
“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.
“Aggregate Exposure”: with respect to any Lender at any time, the amount of the sum of such Lender’s Dollar Commitment and Multicurrency Commitment in each case then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreed Currencies”: Dollars and each Agreed Foreign Currency.

“Agreed Foreign Currency”: at any time, any of Euros, Pounds Sterling and Swiss Francs, and, with the agreement of each Multicurrency Lender, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) each such currency is a lawful currency that is readily available, (b) such Foreign Currency is freely transferable and convertible into Dollars ~~in the London foreign exchange market~~ and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder and/or to permit any Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.
“Agreement”: as defined in the preamble hereto.
“Amendment No. 1”: Amendment No. 1 to Amended and Restated Credit Agreement, dated as of the Amendment No. 1 Effective Date, among each Loan Party party thereto from time to time, the financial institutions party thereto from time to time and the Administrative Agent.
“Amendment No. 1 Effective Date”: December 9, 2025.
“Ancillary Document”: as defined in Section 10.8(b).
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: the rate per annum equal to (a) with respect to Term Benchmark Loans~~,~~ and RFR Loans ~~and EURIBOR Loans~~, 2.25% and (b) with respect to ABR Loans, 1.25%.
“Applicable Parties”: as defined in Section 9.13(c).
“Application”: with respect to an Issuing Lender, ~~an~~a written application, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.
“Approved Borrower Portal”: as defined in Section 9.13(a).
“Approved Electronic Platform”: as defined in Section 9.14(a).
“Approved Fund”: as defined in Section 10.6(b).
“Arranger”: JPMorgan Chase Bank, N.A.
“Assignee”: as defined in Section 10.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Assumed Facility Interest Expense”: the greater of (i) actual interest expense on the Revolving Facility for the most recently ended fiscal quarter multiplied by four (4) and (ii) annual interest expense calculated by multiplying the average daily outstanding amount of the Revolving Facility during the most recently ended fiscal quarter by 7.0%.
“Available Dollar Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Dollar Commitment then in effect over (b) such Lender’s Revolving Dollar Extensions of Credit then outstanding.
“Available Multicurrency Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Commitment then in effect over (b) the Dollar Equivalent of such Lender’s Revolving Multicurrency Extensions of Credit then outstanding.
“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.11 (unless such tenor is reinstated pursuant to clause (f) of Section 2.11).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.
“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Agreed Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, the ~~Adjusted~~ Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Parent Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Parent Borrower) determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Parent Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any such Benchmark (or component thereof), or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 10.7(a).
“BHC Act Affiliate”: with respect to a party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: the Parent Borrower and each Subsidiary Borrower (collectively, the “Borrowers”).
“Borrowing” or “Revolving Borrowing”: Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Date”: any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Revolving Loans hereunder.
“Borrowing Request”: a request by the applicable Borrower for a Revolving Borrowing in accordance with Section 2.2, which shall be substantially in the form ~~of Exhibit E or any other form~~ approved by the Administrative Agent and separately provided to the Borrower.
“Business”: as defined in Section 4.17(b).
“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City ~~or Chicago~~; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Pounds Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day~~.~~  and (d) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however, that Capital Expenditures shall exclude all Capital Expenditures made with respect to any Investment Asset.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits maturing within one year from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-2 by S&P or P-2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“CBR Loan” a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate”: ~~(A)~~ the greater of (~~i~~I)(A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Agreed Foreign Currency determined after the ~~Effective~~Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower ~~and (ii) the Floor~~; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the

Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of ~~Adjusted~~ Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which ~~SONIA~~Daily Simple RFR for Pounds Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such ~~Adjusted~~ Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of ~~Adjusted~~ Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such ~~Adjusted~~ Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period, and (d) any other Agreed Foreign Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Parent Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Foreign Currency for a maturity of one month.
“Class”: when used in reference to any Loan or Loans, refers to whether such Loan or Loans, are Dollar Loans or Multicurrency Loans; when used in reference to any Lender, refers to whether such Lender is a Dollar Lender or a Multicurrency Lender; and, when used in reference to any Revolving Commitment, refers to whether such Revolving Commitment is a Dollar Commitment or a Multicurrency Commitment.
“CLO Equity Investment”: an equity investment held by a Pledged Loan Party or an Affiliated Investor in a CLO Issuer.
“CLO Issuer”: an Affiliate of the Parent Borrower that is consolidated with the Parent Borrower for financial reporting purposes under GAAP and issues asset-backed securities commonly referred to as “collateralized loan obligations” or “collateralized debt obligations” comprised of Commercial Real Estate Debt Investments and Commercial Real Estate Ownership Investment resulting from the exercise of remedies in relation to any Commercial Real Estate Debt Investments; provided that no CLO Issuer shall have any Indebtedness other than Non-Recourse Indebtedness.
“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 28, 2022.
“CMBS”: mortgage pass-through certificates or other securities (other than any derivative security) issued pursuant to a securitization of commercial real estate securities or loans.
“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Domestic Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Commercial Real Estate Debt Investment”: a commercial mortgage loan or other commercial real estate-related debt investment (including any land loan, construction loan or other loan secured by land, but excluding any CMBS).
“Commercial Real Estate Ownership Investment”: a fee simple interest in commercial real property. For purposes of the definition of “Maximum Permitted Outstanding Amount”, a Portfolio consisting entirely of Commercial Real Estate Ownership Investments, as defined above, shall be deemed to be a single Commercial Real Estate Ownership Investment.
“Commitment Fee Rate”: (a) as to Dollar Commitments, (i) at any time that the Facility Utilization of the Dollar Commitments is below 50%, 0.35% and (ii) otherwise, 0.25% and (b) as to Multicurrency Commitments, (i) at any time that the Facility Utilization of the Multicurrency Commitments is below 50%, 0.35% and (ii) otherwise, 0.25%; provided that at any time that any Indebtedness described in Section 7.2(h) shall have been incurred and shall remain outstanding, the Commitment Fee Rate with respect to each of the Dollar Commitments and Multicurrency Commitments shall be 1.00%.
“Commitment Increase”: as defined in Section 2.19(a).
“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Parent Borrower substantially in the form of Exhibit B.
“Consolidated Cash Interest Expense”: for any period, that portion of Consolidated Interest Expense for such period that is paid or payable in cash; provided, however, that Consolidated Cash Interest Expense shall exclude (i) any interest expense recognized in such period that is paid from a prefunded interest reserve for such period to the extent the amounts in such prefunded interest reserve were included in Consolidated Cash Interest Expense in a prior period and (ii) any fees and expenses accounted for as deferred financing costs.
“Consolidated EBITDA”: for any period, Adjusted Distributable Earnings plus an amount which, in the determination of Adjusted Distributable Earnings for such period, has been deducted (and not added back) for, without duplication, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income of the Parent Borrower and its Consolidated Subsidiaries (provided that Consolidated EBITDA shall, solely with respect to the Consolidated EBITDA attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount) and (iii) preferred dividends.
“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) (i) Consolidated EBITDA for such period plus (ii) Consolidated Lease Expense for such period to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense for such period, (b) Consolidated Lease Expense for such period that is paid or payable in cash, (c) the aggregate amount actually paid by the Parent Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Revolving Loans) incurred in connection with such expenditures), (d) scheduled payments made during such period on account of principal of Indebtedness of the Parent

Borrower or any of its Consolidated Subsidiaries (excluding ~~(i) scheduled principal payments and any payment at maturity in respect of Extended Loans and (ii)~~ scheduled principal payments made by the Parent Borrower or a Consolidated Subsidiary that are paid solely from funds collected as principal due under another credit facility in which the Parent Borrower or such Consolidated Subsidiary, as applicable, is the lender) and (e) the amount of Restricted Payments paid or required to be paid by the Parent Borrower in cash during such period in respect of any of its preferred Capital Stock.

“Consolidated Group Pro Rata Share”: with respect to any Non Wholly-Owned Consolidated Affiliate, the percentage interest held by the Parent Borrower and its Wholly-Owned Subsidiaries, in the aggregate, in such Non Wholly-Owned Consolidated Affiliate determined by calculating the percentage of Capital Stock of such Non Wholly-Owned Consolidated Affiliate owned by the Parent Borrower and its Wholly-Owned Subsidiaries.
“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Parent Borrower and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Consolidated Subsidiaries (including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and (ii) for the avoidance of doubt, total interest expense of each CLO Issuer for such period with respect to all outstanding Indebtedness of such CLO Issuer); provided that Consolidated Interest Expense shall, with respect to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the total cash interest expense (determined in accordance with GAAP) of such Non Wholly-Owned Consolidated Affiliate for such period. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, all interest expense of the REIT Entity shall be deemed to be interest expense of the Parent Borrower for all purposes of the Loan Documents (including without limitation any financial definitions) to the extent not otherwise constituting interest expense of the Parent Borrower.
“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Parent Borrower and its Consolidated Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.
“Consolidated Leverage Ratio”: at any date, the ratio of (a) Consolidated Total Debt on such day to (b) Total Asset Value as of such date.
“Consolidated Subsidiaries”: as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP; provided that, with respect to the Parent Borrower, “Consolidated Subsidiaries” shall include each CLO Issuer (for the avoidance of doubt, whether or not such CLO Issuer is a Subsidiary).
“Consolidated Tangible Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries under stockholders’ equity at such date plus (i) accumulated depreciation and (ii) amortization of real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate, in each case, of the Parent Borrower and its Consolidated Subsidiaries on such date (provided that the amounts described in the foregoing clauses (i) and (ii) shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount) minus the Intangible Assets of the Parent Borrower and its Consolidated Subsidiaries on such date (provided that any such amount deducted with respect to deferred financing costs shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount); provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715: Compensation - Retirement Benefits; provided further that the net investment in any assets removed from the Parent Borrower’s balance sheet due to obtaining variable interest entity status shall not be included in the calculation of “Consolidated Tangible Net Worth”.
“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Parent Borrower and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall (i) exclude any Indebtedness attributable to a Specified GAAP Reportable B Loan Transaction (other than that attributable to any CLO Issuer), (ii) include all Indebtedness of each CLO Issuer and (iii) solely with respect to the Indebtedness of any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such Indebtedness.
“Consolidating Information”: as defined in Section 6.1.
“Continuing Directors”: the directors of the REIT Entity on the ~~Closing~~Amendment No. 1 Effective Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, (i) such other director’s nomination for election to the board of directors of the REIT Entity is recommended by at least a majority of the then Continuing Directors in his or her election by the shareholders of the REIT Entity or (ii) such other director is approved by the board of directors of the REIT Entity as a director candidate prior to his or her election.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”: the possession, directly or indirectly, of the power to veto, direct or cause the direction of the management or fundamental policies of a Person, whether through the ability to exercise voting power, by contract or otherwise which for purposes of this definition shall include, among other things, ownership of Capital Stock having at least 50% of the voting interests of a Person or having majority control of a board of directors or equivalent governing body of a Person.
“Control Agreement”: a deposit account control agreement or securities account control agreement, as applicable, executed by a Domestic Loan Party, the Administrative Agent and the applicable depository bank or securities intermediary granting the Administrative Agent control over the applicable deposit account or securities account, which agreement shall be in form and substance satisfactory to the Administrative Agent.
“Convertible Notes”: convertible notes that are issued by the Parent Borrower in a transaction permitted by Section 7.2.
“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party”: as defined in Section 10.23.
“Credit Party”: the Administrative Agent, any Issuing Lender or any other Lender and, for the purposes of Section 10.13 only, any other Agent and the Arranger.
“Currency”: Dollars or any Foreign Currency.
“Daily Simple RFR” for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Swiss Francs, SARON for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day and (iii) Dollars, Daily Simple SOFR~~.~~ (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate); provided that, in each case, if the Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the applicable Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Parent Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Parent Borrower’s receipt, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent made in writing to the Parent Borrower and each Lender that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.
“Default Right”: as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock other than Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock other than Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the ~~Latest~~Revolving Termination Date.

~~“Distributable Earnings”: for any period, net income determined in accordance with GAAP of the Parent Borrower and its consolidated Subsidiaries and excluding (but only to the extent included in determining net income for such period) (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the REIT Entity’s formation or other strategic transactions, (iii) incentive fees payable under that certain Management Agreement, dated as of January 31, 2018, by and among CLNC Manager, LLC, the REIT Entity and the Parent Borrower in respect of periods prior to April 30, 2021, (iv) acquisition costs from successful acquisitions (other than acquisitions made in the ordinary course of business), (v) gains or losses from sales of real estate property and impairment write-downs of depreciable real estate, including unconsolidated joint ventures and preferred equity investments, (vi) CECL reserves determined by probability of default / loss given default model, (vii) depreciation and amortization, (viii) any unrealized gains or losses or other similar non-cash items that are included in net income for such period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (ix) extraordinary or non-recurring gains or losses and (x) one-time events pursuant to changes in U.S. GAAP and (xi) certain material non-cash income or expense items that in the judgment of the Parent Borrower should not be included in Distributable Earnings ; provided, that Distributable Earnings shall, solely with respect to the Distributable Earnings attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount.~~
“Distribution Account”: as defined in Section 6.14(a).
“Distributions”: (a) any and all dividends, distributions or other payments or amounts made, or required to be paid or made to a Domestic Loan Party by any Affiliated Investor who, directly or indirectly, owns an Investment Asset, including, without limitation, any distributions of payments to such Domestic Loan Party in respect of principal, interest or other amounts relating to such Investment Asset owned, directly or indirectly, by such Affiliated Investor and (b) any and all amounts owing to such Domestic Loan Party from the disposition, dissolution or liquidation of any such Affiliated Investor referred to in clause (a) above (or any direct or indirect parent thereof) or from the issuance or sale of Capital Stock of such Affiliated Investor (or any direct or indirect parent thereof).
“Dividing Person”: the meaning assigned to it in the definition of “Division”.
“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor”: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar Commitment”: with respect to each Dollar Lender, the amount of each Lender’s Dollar Commitment set forth on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Lenders’ Dollar Commitments as of the Closing Date was $0. The aggregate amount of the Lenders’ Dollar Commitments as of the Amendment No. 1 Effective Date is $0.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Agreed Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Agreed Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Agreed Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters, chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange for the purchase of Dollars with the Agreed Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Dollar Lender”: each Person listed on Schedule 1.1A as having a Dollar Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume Dollar Commitments or to acquire Revolving Dollar Extensions of Credit, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.
“Dollar Loan”: with respect to a Borrower, a Loan denominated in Dollars made to such Borrower by a Dollar Lender pursuant to its Dollar Commitment.
“Dollar Revolving Percentage”: as to any Dollar Lender at any time, the percentage which such Dollar Lender’s Dollar Commitment then constitutes of the Total Dollar Commitments or, at any time after the Dollar Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Dollar Lender’s Dollar Loans then outstanding constitutes of the aggregate principal amount of the Dollar Loans then outstanding.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Borrower”: any Borrower organized under the laws of any jurisdiction within the United States.
“Domestic Loan Party”: any Loan Party organized under the laws of any jurisdiction within the United States.
“Domestic Subsidiary”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible CRE Development Investments”: as defined in clause (5) of the definition of “Maximum Permitted Outstanding Amount”.
“Eligible Jurisdiction”: each of Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom (or, as the case may be, England, Scotland, Wales and Northern Ireland), provided that the Administrative Agent may, in its sole discretion, remove one or more of the countries comprising the Eligible Jurisdictions and subsequently add one or more countries back as Eligible Jurisdictions.
“Entitled Person”: as defined in Section 10.22.
“Environmental Laws”: any and all laws (including common law), treaties, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“Equity Investment Asset Issuer”: (i) each issuer of a Preferred Equity Investment, (ii) each issuer of an Existing Private Equity Interest, in each case, including any Subsidiary thereof and (iii) each CLO Issuer.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate”: any entity, trade or business (whether or not incorporated) that, is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA or, together with any Group Member, is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any

ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan, Group Member, or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time ~~two TARGET Days prior to the commencement of such Interest Period~~on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower.
“EURIBOR Tranche”: the collective reference to EURIBOR Loans under the Revolving Facility and the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Euro”: refers to the ~~lawful money~~single currency of the Participating Member States.
“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excluded Foreign Subsidiary”: (1) any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower, (2) any Domestic Subsidiary substantially all of whose assets consist of equity interests in an Excluded Foreign Subsidiary or (3) any Domestic Subsidiary of an Excluded Foreign Subsidiary.

“Excluded Subsidiary”: any Subsidiary (other than a Subsidiary Borrower) that (i) is an Immaterial Subsidiary, (ii) has or is reasonably expected to incur (or has or is reasonably expected to become an obligor with respect to) secured Indebtedness within 120 days (or by such later date as the Administrative Agent may agree in its sole discretion) of becoming subject to the requirements of Section 6.10(c) hereof that (x) is owed to a Person that is not an Affiliate of the Parent Borrower or any Subsidiary thereof and (y) by its terms does not permit such Subsidiary to guarantee the Obligations of the Parent Borrower, (iii) is an Intermediate Holdco Subsidiary or (iv) has as its primary purpose to perform management, investment advisory, deal sourcing, loan servicing or employment functions for the Group Members, which in any event shall include (A) BrightSpire Capital Advisors, LLC, (B) BrightSpire Capital US, LLC, (C) BrightSpire Capital Asset Management, LLC and (D) BrightSpire Capital Acquisitions, LLC; provided that, with respect to this clause (iv), any such Subsidiary shall only constitute an Excluded Subsidiary pursuant to this clause (iv) for so long as (x) such Subsidiary does not have any Indebtedness other than intercompany Indebtedness owed to the Parent Borrower, (y) there shall be no Liens securing Indebtedness on the ~~Equity Interests~~Capital Stock of such Subsidiary or the assets of such Subsidiary and (z) it has as its primary purpose to perform management, investment advisory, deal sourcing, loan servicing or employment functions for the Group Members.
“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation, if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would otherwise have become effective with respect to such Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party (or any direct or indirect investor therein) being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.14(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the preamble hereto.
“Existing Lender”: as defined in Section 10.24(b).
“Existing Private Equity Interests”: any limited partner, limited liability company membership or other similar equity interest in private equity fund(s), to the extent such equity interests are owned on February 1, 2018 by a Pledged Loan Party or an Unlevered Affiliated Investor.
~~“Extended Commitments”: as defined in Section 2.20.~~
~~“Extended Loans”: as defined in Section 2.20.~~
~~“Extended Termination Date”: as defined in Section 2.20.~~
~~“Extension Date”: as defined in Section 2.20.~~
~~“Extension Option”: as defined in Section 2.20.~~
“Facility Utilization”: at any date, the amount (expressed as a percentage) equal to (a) in the case of the Dollar Commitments, (x) the Total Dollar Extensions of Credit divided by (y) the Total Dollar Commitments and (b) in the case of Multicurrency Commitments, (x) the Total Multicurrency Extensions of Credit divided by (y) the Total Multicurrency Commitments.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
~~“Fee Payment Date”: (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.~~
“First Priority Commercial Real Estate Debt Investments”: any Commercial Real Estate Debt Investment secured by a first priority Lien on the underlying asset (which, for the avoidance of doubt, shall not include any “B-note” or “B-piece” or any other junior tranche of an investment) and with respect to which no other Indebtedness has been incurred that is prior in right of payment in any respect; provided, however, that for purposes of the definition of “Maximum Permitted Outstanding Amount” and the component definitions thereof, such investment shall constitute a First Priority Commercial Real Estate Debt Investment only if held by a Pledged Loan Party or an Unlevered Affiliated Investor. For clarity, a Portfolio consisting entirely of First Priority Commercial Real Estate Debt Investments, as defined above, shall be deemed to be a single First Priority Commercial Real Estate Debt Investment.

“First Priority Commercial Real Estate Investments”: collectively, (a) any First Priority Commercial Real Estate Debt Investment and (b) any unencumbered Commercial Real Estate Ownership Investment (excluding land) that is wholly-owned by an Unlevered Affiliated Investor.
“Fitch”: Fitch Ratings and its successors.
“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the ~~Adjusted~~ Term SOFR Rate, Adjusted EURIBOR Rate, each ~~Adjusted~~ Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of ~~Adjusted~~ Term SOFR Rate, Adjusted EURIBOR Rate, each ~~Adjusted~~ Daily Simple RFR or the Central Bank Rate shall be 0%.
“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.
“Foreign Borrower”: any Subsidiary Borrower that is not a Domestic Subsidiary.
“Foreign Currency”: at any time, any Currency other than Dollars.
“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.
“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.
“Foreign Subsidiary”: any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.
“Funding Office”: with respect to any Currency, the ~~office of~~applicable office or offices as described in an Administrative Questionnaire provided by the Administrative Agent ~~specified in Section 10.2~~to the Borrower from time to time for such Currency or such other office as may be specified from time to time by the Administrative Agent as its funding office for such Currency by written notice to the Parent Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the requirements and limitations imposed by such financial covenants, standards or terms shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Parent Borrower and its Subsidiaries.
“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Parent Borrower, each Subsidiary Guarantor and the Administrative Agent, substantially in the form of Exhibit A.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.
“Immaterial Subsidiary”: as of any date, a Subsidiary that, together with its Consolidated Subsidiaries, as of the last day of the most recent fiscal quarter of the Parent Borrower for which consolidated financial statements have been delivered in accordance with Section 6.1 (x) did not have (a) assets with a value in excess of 2.0% of Total Asset Value or (b) Consolidated EBITDA representing in excess of 2.0% of Consolidated EBITDA for the four fiscal quarters ending on such last day and (y) when taken together with all other Immaterial Subsidiaries on a consolidated basis as of such date, did not have assets with a value in excess of 10.0% of the Total Asset Value as of such date or Consolidated EBITDA representing in excess of 10.0% of Consolidated EBITDA for the four fiscal quarters ending on such date, each calculated by reference to the latest consolidated financial statements delivered to the Administrative Agent in accordance with Section 6.1. Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement and the other Loan Documents by written notice to the Administrative Agent.
“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.19(a).
“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G.
“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person (except for Capital Stock (x) mandatorily redeemable as a result of a change of control or asset sale so long as any rights of the holders thereof upon such occurrence shall be subject to the prior Payment in Full of the Obligations or (y) mandatorily redeemable not prior to the date that is 91 days after Payment in Full), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, all Indebtedness of the REIT Entity shall be deemed to be Indebtedness of the Parent Borrower for all purposes of the Loan Documents (including without limitation any financial definitions) to the extent not otherwise constituting Indebtedness of the Parent Borrower. For the avoidance of doubt, all indebtedness of a CLO Issuer shall constitute “Indebtedness” for all purposes of the Loan Documents (including without limitation any financial definitions).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee”: as defined in Section 10.5.
“Independent Valuation Provider”: as defined in Section 10.18.
~~“Initial Revolving Termination Date”: January 31, 2026.~~
“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intangible Assets”: assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs; provided, however, that Intangible Assets shall not include real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Coverage Ratio”: for any fiscal quarter, the ratio of (i) (x) the portion of Consolidated EBITDA for such fiscal quarter attributable to investments included in the Maximum Permitted Outstanding Amount at any point during such fiscal quarter (provided that the calculation of such portion of Consolidated EBITDA (A) shall exclude general corporate-level expense and (B) shall not include any add backs of interest expense other than the interest expense related to the Revolving Facility) multiplied by (y) 4 to (ii) Assumed Facility Interest Expense with respect to such fiscal quarter.
“Interest Election Request”: a request by the Parent Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.7, which shall be substantially in the form ~~of Exhibit E or any other form~~ approved by the Administrative Agent and separately provided to the Borrower.
“Interest Payment Date”: (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Revolving Termination Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Termination Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Revolving Termination Date.
“Interest Period”: with respect to any Term Benchmark Borrowing, the period commencing on the date of such Revolving Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Parent Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.11(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Revolving Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Borrowing.
“Intermediate Holdco Subsidiary”: a Subsidiary of the Parent Borrower designated as an Intermediate Holdco Subsidiary by the Parent Borrower in writing to the Administrative Agent and which (i) does not own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than direct or indirect ownership interests in a Subsidiary Guarantor or another Intermediate Holdco Subsidiary, (ii) does not conduct, transact or otherwise engage in, and does not commit to conduct, transact, or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of a Subsidiary Guarantor or another Intermediate Holdco Subsidiary and (iii) incurs no Indebtedness other than certain intercompany obligations owing to the Parent Borrower or any other Subsidiary of the Parent Borrower.
“Investment Asset”: (i) a Commercial Real Estate Debt Investment, (ii) a Commercial Real Estate Ownership Investment, (iii) a Preferred Equity Investment, (iv) a CLO Equity Investment, (v) CMBS, (vi) any Portfolio of any of the foregoing, in each case to the extent owned by a Pledged Loan Party or any other Person in which a Domestic Loan Party, directly or indirectly, owns any Capital Stock or (vii) an Existing Private Equity Interest.
“Investment Asset Review”: as defined in Section 10.18.
“Investment Grade CMBS”: any CMBS having a rating of Baa3 or BBB- (or the equivalent with a stable or better outlook) or higher by at least two Rating Agencies (it being acknowledged that such securities may also have a lower rating from, or may not be rated by, one Rating Agency).
“Investment Location”: (i) with respect to a Commercial Real Estate Debt Investment, (x) to the extent such Commercial Real Estate Debt Investment is secured, the jurisdiction in which the underlying commercial real property subject to such Commercial Real Estate Debt Investment is located and (y) to the extent such Commercial Real Estate Debt Investment is unsecured, the jurisdiction of the governing law of the contract governing such Commercial Real Estate Debt Investment; (ii) with respect to a Specified GAAP Reportable B Loan Transaction, the jurisdiction of the governing law of the contracts governing such Specified GAAP Reportable B Loan Transaction; (iii) with respect to a Commercial Real Estate Ownership Investment, the jurisdiction in which such Commercial Real Estate Ownership Investment is physically located; (iv) with respect to a CLO Equity Investment, the jurisdiction in which the CLO Issuer is organized; (v) with respect to a Preferred Equity Investment, the jurisdiction in which the issuer of such Preferred Equity Investment is organized; (vi) with respect to CMBS, the jurisdiction of the governing law of the contracts governing such CMBS; (vii) with respect to an Existing Private Equity Interest, the jurisdiction in which the issuer of such Existing Private Equity Interest is organized; or (viii) with respect to a Portfolio of any of the foregoing, the Investment Location of each Investment Asset in such Portfolio (and it being agreed that if the Investment Location of any Investment Asset in such Portfolio shall be deemed to be a Non-Qualifying Location, then only such Investment Asset, and not the Portfolio as a whole, shall be deemed to have an Investment Location in a Non-Qualifying Location). Notwithstanding the foregoing, if any (a) Equity Investment Asset Issuer, (b) Affiliated Investor, (c) underlying real estate asset relating to an Investment Asset or (d) Affiliate of the Parent Borrower that directly or indirectly owns an underlying real estate asset relating to an Investment Asset to the extent that the ownership interest attributable to such Affiliate contributes or results in a contribution to the calculation of the Maximum Permitted Outstanding Amount, in each case, is located in a Non-Qualifying Location, then the Investment Location of each Investment Asset owned directly or indirectly by such Person or to which such underlying real estate asset relates, as applicable, shall be deemed to have an Investment Location in a Non-Qualifying Location. For purposes of the foregoing sentence, each Person shall be located in the jurisdiction in which it is organized and each underlying real estate asset shall be located in the jurisdiction in which such real estate asset is physically located.
“Investments”: as defined in Section 7.7.
“IRS”: the United States Internal Revenue Service.
“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender”: each of JPMorgan Chase Bank, N.A., Bank of America, N.A.~~, Barclays Bank PLC~~  and Morgan Stanley Senior Funding, Inc. (or, in each case, any affiliate thereof) and any other Revolving Lender approved by the Administrative Agent and the Parent Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Lender with respect thereto.
“Junior Priority Commercial Real Estate Debt Investments”: (a) all Commercial Real Estate Debt Investments that are not First Priority Commercial Real Estate Debt Investments and (b) any Specified GAAP Reportable B Loan Transactions, in each case, to the extent held by (i) a Pledged Loan Party or (ii) an Unlevered Affiliated Investor; provided that Junior Priority Commercial Real Estate Debt Investments shall not include any CLO Equity Investments or Non-Performing Loans. For purposes of the definition of “Maximum Permitted Outstanding Amount”, a Portfolio consisting of Junior Priority Commercial Real Estate Debt Investments, as defined above, shall be deemed to be a single Junior Priority Commercial Real Estate Debt Investment.
“L/C Cash Collateral Account”: as defined in Section 3.1(c).
“L/C Commitment”: as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Issuing Lender becomes a party thereto (its “Initial L/C Commitment”), in each case, as the same may be changed from time to time pursuant to the terms hereof; provided, that the amount of any Issuing Lender’s L/C Commitment may be (i) increased subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent), (ii) decreased, but only to the extent it is not decreased below the Initial L/C Commitment of such Issuing Lender, subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent) or (iii) decreased at the option of the Parent Borrower on a ratable basis for each Issuing Lender outstanding at the time of such reduction (and notified to the Issuing Lenders and the Administrative Agent).
“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Multicurrency Revolving Percentage of the total L/C Exposure at such time.
“L/C Obligations”: as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate Dollar Equivalent of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Multicurrency Lenders other than the Issuing Lender with respect to such Letter of Credit.
~~“Latest Termination Date”: January 31, 2027.~~
“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Lender-Related Person”: the Arranger, the Administrative Agent, or any Lender or their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons.
“Lenders”: collectively, the Dollar Lenders and the Multicurrency Lenders. Unless the context otherwise requires, the term “Lenders” includes the Issuing Lenders.
“Letters of Credit”: as defined in Section 3.1(a).
“Liabilities”: any losses, claims (including interparty claims), demands, damages or liabilities of any kind.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“LLC”: any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, each Subsidiary Borrower Joinder Agreement, the Security Documents, the Notes, the REIT Guaranty (if applicable) and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: each Group Member that is a party to a Loan Document.
“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Indebtedness”: Indebtedness (other than the Loans) in an aggregate principal amount in excess of $25,000,000.
“Material Subsidiary”: any Subsidiary other than an Immaterial Subsidiary.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, mold, radon, or any substance (whether in gas, liquid or solid form), defined, classified or regulated as hazardous or toxic or as a pollutant, contaminant, or waste (or words of similar meaning), in, or that could give rise to liability under, any Environmental Law.
“Maximum Permitted Increase Amount”: $~~135,000,000~~60,000,000.
“Maximum Permitted Outstanding Amount”: at any time, an amount that is equal to ~~(x) during the period from and after the Closing Date and prior to the Initial Revolving Termination Date, 100% and (y) during the period from and after the Initial Revolving Termination Date when the Parent Borrower has exercised an Extension Option, 90%, in each case, of~~  the sum of (it being understood that in no event shall any Investment Asset contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount pursuant to more than one lettered clause below)~~;~~:
(a)    with respect to each First Priority Commercial Real Estate Debt Investment that does not contain any Non-Performing Loans, the product of 65% multiplied by the Adjusted Net Book Value of such First Priority Commercial Real Estate Debt Investment that does not contain any Non-Performing Loans, plus
(b)    with respect to each First Priority Commercial Real Estate Investment (other than any First Priority Commercial Real Estate Debt Investment), the product of 55% multiplied by the Adjusted Net Book Value of such First Priority Commercial Real Estate Investment, plus

(c)    with respect to each Junior Priority Commercial Real Estate Debt Investment, the product of 40% multiplied by the Adjusted Net Book Value of such Junior Priority Commercial Real Estate Debt Investment, plus
(d)    with respect to each Investment Grade CMBS that is wholly-owned by a Pledged Loan Party or an Unlevered Affiliated Investor, the product of 40% multiplied by the Adjusted Net Book Value of such Investment Grade CMBS, plus
(e)    with respect to each CLO Equity Investment with respect to which the assets owned by the applicable CLO Issuer do not contain any Non-Performing Loans (it being understood that there shall be no de minimis threshold as to whether the assets owned by such CLO Issuer contain any Non-Performing Loans, and if such assets contain any Non-Performing Loans clause (f) below shall apply), the product of ~~40~~45% multiplied by the Adjusted Net Book Value of such CLO Equity Investment, plus
(f)    with respect to each CLO Equity Investment with respect to which the assets owned by the applicable CLO Issuer contain any Non-Performing Loans (subject to the limitation set forth in clause (9) of the ~~following~~second proviso ~~below~~of this definition), 30% multiplied by the Adjusted Net Book Value of such CLO Equity Investment, plus
(g)    with respect to each Specified Asset Investment, the product of 30% multiplied by the Adjusted Net Book Value of such Specified Asset Investment, plus
(h)    with respect to each Non-Performing First Priority Loan, the product of 30% multiplied by the Adjusted Net Book Value of such Non-Performing First Priority Loan, plus
(i)    with respect to any Existing Private Equity Interests, the product of 30% multiplied by the Adjusted Net Book Value of such Existing Private Equity Interests, plus
(j)    with respect to each Non-Investment Grade CMBS that is wholly-owned by a Pledged Loan Party or an Unlevered Affiliated Investor, the product of 30% multiplied by the Adjusted Net Book Value of such Non-Investment Grade CMBS;
provided that notwithstanding the foregoing, the Maximum Permitted Outstanding Amount shall be subject to the following concentration limits (it being understood that each percentage limitation set forth in clauses (i) through (ix) below shall be calculated prior to giving effect to any reductions to the Maximum Permitted Outstanding Amount resulting from the application of such percentage limitation):
(i)    in no event shall Existing Private Equity Interests contribute more than 15% in the aggregate of the Maximum Permitted Outstanding Amount;
(ii)    in no event shall any single Investment Asset (it being understood that the following shall be deemed to be a single Investment Asset for purposes of this clause (ii): (x) any portion of any Portfolio held by a single Person that has (or any Affiliated Investor that directly or indirectly owns such Person has) any Indebtedness outstanding and (y) any cross-collateralized assets that are deemed to be a single Investment Asset pursuant to clause (6) of the second proviso of this definition or any cross-guaranteed assets) contribute, directly or indirectly, in excess of 10% of the sum of clauses (a) through (j) above (or, in the case of (x) the ~~Norway Net Lease Portfolio and the~~ Warehouse Distribution Portfolio, in excess of 15% in the aggregate of the sum of clauses (a) through (j) above and (y) any CLO Equity Investment~~, in each case, in~~

~~excess of 15%~~  to the extent that the assets owned by the applicable CLO Issuer do not contain any Non-Performing Loans (it being understood that there shall be no de minimis threshold as to whether the assets owned by such CLO Issuer contain any Non-Performing Loans, and if such assets contain any Non-Performing Loans, the 10% limitation stated above in this clause (ii) shall apply), more than 20% in the aggregate of the sum of clauses (a) through (j) above);
(iii)    Specified Asset Investments shall not contribute more than ~~35~~30% in the aggregate of the Maximum Permitted Outstanding Amount; provided that if the Parent Borrower or any of its Affiliates Dispose of the Warehouse Distribution Portfolio ~~or the Norway Net Lease~~, then Specified Asset Investments shall not contribute more than ~~30~~25% in the aggregate of the Maximum Permitted Outstanding Amount;
(iv)    the sum of (i) Non-Performing Loans and (ii) Preferred Equity Investment with respect to which any dividends required to be paid in cash are in arrears shall not contribute more than 10% in the aggregate of the Maximum Permitted Outstanding Amount; provided that all Non-Performing Loans (whether constituting a single Investment Asset, owned by a CLO Issuer, constituting part of a Portfolio, a component of any Investment Asset or otherwise contributing, directly or indirectly, to the Maximum Permitted Outstanding Amount) shall be assessed on a look-through basis;
(v)    Investment Assets constituting interests in securitizations (which, for the avoidance of doubt, shall include CLO Equity Investments) shall not contribute more than 45% in the aggregate of the Maximum Permitted Outstanding Amount;
(vi)    not less than 95% of the Maximum Permitted Outstanding Amount shall be attributable to Investment Assets having an Investment Location in a Qualifying Location;
(vii)    Eligible CRE Development Investments shall not contribute more than ~~(x) on or prior to the date that is twelve months after the Closing Date, 20% in the aggregate of the Maximum Permitted Outstanding Amount and (y) after the date that is twelve months after the Closing Date, 15~~5% in the aggregate of the Maximum Permitted Outstanding Amount;
(viii)    Investment Assets constituting (i) Specified Asset Investments and (ii) interests in securitizations (which, for the avoidance of doubt, shall include CLO Equity Investments) shall not contribute, in the aggregate, more than 70% in the aggregate of the Maximum Permitted Outstanding Amount; and
(ix)    Qualified Non-Pledged Assets shall not contribute more than 15% in the aggregate of the Maximum Permitted Outstanding Amount; provided that, Qualified Non-Pledged Assets that do not constitute Existing Private Equity Interests shall not contribute more than 10% in the aggregate of the Maximum Permitted Outstanding Amount;
provided, further, that the following additional restrictions shall apply to the calculation of the Maximum Permitted Outstanding Amount:
(1)    no Investment Asset shall contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount if (x) any Affiliated Investor that directly or indirectly owns such Investment Asset is in default with respect to any of its Indebtedness that is material in relation to the value of such Investment Asset or (y) such Investment Asset (or the real estate to which such

Investment Asset relates) is the subject of any proceedings under any Debtor Relief Law at such time;
(2)    no Investment Asset securing any Warehouse Facility shall contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount for so long as such Investment Asset secures any Warehouse Facility;
(3)    the Adjusted Net Book Value used in the calculations set forth in clauses (a) through (j) above with respect to any Investment Asset that is owned, directly or indirectly, by any Excluded Foreign Subsidiary (including, for the avoidance of doubt, any Foreign Borrower that is an Excluded Foreign Subsidiary) shall be limited to 66-⅔% of the Adjusted Net Book Value of such Investment Asset unless the Parent Borrower has otherwise caused all of the Capital Stock in such Foreign Subsidiary to be pledged pursuant to the Guarantee and Collateral Agreement;
(4)    in no event shall any Investment Asset that does not satisfy the Qualifying Criteria contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount;
(5)    in no event shall any Commercial Real Estate Debt Investment that is secured by undeveloped land or land under development (including land loans and construction loans), or any Commercial Real Estate Ownership Investment in such land, contribute directly or indirectly to the Maximum Permitted Outstanding Amount unless such Commercial Real Estate Debt Investment or Commercial Real Estate Ownership Investment, as applicable, is associated with a development plan and valid land use permits have been issued in connection therewith (“Eligible CRE Development Investments”);
(6)    to the extent that any Non-Recourse Indebtedness secured pursuant to Section 7.3(j) is secured by more than one Investment Asset, (i) the Investment Assets securing such Non-Recourse Indebtedness shall be treated as a single Investment Asset for purposes of calculating the Maximum Permitted Outstanding Amount and (ii) to the extent that such Investment Assets are subject to different advance rates pursuant to clauses (a) through (j) above, the lowest advance rate shall apply;
(7)    in no event shall any Investment Asset that is a Non-Performing Loan or is comprised of any Non-Performing Loan (other than any CLO Equity Investment) contribute directly or indirectly to the Maximum Permitted Outstanding Amount for a period of more than ~~six~~three months; provided that, notwithstanding anything to the contrary in Section 10.1, upon written request of the Parent Borrower, the Required Lenders may agree to extend such ~~six~~three month period by additional three months; provided further that no more than two such three-month extensions shall be granted pursuant to the foregoing proviso with respect to any such Investment Asset;
(8)    on each Reduction Date, the Maximum Permitted Outstanding Amount shall be automatically reduced to 50% of the Maximum Permitted Outstanding Amount that would be determined pursuant to the above before giving effect to this clause (8) ~~(and, if a Reduction Date occurs during the period from and after the Initial Revolving Termination Date when the Parent Borrower has exercised an Extension Option, without giving effect to clause (y) of the lead-in of this definition)~~; provided that if, after the occurrence of a Reduction Date until the occurrence of the next Reduction Date (if any), all outstanding Loans are at any time repaid in full, the

Maximum Permitted Outstanding Amount shall be automatically increased to the Maximum Permitted Outstanding Amount that would be determined pursuant to the above before giving effect to this clause (8) ~~(for the avoidance of doubt, during the period from and after the Initial Revolving Termination Date when the Parent Borrower has exercised an Extension Option, giving effect to clause (y) of the lead-in of this definition)~~; and
(9)    in no event shall any CLO Equity Investment with respect to which Non-Performing Loans constitute more than 10% of the assets owned by the applicable CLO Issuer contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount.
“Moody’s”: Moody’s Investors Service, Inc. and its successors.
“Multicurrency Commitment”: with respect to each Multicurrency Lender, the aggregate amount of each Lender’s Multicurrency Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Closing Date ~~is~~was $165,000,000. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Amendment No. 1 Effective Date is $120,000,000.
“Multicurrency Lender”: each Person listed on Schedule 1.1A as having a Multicurrency Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Extensions of Credit, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.
“Multicurrency Loan”: with respect to a Borrower, a Loan denominated in Dollars or an Agreed Foreign Currency made to such Borrower under the Multicurrency Commitments with respect to such Borrower.
“Multicurrency Revolving Percentage”: as to any Multicurrency Lender at any time, the percentage which such Multicurrency Lender’s Multicurrency Commitment then constitutes of the Total Multicurrency Commitments or, at any time after the Multicurrency Commitments shall have expired or terminated, the percentage which the Dollar Equivalent of the aggregate principal amount of such Multicurrency Lender’s Multicurrency Loans then outstanding constitutes of the Dollar Equivalent of the aggregate principal amount of the Multicurrency Loans then outstanding.
“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds (including Cash Equivalents) received from such issuance or incurrence (excluding, in the case of any issuance in exchange for the contribution of any Investment Asset, any incidental cash or Cash Equivalents associated with such Investment Asset), net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, taxes paid or reasonably estimated to be payable, and other customary fees and expenses actually incurred in connection therewith that are actually received by (x) a Loan Party or (y) a Subsidiary that is not a Loan Party to the extent such cash proceeds are distributable to a Loan Party (but only as and when distributable) and not otherwise required pursuant to the terms of such issuance of Capital Stock to be applied to the acquisition of any Investment Asset.

“New Lender”: as defined in Section 2.19(b).
“New Lender Supplement”: as defined in Section 2.19(b).
“New Subsidiary”: as defined in Section 6.10(c).
“Non-Investment Grade CMBS”: any CMBS, other than any Investment Grade CMBS, having a rating of Ba3 or BB- (or the equivalent with a stable or better outlook) or higher by at least two Rating Agencies (it being acknowledged that such securities may also have a lower rating from, or may not be rated by, one Rating Agency).
“Non-Performing First Priority Loan”: a Non-Performing Loan that constitutes a First Priority Commercial Real Estate Debt Investment; provided, however, that for purposes of the definition of “Maximum Permitted Outstanding Amount” and the component definitions thereof, such investment shall constitute a Non-Performing First Priority Loan only if held by a Pledged Loan Party.
“Non-Performing Loan”: as of any date of determination, any accruing Commercial Real Estate Debt Investment (x) past due by 90 or more days, (y) on non-accrual status or (z) with respect to which there is a payment default and any applicable grace period has expired.
“Non-Qualifying Location”: each location that is not a Qualifying Location.
“Non-Recourse Indebtedness”: Indebtedness of a Person as to which no Loan Party (a) provides any Guarantee Obligation or credit support of any kind (including any undertaking, Guarantee Obligation, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case except for (i) customary exceptions for bankruptcy filings, fraud, misrepresentation, misapplication of cash, waste, failure to pay taxes, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse or tax-exempt financings of real estate and (ii) the direct parent company of the primary obligor in respect of the Indebtedness may provide a limited pledge of the equity of such obligor to secure such Indebtedness so long as the lender in respect of such Indebtedness has no other recourse (except as permitted pursuant to the immediately preceding clause (i)) to such direct parent company except for such equity pledge (such pledge, a “Non-Recourse Pledge”).
“Non-Recourse Pledge”: as defined in the definition of “Non-Recourse Indebtedness”.
“Non-U.S. Lender”: ~~(a) if the applicable Borrower is a U.S. Person, a Lender, with respect to such Borrower,~~any Lender that is not a U.S. Person~~, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes~~.
“Non-Wholly-Owned Consolidated Affiliate”: each Consolidated Subsidiary of the Parent Borrower in which less than 100% of each class of the Capital Stock (other than directors’ qualifying shares, if applicable) of such Consolidated Subsidiary are at the time owned, directly or indirectly, by the Parent Borrower.
~~“Norway Net Lease”: that certain class A office campus located in Stavenger, Norway and referred to as “Equinor” in diligence materials provided to the Administrative Agent prior to the Closing Date.~~

“Notes”: the collective reference to any promissory note evidencing Loans.
“Notice of Designation”: as defined in Section 2.21(a)(i).
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Objecting Lender”: as defined in Section 2.21(d).
“Obligations”: (i) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrowers to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Secured Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise and (ii) all indebtedness, liabilities, duties, indemnities and obligations of any Loan Party owing to JPMorgan Chase Bank, N.A. or any Affiliate of JPMorgan Chase Bank, N.A. in connection with or relating to any Distribution Account maintained by such Loan Party at JPMorgan Chase Bank, N.A. or such Affiliate, including, without limitation, those arising under all instruments, agreements or other documents executed in connection therewith or relating thereto; provided that, with respect to any Subsidiary Guarantor, “Obligations” shall exclude any Excluded Swap Obligations of such Subsidiary Guarantor.
“Organizational Documents”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person.
“Other Agreed Currency”: all other Agreed Foreign Currencies that are not Euros, Pounds Sterling or Swiss Francs.
“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party (or any direct or indirect investor therein) and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Outbound Investment Rules”: the regulations administered and enforced, together with any related public guidance issued, by the U.S Department of the Treasury under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant”: as defined in Section 10.6(c).
“Participant Register”: as defined in Section 10.6(c).
“Participating Member State”: any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Payment”: as defined in Section 9.12.
“Payment in Full”: with respect to any Obligations, that each of the following shall have occurred: (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, and (ii) Obligations of the Loan Parties under any Secured Swap Agreement that, by its terms or in accordance any consent obtained from the counterparty thereto, is not required to be terminated in connection with the termination of the Loan Documents), (b) the termination or expiration of all of the Revolving Commitments and (c) no Letters of Credit shall be outstanding.
“Payment Notice”: as defined in Section 9.12.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA and any successor entity performing similar functions.
“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Permitted Warehouse Borrower”: as defined in the definition of “Permitted Warehouse Indebtedness”.
“Permitted Warehouse Equity Pledge” : as defined in the definition of “Permitted Warehouse Indebtedness”.

“Permitted Warehouse Indebtedness”: Warehouse Indebtedness incurred directly by any Subsidiary that is not a Loan Party (a “Permitted Warehouse Borrower”), and, to the extent guaranteed, (i) is guaranteed only by a Domestic Loan Party (except that the direct parent company of a Permitted Warehouse Borrower may provide a limited pledge of the equity of such Permitted Warehouse Borrower to secure the Permitted Warehouse Indebtedness so long as the lender in respect of such Warehouse Indebtedness has no other recourse (other than the rights described in clause (b) of the definition of Non-Recourse Indebtedness) to such direct parent company except for such pledge) (any such pledge, a “Permitted Warehouse Equity Pledge”) and (ii) such guarantee is limited to standard securitization undertakings and the recourse thereunder is limited to 25% of such Warehouse Indebtedness; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Parent Borrower or its Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness over (y) the aggregate (without duplication of amounts) realizable value of the assets which secure such Warehouse Indebtedness, shall not be Permitted Warehouse Indebtedness; provided, further, that to the extent the recourse percentage exceeds the 25% level described in clause (ii) above, the portion of such Indebtedness equal to the product of (A) the amount by which such percentage exceeds 25% (expressed as a percentage) multiplied by (B) the principal amount of such Indebtedness (x) shall not constitute Permitted Warehouse Indebtedness (but, for clarity, the remaining balance after deducting the amount determined pursuant to this proviso shall in any event constitute Permitted Warehouse Indebtedness) and (y) shall only be incurred in reliance on Section 7.2(d) or (n). For purposes of this definition, “realizable value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Parent Borrower in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) the face value of such asset and (y) the market value of such asset as determined in accordance with the agreement governing the applicable Warehouse Indebtedness; provided, however, that the realizable value of any asset described in clause (i) or (ii) above for which an unaffiliated third party has a binding contractual commitment to purchase from the Parent Borrower or a Subsidiary shall be the minimum price payable to the Parent Borrower or such Subsidiary for such asset pursuant to such contractual commitment.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Affiliate”: a corporation, limited liability company, partnership or other legal entity which is not a Domestic Loan Party in which a Domestic Loan Party directly owns all or a portion of its equity interests, in each case so long as (i) all of the equity interests owned by such Domestic Loan Party (or, in the case of an Excluded Foreign Subsidiary (including, for the avoidance of doubt, any Foreign Borrower that is an Excluded Foreign Subsidiary), 66-⅔% of the total voting equity interests owned by such Domestic Loan Party) in such Person are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and (ii) such Domestic Loan Party Controls such Person.

“Pledged Loan Party”: each Domestic Loan Party, so long as all of the equity interests in such Domestic Loan Party are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents.
“Portfolio”: a group of Investment Assets purchased by the Parent Borrower on the same date from the same seller in one or a series of related transactions.
“Pounds Sterling”: the lawful currency of England.
“Preferred Equity Investment”: a preferred equity investment held by a Pledged Loan Party or an Affiliated Investor in a Person that (x) is not (except by virtue of such investment) an Affiliate of any Loan Party, and (y) owns one or more Commercial Real Estate Debt Investments and/or Commercial Real Estate Ownership Investments, so long as the documents governing the terms of such preferred equity investment include the following provisions:
(i)     (A) defined requirements for fixed, periodic cash distributions to be paid to the Pledged Loan Party or Affiliated Investor that owns such preferred equity investment in order to provide a fixed return to such Pledged Loan Party or Affiliated Investor on the then unreturned amount of its investment related thereto, with such distributions being required to be paid prior to any distribution, redemption and/or payments being made on or in respect of any other Capital Stock of the issuer of such preferred equity investment, (B) a requirement that proceeds derived from or in connection with (1) any liquidation or dissolution of the issuer of such preferred equity investment, (2) any direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the issuer of such preferred equity investment or (3) any loss, damage to or any destruction of, or any condemnation or other taking of, all or substantially all of the assets of the issuer of such preferred equity investment, including any proceeds received from insurance policies or condemnation awards in connection therewith, shall, in the case of each of subclauses (1) through (3) of this clause (B), be paid to such Pledged Loan Party or Affiliated Investor until such Pledged Loan Party or Affiliated Investor has received an amount equal to the then unreturned amount of its investment related to such preferred equity investment (plus the accrued and unpaid return due and payable thereon) prior to any distribution, redemption and/or payments being made from any such proceeds on or in respect of any other Capital Stock of the issuer of such preferred equity investment and (C) upon the failure of the issuer of such preferred equity investment to comply with the provisions described above in this clause (i) it shall be a default and such Pledged Loan Party or Affiliated Investor shall be entitled to exercise any or all of the remedies described in clauses (ii) and (iii) below;
(ii)     a defined maturity date or mandatory redemption date for such preferred equity investment (excluding any maturity resulting from an optional redemption by the issuer thereof), upon which it is a default if the then unreturned amount of the investment made by such Pledged Loan Party or Affiliated Investor in respect thereof (plus the accrued and unpaid return due and payable thereon) is not immediately repaid to the applicable Pledged Loan Party or Affiliated Investor (and upon such default, in addition to the other remedies enumerated below in clause (iii), the holder of such preferred equity investment is entitled to take control of the issuer thereof and, thereafter, all dividends and distributions by such issuer shall be paid to the holders of the preferred equity investment until the entire unreturned amount of the investment made by such Pledged Loan Party or Affiliated Investor in respect thereof plus all accrued and unpaid return due and payable thereon has been paid to the holders of the preferred equity investment and no distribution, redemption and/or payments shall be made on or in respect of any other equity interest or Capital Stock of the issuer of such preferred equity investment); and
(iii)     default remedies that (A) permit the holders of the preferred equity investment to make any and all decisions formerly reserved to (1) holders of the equity interests or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body) of the issuer of such preferred equity investment, including with respect to the sale of all or any part of the Capital Stock or assets of the issuer of such preferred equity investment, and (B) provide for the elimination of all material consent, veto or similar decision making rights afforded to (1) any holders of the capital stock or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body), of such issuer, provided that such decisions (in the case of clause (A) above) and such consent, veto or similar decision making rights (in the case of clause (B) above) could reasonably be expected to restrict the ability of, compromise or delay the holders of the preferred equity investment from realizing upon and paying from the Capital Stock or the assets of the issuer of the preferred equity investment all amounts due and payable with respect to the preferred equity investment.
“Preferred Equity Issuer”: a Person in which a Pledged Loan Party or an Affiliated Investor makes a Preferred Equity Investment.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding”: as defined in Section 10.5(c).
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.
“Projections”: as defined in Section 6.2(c).
“Properties”: the facilities and properties owned, leased or operated by any Group Member.
“Proposed Foreign Subsidiary Borrower”: as defined in Section 2.21(d).
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC”: has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support”: as defined in Section 10.23.

“Qualified Investment Asset”: an Investment Asset which contributes to the calculation of the Maximum Permitted Outstanding Amount.
“Qualified Non-Pledged Asset”: any Investment Asset that is subject to limitations that prohibit the direct and indirect pledge of equity interests in such Investment Asset, but which otherwise satisfies the Qualifying Criteria. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, including as set forth in the definition of Investment Asset or any component definition thereof, a Qualified Non-Pledged Asset shall be held (and shall be permitted to be held) directly by an Affiliated Holder and shall not be required to be held by a Pledged Loan Party, Pledged Affiliate or Affiliated Investor.
“Qualifying Criteria”: with respect to any Investment Asset the requirements that:
(A)    such Investment Asset is owned (1) with respect to any Investment Asset other than a Qualified Non-Pledged Asset, directly or indirectly by a Pledged Loan Party or a Pledged Affiliate and (2) with respect to any Qualified Non-Pledged Asset, directly by an Affiliated Holder,
(B)    with respect to any Investment Asset other than a Qualified Non-Pledged Asset, the Pledged Loan Party or Affiliated Investor that owns the Investment Asset and each other Loan Party or Affiliated Investor that directly or indirectly owns any Capital Stock in such Pledged Loan Party or Affiliated Investor shall (1) except as otherwise permitted hereunder with respect to any encumbered Commercial Real Estate Ownership Investment (as described in the definition of Specified Asset Investments), have no Indebtedness (other than (x) the Obligations, (y) any other Indebtedness incurred by the Parent Borrower in accordance with Section 7.2(g) and (z) any intercompany obligations owing to the Parent Borrower or any Subsidiary) outstanding at such time, (2) be Solvent at such time, (3) not be subject to any proceedings under any Debtor Relief Law at such time and (4) other than in the case of any Pledged Loan Party or any Pledged Affiliate, be Controlled by a Pledged Affiliate,
(C)    with respect to any Qualified Non-Pledged Asset, each Affiliated Holder that directly or indirectly owns the Qualified Non-Pledged Asset shall (1) have no Indebtedness (other than (x) the Obligations and (y) any intercompany obligations owing to the Parent Borrower or any Subsidiary that is a Subsidiary Guarantor) outstanding at such time, (2) be Solvent at such time, (3) not be subject to any proceedings under any Debtor Relief Law at such time and (4) be Controlled by a Subsidiary that is a Subsidiary Guarantor,
(D)    Adjusted Net Book Value with respect to such Investment Asset shall be included in the calculation of the Maximum Permitted Outstanding Amount only to the extent that there are no contractual or legal prohibitions on the making of dividends, distributions or other payments that, as in effect on any date of determination, are effective to prevent dividends, distributions or other payments from the applicable Investment Asset to, directly or indirectly, a Domestic Loan Party (it being understood that reasonable or customary limitations associated with the timing of distributions or requirements associated with the retention of funds by an Affiliated Investor for the purpose of maintaining working capital, liquidity, reserves or otherwise satisfying funding needs in respect of an Investment Asset shall in any event not constitute prohibitions on dividends, distributions or other payments hereunder),
(E)    except in connection with Indebtedness permitted hereunder with respect to any encumbered Commercial Real Estate Ownership Investment (as described in the definition of Specified Asset Investments), such Investment Asset (excluding, for the avoidance of doubt, any real estate to which such Investment Asset relates and Liens encumbering the assets of any Equity Investment Asset Issuer) shall not be, directly or indirectly, encumbered by any Lien (other than a Lien arising under a Loan Document) at such time, and
(F)    no Investment Asset shall contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount unless (1) each direct or indirect owner of such asset required to be a Subsidiary Guarantor pursuant to the terms of the Loan Documents shall have been made a Subsidiary Guarantor (and, for the avoidance of doubt, at least one direct or indirect owner of such asset shall be made a Pledged Loan Party or Pledged Affiliate (or, with respect to any Qualified Non-Pledged Assets, a Subsidiary Guarantor)), (2) except with respect to Qualified Non-Pledged Assets, each Domestic Borrower and each such Subsidiary Guarantor shall have granted to the Administrative Agent, for the benefit of the Lenders, a first priority perfected security interest in the assets associated with the applicable Investment Asset that are required to be subject to the Lien created by any of the Security Documents, in accordance with the conditions contained in Section 5.1 hereof, Section 6.10 hereof and the Security Documents (including, for the avoidance of doubt (and notwithstanding anything to the contrary set forth in Section 6.10 or the Security Documents) 100% of the Capital Stock of the Affiliated Investor or Pledged Loan Party, as applicable (or, solely with respect to an Excluded Foreign Subsidiary (including, for the avoidance of doubt, any Foreign Borrower that is an Excluded Foreign Subsidiary), 66-⅔% of the Capital Stock of such Excluded Foreign Subsidiary) that holds such Investment Asset or of a direct or indirect parent thereof) and (3) the obligations pursuant to Section 6.14 hereof with respect to such Investment Asset are satisfied.
“Qualifying Location”: each of the U.S. (including Puerto Rico), Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland and United Kingdom; provided, however, that in the case of any Existing Private Equity Interests or CLO Equity Investment, Qualifying Location shall also include Bermuda and Cayman Islands.
“Rating Agency”: each of Fitch, Moody’s and S&P.
“Reduction Date” means, if any Loan is outstanding on such date, the 181st day following the most recent prior date that a Loan was advanced at a time when there were no Loans outstanding.
“Reference Time”: with respect to any setting of the then-current Benchmark, (1) if such Benchmark is Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (5) if, following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting and (6) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, SARON or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register”: as defined in Section 10.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of a Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“REIT”: a “real estate investment trust” as defined in Section 856(a) of the Code.
“REIT Entity”: BrightSpire Capital, Inc. (f/k/a Colony Credit Real Estate, Inc.), a Maryland corporation.

“REIT Guaranty”: a guaranty in form and substance substantially similar to the guarantee contained in Section 2 of the Guarantee and Collateral Agreement, to be entered into by the REIT Entity pursuant to which the REIT Entity shall guarantee the Obligations; provided that recourse under such guaranty shall only be available upon the occurrence of an Event of Default pursuant to Section 8(l) hereof.
“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB~~, the CME Term SOFR Administrator, as applicable,~~  or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any Other Agreed Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the ~~Adjusted~~ Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the ~~Adjusted~~ EURIBOR Rate or (iii) with respect to any Borrowing denominated in Pounds Sterling or Swiss Francs or (~~at any time when Adjusted Daily Simple SOFR is a successor~~solely following a Benchmark Transition Event and a Benchmark Replacement ~~r~~Date with respect to the ~~Adjusted~~ Term SOFR Rate) Dollars, the applicable ~~Adjusted~~ Daily Simple RFR, as applicable.
“Relevant Screen Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“REO Asset”: with respect to any Person, any real property owned by such Person and acquired as a result of the foreclosure or other enforcement of a Lien on such asset securing a loan or other mortgage-related receivable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).
“Required Lenders”: the holders of more than 50% of ~~(x) until the Closing Date, the Revolving Commitments then in effect and (y) thereafter, the sum of~~  the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, subject to Section 2.18(b).
“Requirement of Law”: as to any Person, any law (including common law), code, statute, ordinance, treaty, rule, regulation, decree, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: as to any Person, the chief executive officer, president, vice president, chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Investment”: an Investment by any Domestic Loan Party in an Investment Asset in respect of which (a) as a result of the operation of clause (iv) of the proviso to Section 3.1 of the Guarantee and Collateral Agreement, the Administrative Agent, on behalf the Lenders, does not have (or, after the making thereof, will not have), a direct or indirect pledge of Capital Stock associated with such Investment Asset (it being understood that the pledge of the Capital Stock of any Upper Tier Issuer (as defined in the Guarantee and Collateral Agreement) that indirectly owns such Investment Asset will constitute an indirect pledge for purposes of this clause (a)) and (b) at the time such Investment Asset is initially acquired, the Total Revolving Extensions of Credit outstanding exceeds 90% of the Maximum Permitted Outstanding Amount immediately after giving effect to the acquisition of such Investment Asset. For clarity, an Investment made in respect of an existing Investment Asset pursuant to pre-existing funding obligations shall not constitute a Restricted Investment.
“Restricted Payments”: as defined in Section 7.6.
“Revaluation Date”: (a) with respect to any Loan denominated in any Agreed Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Agreed Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Commitment”: as to any Lender, such Lender’s Dollar Commitment, Multicurrency Commitment or a combination thereof, as the context may require.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Dollar Extensions of Credit”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans made or incurred under such Lender’s Dollar Commitments.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Dollar Extensions of Credit held by such Lender then outstanding and (b) the aggregate principal amount of all Revolving Multicurrency Extensions of Credit held by such Lender then outstanding.
“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans”: Dollar Loans and/or Multicurrency Loans, together or individually, as context requires.
“Revolving Multicurrency Extensions of Credit”: with respect to any Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Loans made or incurred under such Lender’s Multicurrency Commitments plus such Lenders’ L/C Exposure.
“Revolving Percentage”: as to any Revolving Lender at any time, the aggregate percentage which the sum of such Lender’s Dollar Commitment and Multicurrency Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the Dollar Equivalent of the sum of the aggregate principal amount of such Lender’s Dollar Loans and Multicurrency Loans then outstanding constitutes of the Dollar Equivalent of the aggregate principal amount of the Revolving Loans then outstanding; provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentage shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the applicable Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.18 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.
“Revolving Termination Date”: ~~(i) until the exercise by the Parent Borrower of an Extension Option in accordance with and subject to the terms and conditions of Section 2.20, the Initial Revolving Termination Date and (ii) thereafter, the Extended Termination Date.~~December 8, 2028.
“RFR”: for any RFR Loan denominated in (a) Pounds Sterling, SONIA, (b) Swiss Francs, SARON and (c) Dollars (~~at any time when Adjusted Daily Simple SOFR is a successor~~solely following a Benchmark Transition Event and a Benchmark Replacement ~~r~~Date with respect to the ~~Adjusted~~ Term SOFR Rate), Daily Simple SOFR.
~~“RFR Administrator”: the SONIA Administrator, the SARON Administrator or the SOFR Administrator, as applicable.~~

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Revolving Borrowing.
“RFR Business Day”: for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich or (c) Dollars, a U.S. Government Securities Business Day.
“RFR Interest Day”: has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan”: a Loan that bears interest at a rate based on the ~~Adjusted~~ Daily Simple RFR.
“S&P”: Standard & Poor’s Financial Services LLC and its successors.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the ~~Closing Date~~Amendment No. 1 Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran~~,~~ and North Korea ~~and Syria~~).
“Sanctioned Person”: at any time, any Person that is the subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or ~~Her~~His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country~~,~~ or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) ~~or (d) any Person otherwise the subject of any Sanctions.~~(including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions”: economic or financial sanctions ~~or~~, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, ~~Her~~His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SARON”: with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.
“SARON Administrator”: the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).
“SARON Administrator’s Website”: SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Second Currency”: as defined in Section 10.22.
“Secured Parties”: collectively, the Administrative Agent, the Lenders, any affiliate of the foregoing, the Swap Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.2.
“Secured Swap Agreement”: any Swap Agreement permitted under Section 7.11 that is entered into by and between the Parent Borrower or any other Loan Party and any Swap Bank, to the extent designated by the Parent Borrower and such Swap Bank as a “Secured Swap Agreement” in writing to the Administrative Agent within ten (10) Business Days of the date such Swap Agreement is entered into (or such later time as may be permitted by the Administrative Agent) (for the avoidance of doubt, the Parent Borrower and any Swap Bank may designate all transactions under a single master agreement between such parties as a “Secured Swap Agreement” without the need to deliver separate notices for each individual transaction). The designation of any Secured Swap Agreement shall not create in favor of such Swap Bank any rights in connection with the management or release of Collateral or of the obligations of any Subsidiary Guarantor under the Loan Documents.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, any Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting or perfecting (or purporting to grant or perfect) a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Asset Investments”: collectively, (a) any encumbered Commercial Real Estate Ownership Investment (excluding land) that is owned by an Affiliated Investor and any unencumbered Commercial Real Estate Ownership Investment in land that is owned by an Unlevered Affiliated Investor and (b) Preferred Equity Investments to the extent held by a Pledged Loan Party or an Unlevered Affiliated Investor; provided that at any time following the date that the Parent Borrower or any of its Affiliates Dispose of the Warehouse Distribution Portfolio ~~or the Norway Net Lease~~, then any assets acquired on or after the date of such Disposition may only constitute “Specified Asset Investments” if such assets are triple net lease assets (it being understood, for the avoidance of doubt, that such triple net lease assets shall not include any hotel assets).
“Specified Currency”: as defined in Section 10.22.
“Specified GAAP Reportable B Loan Transaction”: a transaction involving either (i) the sale by the Parent Borrower, any Subsidiary or any Affiliated Investor of the portion of an Investment Asset consisting of an “A-Note”, and the retention by the Parent Borrower, its Subsidiaries and the Affiliated Investors of the portion of such Investment Asset consisting of a “B-Note”, which transaction is required to be accounted for under GAAP as a “financing transaction” or (ii) the acquisition or retention by the Parent Borrower, any of its Subsidiaries or any Affiliated Investor of an Investment Asset consisting of a “b-piece” in a securitization facility, which transaction under GAAP results in all of the assets of the trust that is party to the securitization facility, and all of the bonds issued by such trust under such securitization facility that are senior to the “b-piece”, to be consolidated on the Parent Borrower’s consolidated balance sheet as assets and liabilities, respectively.
“Specified Place”: As defined in Section 10.22.
“Specified Senior Indebtedness”: as defined in Section 10.1.
“Specified Subsidiary”: as defined in Section 10.14(d).
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. ~~EURIBOR Loans~~Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.
“Subsidiary Borrower”: any Wholly-Owned Subsidiary of the Parent Borrower that becomes a party hereto pursuant to Section 2.21 until, in each case, such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 2.21.
“Subsidiary Borrower Joinder Agreement”: as defined in Section 2.21(a)(i).
“Subsidiary Guarantor”: (a) each Subsidiary that is party to the Guarantee and Collateral Agreement on the Closing Date and (b) each Subsidiary that becomes a party to the Guarantee and Collateral Agreement after the Closing Date pursuant to Section 6.10 or otherwise.
“Supermajority Lenders”: the holders of more than 66⅔% ~~of (x) until the Closing Date, the Revolving Commitments then in effect and (y) thereafter, the sum of~~ the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, subject to Section 2.18(b).
“Supported QFC”: as defined in Section 10.23.
“Swap Agreement”: any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Bank”: any Person that is the Administrative Agent, a Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender at the time it enters into a Secured Swap Agreement, in its capacity as a party thereto, and (other than a Person already party hereto as the Administrative Agent or a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.5, 10.11, 10.12, 10.16 and the Guarantee and Collateral Agreement as if it were a Lender.
“Swap Obligation”: with respect to any Subsidiary Guarantor, any obligation to pay or perform under any Swap Agreement.
“Swiss Francs”: the lawful currency of Switzerland.

~~“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.~~
“T2”: the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day”: any day on which ~~TARGET2~~T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the ~~Adjusted~~ Term SOFR Rate or the Adjusted EURIBOR Rate.
“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum ~~determined~~ published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Term SOFR Tranche”: the collective reference to Term SOFR Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day),
“Termination Letter”: as defined in Section 2.21(a)(ii).

“Total Asset Value”: as of any date, the net book value of the total assets of the Parent Borrower and its Consolidated Subsidiaries on such date as determined in accordance with GAAP plus (x) accumulated depreciation and (y) amortization of real estate intangibles; provided, that Total Asset Value shall (i) exclude the amount of all restricted cash (other than reserves for Capital Expenditures) of the Parent Borrower and its Consolidated Subsidiaries to the extent such cash supports obligations that do not constitute Consolidated Total Debt, (ii) include the net book value of assets associated with a Specified GAAP Reportable B Loan Transaction only to the extent in excess of the amount of any Indebtedness attributable to such Specified GAAP Reportable B Loan Transaction, (iii) include the value of the assets owned by each CLO Issuer and (iv) solely with respect to the net book value of the total assets of a Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the net book value of such Non Wholly-Owned Consolidated Affiliate’s total assets.
“Total Dollar Commitments”: at any time, the aggregate amount of the Dollar Commitments then in effect.
“Total Dollar Extensions of Credit”: at any time, the aggregate amount of the Revolving Dollar Extensions of Credit of the Dollar Lenders outstanding at such time.
“Total Multicurrency Commitments”: at any time, the aggregate amount of the Multicurrency Commitments then in effect.
“Total Multicurrency Extensions of Credit”: at any time, the aggregate amount of the Revolving Multicurrency Extensions of Credit of the Multicurrency Lenders outstanding at such time.
“Total Revolving Commitments”: at any time, the aggregate amount of the Dollar Commitments and the Multicurrency Commitments then in effect. The amount of the Total Revolving Commitments as of the ~~Closing~~Amendment No .1 Effective Date is $~~180,000,000~~120,000,000.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Transaction Costs”: as defined in the definition of “Transactions”.
“Transactions”: collectively, (a) the execution and delivery of this Agreement by the Parent Borrower and (b) the payment by the Parent Borrower of the fees and expenses incurred in connection with the execution and delivery of this Agreement (such fees and expenses, the “Transaction Costs”).
“Transferee”: any Assignee or Participant.
“Trigger Event”: at any time with respect to any Qualified Investment Asset, any event or circumstance that occurs with respect to such Qualified Investment Asset (including, for this purpose, in respect of any direct or indirect owner thereof) that could reasonably be expected to result in a reduction in the Maximum Permitted Outstanding Amount during the then current fiscal quarter of the Parent Borrower (including any default or restructuring in respect of such Qualified Investment Asset, any modification, waiver, termination or expiration of any applicable loan agreement, lease agreement or joint venture or other equityholder documentation relating to such Qualified Investment Asset, any bankruptcy or insolvency event relating to any real property manager, tenant or any other obligor in respect of such Qualified Investment Asset, any liabilities (environmental, tax or otherwise) incurred by any Loan Party or Affiliated Investor in respect of such Qualified Investment Asset, any casualty or condemnation event with respect to such Qualified Investment Asset); provided that either (i) immediately before or after giving effect to such event or circumstance, the Total Revolving Extensions of Credit exceeds 90% of the Maximum Permitted Outstanding Amount or (ii) (x) immediately before or after giving effect to such event or circumstance, the Total Revolving Extensions of Credit exceeds 75% of the Maximum Permitted Outstanding Amount and (y) such event or circumstance results in a reduction of the Maximum Permitted Outstanding Amount in excess of 5% thereof (to be calculated after giving effect to such reduction).
“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Revolving Borrowing, is determined by reference to the ~~Adjusted~~ Term SOFR Rate, the Adjusted EURIBOR Rate, ABR or the ~~Adjusted~~ Daily Simple RFR.
“UCP”: with respect to any Letter of Credit, the “Uniform Customs and Practice for Documentary Credits”, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Subsidiary”: any Subsidiary of the Parent Borrower that is not a Consolidated Subsidiary of the Parent Borrower.
“United States”: the United States of America.
“Unlevered Affiliated Investor”: any Affiliated Investor so long as (i) such Affiliated Investor has no Indebtedness outstanding, (ii) such Affiliated Investor is not an Excluded Subsidiary and (iii) no Affiliated Investor that, directly or indirectly, holds Capital Stock of such Affiliated Investor has any Indebtedness outstanding (in each case with respect to clauses (i) and (iii) other than any Indebtedness incurred pursuant to the Loan Documents) or is an Excluded Subsidiary.
“Unreimbursed Amounts”: as defined in Section 3.4.
“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person”: a (i) for purposes of Sections 4.27 and 7.18 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United

States and (ii) for all other purposes, “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes”: as defined in Section 10.23.
“U.S. Tax Compliance Certificate”: as defined in Section 2.14(f)(ii)(B)(3).
“Warehouse Distribution Portfolio”: those certain warehouse distribution facilities located in Tracy, California and Tolleson, Arizona and referred to as “Albertsons” in diligence materials provided to the Administrative Agent prior to the Closing Date.
“Warehouse Facility”: any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, securitizations), with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Commercial Real Estate Debt Investments prior to securitization thereof; provided that such purchase or origination is in the ordinary course of business.
“Warehouse Indebtedness”: Indebtedness in connection with a Warehouse Facility; provided that the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.
“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.
“Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Parent Borrower.
“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    All references herein to consolidated financial statements of the Parent Borrower and its Subsidiaries or to the determination of any amount for the Parent Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent Borrower is required to consolidated pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(f)    When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing applicable interest or fees, as the case may be.
1.3    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms ~~or the terms of any Application related thereto~~, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.
1.4    Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Dollar Loan” or a “Multicurrency Loan”), by type (e.g. an

“ABR Loan”, a “Term SOFR Loan”, a “EURIBOR Loan” or an “RFR Loan”) or by Class and Type (e.g. a “Multicurrency Term SOFR Loan”).
1.5    Currencies Generally.
(a)    Except as provided in Section 2.6(b), for purposes of determining (i) whether the amount of any Loans made to any Borrower under the Multicurrency Commitments, together with all other Loans made to any Borrower under the Multicurrency Commitments then outstanding or to be borrowed at the same time of such Loans, would exceed the Total Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments and (iii) the Revolving Multicurrency Extensions of Credit, the outstanding principal amount of any Loan that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Loan, determined as of the most recent Revaluation Date. Without limiting the generality of the foregoing, for purposes of determining compliance with any basket provision in this Agreement, in no event shall the Parent Borrower be deemed to not be in compliance with any such basket provision solely as a result of a change in exchange rates.
(b)    Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Dollar Equivalent as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans and Aggregate Exposure denominated in Agreed Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
1.6    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Agreed Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Parent Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Parent Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS
2.1    Revolving Commitments.
(a)    Subject to the terms and conditions hereof, each Dollar Lender severally agrees to make Dollar Loans to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Extensions of Credit exceeding such Lender’s Dollar Commitment or (ii) the Total Dollar Extensions of Credit of all of the Lenders exceeding the Total Dollar Commitments.
(b)    Subject to the terms and conditions hereof, each Multicurrency Lender severally agrees to make Multicurrency Loans to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Extensions of Credit exceeding such Lender’s Multicurrency Commitment or (ii) the Total Multicurrency Extensions of Credit of all of the Lenders exceeding the Total Multicurrency Commitments.
During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be (i) in the case of Loans denominated in Dollars, Term SOFR Loans (or, solely in the event that ~~Adjusted~~ Daily Simple SOFR has become the Benchmark hereunder pursuant to Section 2.11) or ABR Loans, (ii) in the case of Loans denominated in Pounds Sterling or Swiss Francs, RFR Loans and (iii) in the case of Loans denominated in Euros, EURIBOR Loans, as determined by the applicable Borrower and notified to the Administrative Agent, in each case, in accordance with Sections 2.2 and 2.7. Notwithstanding anything to the contrary in this Agreement, in no event shall the Total Revolving Extensions of Credit exceed the Maximum Permitted Outstanding Amount.
2.2    Procedure for Revolving Loan Borrowing. Any Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice may be given through an Approved Borrower Portal if arrangements for such transmission have been approved by the Administrative Agent, and which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days (or in the case of Term SOFR Loans, three U.S. Government Securities Business Days) prior to the requested Borrowing Date, in the case of Term Benchmark Loans, (b) 11:00 a.m., New York City time, four RFR Business Days prior to the requested Borrowing Date, in the case of RFR Loans ~~or (c~~denominated in Pounds Sterling, (c) 11:00 a.m., New York City time, five RFR Business Days prior to the requested Borrowing Date, in the case of RFR Loans denominated in Swiss Francs or(d) 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount, Class, Currency and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of RFR Loans or Term Benchmark Loans, $5,000,000 (or, if such Revolving Borrowing is denominated in an Agreed Foreign Currency, 5,000,000 units of such Currency) or a whole multiple of $1,000,000 (or, if such Revolving Borrowing is denominated in an Agreed Foreign Currency, 1,000,000 units of such Currency) in excess thereof (or, if the then aggregate Available Multicurrency Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Dollar Lender will make the amount of its pro rata share of each borrowing, in Dollars, available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Each Multicurrency Lender will make the amount of its pro rata share of each borrowing, in the applicable Currency, available to the Administrative Agent for the account of the applicable Borrower at the Funding Office (A) in the case of any Loans denominated in Dollars, prior to 2:00 p.m., New York City time and (B) in the case of any Loans denominated in any Foreign Currency, prior to 9:30 A.M., New York City time, in each case on the Borrowing Date specified by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts, in such Currency, as made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Notwithstanding anything to the contrary in the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.2 a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.7(b) (solely with respect to the Central Bank Rate), 2.11(a) and 2.11(f), as applicable.
2.3    Commitment Fees.(a)     (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate applicable to such Lender (which, in the case of Dollar Lenders shall be the rate set forth in clause (a) of the definition of “Commitment Fee Rate” and, in the case of Multicurrency Lenders, shall be the rate set forth in clause (b) of the definition of “Commitment Fee Rate”, in each case subject to the proviso set forth in the definition of “Commitment Fee Rate”) on the average daily amount, (i) in the case of Dollar Lenders, of the Available Dollar Commitment of such Dollar Lender during the period for which payment is made, and (ii) in the case of Multicurrency Lenders, of the Available Multicurrency Commitment of such Multicurrency Lender during the period for which payment is made, in each case, ~~payable~~earned (A) quarterly in arrears on ~~each Fee Payment Date,~~the last day of each March, June, September and December, in which case such fee shall be payable on the fifteenth day following each such date and (B) earned and payable on the last day of the Revolving Commitment Period; commencing on the first such date to occur after the date hereof.
(b)    The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
2.4    Termination or Reduction of Revolving Commitments; Repayment of Revolving Loans.
(a)    The Parent Borrower shall have the right at any time, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, (i) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (ii) the Total Dollar Extensions of Credit would exceed the Total Dollar Commitments or (iii) the Total Multicurrency Extensions of Credit

would exceed the Total Multicurrency Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the relevant Revolving Commitments then in effect. Any such termination or reduction of Revolving Commitments shall be applied ratably to the Dollar Commitments and the Multicurrency Commitments.
(b)    Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date. Each Borrower hereby unconditionally promises to pay, on the Revolving Termination Date, to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan made to such Borrower.
2.5    Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (which notice may be delivered through an Approved Borrower Portal if arrangements for doing so have been approved by the Administrative Agent) delivered to the Administrative Agent (i) no later than 11:00 a.m., New York City time, five Business Days prior thereto, in the case of RFR Loans, (ii) no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans, and (iii) no later than 12:00 Noon, New York City time, on the date of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of RFR Loans, Term Benchmark Loans or ABR Loans; provided, that if a Term Benchmark Loan or RFR Loan is prepaid on any day other than the last day of the Interest Period or Interest Payment Date applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 (or, if the applicable Borrowing is denominated in an Agreed Foreign Currency, 500,000 units of such Currency) or a whole multiple of $500,000 (or, if the applicable Borrowing is denominated in an Agreed Foreign Currency, 500,000 units of such Currency) in excess thereof. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing or prepayment of all of the Revolving Facility with the proceeds of Indebtedness or other transaction to be incurred or consummated substantially simultaneously with such refinancing or prepayment, may be, if expressly stated in such notice of prepayment, contingent upon the consummation of such transactions and may be revoked by the applicable Borrower in the event the incurrence of such transaction is not consummated.
2.6    Mandatory Prepayments and Commitment Reductions. (a) If for any reason (x) the Total Revolving Extensions of Credit exceeds the lesser of (i) the Total Revolving Commitments then in effect and (ii) the Maximum Permitted Outstanding Amount, (y) the Total Revolving Extensions of Credit exceed the Maximum Permitted Outstanding Amount or (z) the Total Dollar Extensions of Credit exceed the Total Dollar Commitments, the Borrowers shall immediately prepay the applicable Loans or, to the extent no Loans remain outstanding, cash collateralize L/C Obligations in an aggregate amount equal to such excess. The application of any prepayment pursuant to clauses (x) or (y) of this Section 2.6(a) shall be applied ratably (based on the outstanding principal amount of such Loans) between the Dollar Lenders and the Multicurrency Lenders based on the outstanding Loans.
(b)    Mandatory Prepayment Due to Changes in Exchange Rates. If, as of the most recent Revaluation Date, the Total Multicurrency Extensions of Credit on such date exceeds 105% of the Total Multicurrency Commitments as then in effect, the Borrowers shall prepay the Multicurrency Loans made to the Borrowers or cash collateralize L/C Obligations within 15 Business Days following such date of determination in such aggregate amounts as shall be necessary so that after giving effect thereto the Total Multicurrency Extensions of Credit does not exceed the Multicurrency Commitments.
(c)    [Reserved.]
(d)    If any Indebtedness shall be incurred pursuant to Section 7.2(h), an amount equal to 100% of the Net Cash Proceeds thereof shall be immediately applied toward the prepayment of the Loans.
(e)    Any reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, cash collateralize on or prior to the date of such reduction (in the manner described in Section 3.9) or replace outstanding Letters of Credit. In the case of Borrowings denominated in Dollars, the application of any prepayment pursuant to Section 2.6 shall be made, first, to ABR Loans and, second, to Term SOFR Loans. Each prepayment of the Revolving Loans under Section 2.6 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
(f)    Notwithstanding anything to the contrary in this Section 2.6, in no event shall a Foreign Borrower be required to prepay any Borrowing by any Domestic Borrower.
2.7    Conversion and Continuation Options. (a) Any applicable Borrower may elect from time to time to convert Term SOFR Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice (which notice may be submitted through an Approved Borrower Portal if arrangements for doing so have been approved by the Administrative Agent) of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Term SOFR Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice (which notice may be submitted through an Approved Borrower Portal if arrangements for doing so have been approved by the Administrative Agent) of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Term SOFR Loan denominated in Dollars when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any Term SOFR Loan or EURIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term SOFR Loan or EURIBOR Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has notified the applicable Borrower that Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of

Section 8(f) with respect to any Borrower is in existence, and provided, further, that (i) if the applicable Borrower shall fail to give any required notice as described above in this paragraph or to specify any Interest Period in any such notice, such Loans shall be continued as Term SOFR Loans or EURIBOR Loans, as applicable, with an Interest Period of one month, or (ii) if such continuation is not permitted pursuant to the preceding proviso, ~~such Loans (x) if~~unless repaid, (x) each Term Benchmark Borrowing denominated in Dollars~~,~~  shall be ~~automatically~~ converted to an ABR ~~Loans on~~Borrowing at the ~~last day~~end of ~~such~~ the~~n expiring~~ Interest Period ~~or (y) if~~applicable thereto and (y) each Term Benchmark Borrowing denominated in ~~a~~an Foreign Currency~~, shall be automatically~~ shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of ~~the amount in the~~such Foreign Currency ~~of such Loan and converted to an~~ ) at the end of the Interest Period applicable thereto or (B) prepaid in full at the end of the Interest Period applicable thereto; provided further that if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by the applicable Borrower of such notice (or, with respect to any Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to any Borrower, the occurrence of such Event of Default) or (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A~~BR Loan~~) above. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
Notwithstanding anything to the contrary in the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.7 a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.7(b) (solely with respect to the Central Bank Rate), 2.11(a) and 2.11(f), as applicable).

2.8    Limitations on Term SOFR and EURIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term SOFR Loans or EURIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term SOFR Loans comprising each Term SOFR Tranche and EURIBOR Loans comprising EURIBOR Tranches shall be equal to $5,000,000 (or, if such Revolving Borrowing is denominated in an Agreed Foreign Currency, 5,000,000 units of such Currency) or a whole multiple of $1,000,000 (or, if such Revolving Borrowing is denominated in an Agreed Foreign Currency, 1,000,000 units of such Currency) in excess thereof and (b) no more than ten Term SOFR Tranches or EURIBOR Tranches shall be outstanding at any one time.
2.9    Interest Rates and Payment Dates. (a) Each Term Benchmark Loan shall bear interest at the ~~Adjusted~~ Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Revolving Borrowing plus the Applicable Margin.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    Each RFR Loan shall bear interest at a rate per annum equal to the applicable ~~Adjusted~~ Daily Simple RFR plus the Applicable Margin.

(d)     (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, (A) in the case of Letters of Credit denominated in Dollars, the rate applicable to ABR Loans under the Revolving Facility or (B) in the case of Letters of Credit denominated in any Agreed Foreign Currency, the rate then applicable to such Currency, in each case plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) if such Loan is denominated in Dollars, the rate then applicable to ABR Loans or (y) if such Loan is denominated in Euros, Pounds Sterling, Swiss Francs or any other Foreign Currency, the rate then applicable to such Currency, in each case plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(e)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.
2.10    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans at times when ABR is based on the Prime Rate or the Daily Simple RFR with respect to Pounds Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the applicable Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).
2.11    Alternative Rate of Interest.
(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the ~~Adjusted~~ Term SOFR Rate~~, the Term SOFR Rate,~~ or the Adjusted ~~EURIBOR Rate or the~~ EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable ~~Adjusted~~ Daily Simple RFR~~, Daily Simple RFR or RFR~~  for the applicable Agreed Currency; or
(ii)     the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the ~~Adjusted~~ Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders ~~(or Lender)~~ of making or maintaining their Loans ~~(or its Loan)~~ included in such Revolving Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable ~~Adjusted~~

Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders ~~(or Lender)~~ of making or maintaining their Loans ~~(or its Loan)~~ included in such Revolving Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.2, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Revolving Borrowing if the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Revolving Borrowing and (B) for Loans denominated in an Agreed Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.2, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Loan if the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above, on such day and (B) for Loans denominated in an Agreed Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~ bear interest at the Central Bank Rate for the applicable Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Foreign Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the Parent Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make (in consultation with the Parent Borrower) Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for (i) a Term Benchmark Borrowing ~~or RFR Borrowing of~~, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Revolving Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Revolving Borrowing if the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in an Agreed Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the ~~Adjusted~~ Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (B) for Loans denominated in an Agreed Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day)~~ bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately or (B) be prepaid in full immediately.
2.12    Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder of a Class shall be made pro rata from the Lenders of such Class, each payment by the Parent Borrower on account of any commitment fee with respect to any Class of Revolving Commitments (other than as provided in Section 2.18(a)) and any reduction of any Class of the Revolving Commitments of the Lenders shall be made pro rata by such Class, according to the Dollar Revolving Percentage (in the case of Dollar Commitments) or the Multicurrency Revolving Percentage (in the case of Multicurrency Commitments) of the relevant Lenders.
(b)    Subject to Section 2.18, each payment (including each prepayment) by any Borrower on account of principal of and interest on the Loans of any Class shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Class then held by the Lenders.
(c)    All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in the applicable Currency of the Loans related to such principal, interest, fees or otherwise Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Term SOFR Loans or EURIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan or EURIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) (x) in the case of Dollar borrowings, the Federal Funds Effective Rate and in the case of borrowings in Foreign Currencies, a customary rate determined by the Administrative Agent and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative

Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Type of such Loan, on demand, from the applicable Borrower.
(e)    Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that said Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to in the case of Dollar borrowings, the Federal Funds Effective Rate and in the case of borrowings in Foreign Currencies, a customary rate determined by the Administrative Agent. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.
(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(d), 2.12(e), 2.14(e) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender in accordance with Section 2.18(c).
2.13    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)    shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes ) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender ~~that is not otherwise included in the determination of~~(except any such reserve requirement reflected in the Adjusted ~~Term SOFR~~EURIBOR Rate ~~or the Adjusted EURIBO Rate, as applicable~~); or
(iii)    shall impose on such Lender any other condition (other than Taxes);
and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand and delivery to the Parent Borrower of a certificate described in clause (d) below, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor in the form of a certificate described in clause (d) below, the applicable Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented; provided that a Lender may only submit a request for compensation in connection with the changes in the Requirements of Law described in clauses (i) and (ii) above if such Lender generally imposes such increased costs on borrowers similarly situated to the Parent Borrower under syndicated credit facilities comparable to the Revolving Facility.
(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.14    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (if any), or a copy of the return reporting such payment (or other evidence of such payment reasonably satisfactory to the Administrative Agent).
(d)    The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable to such Credit Party by a Loan Party under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is fully exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable (plus any other documents or other evidence to fully exempt any amount payable or paid to such Non-U.S. Lender from U.S. federal backup withholding tax):
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty (if such amount is properly treated as interest thereunder and as otherwise required under U.S. federal tax law) and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is none of the following: a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E;
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other valid and reasonably acceptable certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax under FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), and notwithstanding the definition thereof, “FATCA” shall include any and all amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.
(i)    For purposes of this Section 2.14 and the relevant defined terms used therein, ~~(A)~~ the term “applicable law” includes FATCA ~~and (B) the term “Lender” includes the Issuing Lenders~~.
(j)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Parent Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulations Section 1.1471-2(b)(2)(i).
2.15    Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (i) default by such Borrower in making a borrowing of, conversion into or continuation of Term SOFR Loans or EURIBOR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by such Borrower in making any prepayment of or conversion from Term SOFR Loans or EURIBOR Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a prepayment of Term SOFR Loans or EURIBOR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (x) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (y) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Parent Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14(a), or 2.14(d) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.13, 2.14(a), or 2.14(d).

2.17    Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests (or any Participant to which such Lender sold a participation requests) reimbursement for amounts owing pursuant to Section 2.13, 2.14(a) or 2.14(d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 50% for this purpose) has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender (or Participant, as applicable) shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13, 2.14(a), or 2.14(d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender (or Participant, as applicable) on or prior to the date of replacement, (v) the applicable Borrower shall be liable to such replaced Lender (or Participant, as applicable) under Section 2.15 if any Term SOFR Loan or EURIBOR Loan owing to such replaced Lender (or Participant, as applicable) shall be purchased other than on the last day of the Interest Period relating thereto, (vi) except in the case of a Participant, the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.13, 2.14(a), or 2.14(d), as the case may be and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender (or Participant, as applicable). Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee, and that the Lender (or Participant, as applicable) required to make such assignment need not be a party thereto in order for such assignment to be effective.
2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.3(a) (it being understood, for the avoidance of doubt, that the Parent Borrower shall have no obligation to retroactively pay such fees after such Lender ceases to be a Defaulting Lender);
(b)    the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the

Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(d)    if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the Multicurrency Lenders that are non-Defaulting Lenders in accordance with their respective Multicurrency Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Multicurrency Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Multicurrency Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lenders only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), if any, in accordance with the procedures set forth in Section 3.9 for so long as such L/C Exposure is outstanding;
(iii)    if a Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)    if the L/C Exposure of the Multicurrency Lenders that are non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Multicurrency Lenders’ Multicurrency Revolving Percentages; and

(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Lenders until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Multicurrency Commitments of the Multicurrency Lenders that are non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.18(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Multicurrency Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.18(d)(i) (and such Defaulting Lender shall not participate therein). Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(f)    If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
(g)    In the event that the Administrative Agent, the Parent Borrower and the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Multicurrency Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Commitment and on such date such Lender shall purchase at par such of the Multicurrency Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Multicurrency Loans in accordance with its Multicurrency Revolving Percentage.
2.19    Incremental Commitments. (a) The Borrowers and any one or more Lenders (including New Lenders) may from time to time prior to the ~~Initial~~ Revolving Termination Date agree that such Lenders shall make, obtain or increase the amount of their Revolving Commitments (each, a “Commitment Increase”) by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase and (ii) the applicable Increased Facility Closing Date; provided that immediately prior to and after giving effect to any such increase in the Revolving Commitments (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date). Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of incremental Revolving Commitments obtained after the

~~Closing~~Amendment No. 1 Effective Date pursuant to this paragraph shall not exceed the Maximum Permitted Increase Amount~~,~~ and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 (or, if less, the entire remaining unused portion of the Maximum Permitted Increase Amount) and (y) no more than five Increased Facility Closing Dates may be selected by the Borrowers after the ~~Closing Date and (iii) without the consent of the Required Lenders, to the extent that the aggregate Revolving Commitments after giving effect to such Commitment Increase would exceed $250,000,000, such amount in excess of $250,000,000 shall not exceed the lesser of (x) an amount equal to 20% of the increase in Consolidated Tangible Net Worth after the Closing Date and prior to such date of determination and (y) an amount equal to 20% of the Net Cash Proceeds received by the Parent Borrower after the Closing Date and prior to such date of determination (A) from any offering by the Parent Borrower of its common equity and (B) from any offering by the REIT Entity of its common equity to the extent such Net Cash Proceeds are contributed to the Parent Borrower, in each case with respect to this clause (y) excluding any such Net Cash Proceeds that are not retained by the Parent Borrower~~Amendment No. 1 Effective Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
(b)    Any additional bank, financial institution or other entity which, with the consent of the Parent Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.19(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
(c)    Upon each Increased Facility Closing Date, the applicable Borrower shall (A) prepay the outstanding Revolving Loans (if any) in full, (B) simultaneously borrow new Revolving Loans hereunder in an amount equal to such prepayment (in the case of Term SOFR Loans, with Term SOFR Rates equal to the outstanding Term SOFR Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders (including existing Lenders providing a Commitment Increase, if applicable) and the New Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans are held ratably by such existing Lenders and New Lenders in accordance with the respective Revolving Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Commitments as so increased. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (c).
2.20    ~~Revolving Termination Date Extension~~[Reserved].
~~. Notwithstanding anything herein to the contrary, the Parent Borrower may, at its election by written notice to the Administrative Agent (which shall promptly notify each of the Lenders)~~

~~(each such election, an “Extension Option”, the date of such election, the “Extension Date”) extend the Revolving Commitments and Revolving Loans (such extended Revolving Commitments, the “Extended Commitments” and such extended Revolving Loans, the “Extended Loans”) for additional terms of 6 months each (the “Extended Termination Date”), subject to the following terms and conditions:~~
~~(i)    there shall be no more than two (2) Extension Options exercised during the term of this Agreement;~~
~~(ii)    no Default or Event of Default shall have occurred or be continuing on the date of such written notice and on the Initial Revolving Termination Date or first Extended Termination Date, as applicable, or would result from the exercise of any Extension Option;~~
~~(iii)    each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of the date of such written notice and on and as of such Extension Date (and after giving effect to such Extension Option) as if made on and as of such dates (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date);~~
~~(iv)    the Parent Borrower shall make the request for such Extension Option not earlier than 90 days and not later than 30 days prior to the Initial Revolving Termination Date, or first Extended Termination Date, as applicable;~~
~~(v)    the latest Extended Termination Date shall be no later than the Latest Termination Date; and~~
~~(vi)    the Parent Borrower shall pay or cause to be paid to each Lender on each such Extension Date a fee equal to 0.10% of the amount of the then existing aggregate Revolving Commitments of such Lender.~~
2.21    Designation of Subsidiary Borrowers.
(a)    The Parent Borrower shall be permitted, so long as no Default or Event of Default shall have occurred and be continuing:
(i)    to designate any Wholly-Owned Subsidiary of the Parent Borrower that is a Subsidiary organized in the United States or an Eligible Jurisdiction as a Subsidiary Borrower under the Revolving Facility upon (A) fifteen Business Days’ prior written notice (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) to the Administrative Agent (which shall promptly deliver such notice to the Lenders) (a “Notice of Designation”), which shall contain the name, primary business address and taxpayer identification number of such Subsidiary, (B) the execution and delivery by the Parent Borrower, such Subsidiary and the Administrative Agent of a Subsidiary Borrower Joinder Agreement substantially in the form of Exhibit J (a “Subsidiary Borrower Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, and the consent of the Administrative Agent to such joinder, evidenced by its acknowledgement signature thereto, (C) compliance by the Parent Borrower and such Subsidiary Borrower with Section 6.10(f), (D) delivery by the Parent Borrower or such Subsidiary Borrower of all documentation and information as is reasonably requested in writing by the Lenders at least ten days prior to the anticipated effective date of such designation required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, (E) to the extent the Subsidiary Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, delivery of a Beneficial Ownership certification in relation to such Subsidiary Borrower at least five days prior to the anticipated effective date of such designation, to the extent any Lender has requested in a written notice to the Parent Borrower at least 10 days prior to such anticipated effective date of such designation and (F) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, certificates of incorporation or other applicable constituent documents, officer’s certificates, good standing certificates and legal opinions in respect of such Subsidiary as may be required by the Administrative Agent, in each case reasonably equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; provided that, in the case of this clause (i), prior to the date of designation of such Subsidiary Borrower, the Administrative Agent shall not have received notice from any Lender that an extension of credit to such Subsidiary shall contravene any law or regulation applicable to such Lender; and
(ii)    So long as no Default or Event of Default shall have occurred and be continuing, to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment or cash collateralization shall be in accordance with the other terms of this Agreement) (a “Termination Letter”). The delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (x) any Obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (y) the Obligations of the Parent Borrower with respect to any such unpaid Obligations.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to enter into such amendments to the Security Documents and/or such new Security Documents as are necessary or advisable, as reasonably determined by the Administrative Agent, in order to effect the provisions of Section 6.10(f).
(c)     Each Subsidiary of the Parent Borrower that is or becomes a “Subsidiary Borrower” pursuant to this Section 2.21 hereby irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Subsidiary Borrower.
(d)    Notwithstanding anything to the contrary in this Agreement, a Lender shall not be required to make a Loan as part of any borrowing by or to issue or acquire a participation in any Letter of Credit issued for the account of, a Foreign Subsidiary with respect to which the Parent Borrower has delivered a Notice of Designation (a “Proposed Foreign Subsidiary Borrower”) if the making of such Loan or the issuance by such Lender or the acquisition by such Lender (or, if such Lender is the Issuing Lender, the acquisition by any other Lender) of a participation in, such Letter of Credit (x) would violate any law or regulation (including any violation of any law or regulation due to an absence of licensing) to which such Lender is subject, (y) would be prohibited by internal rules or policies applicable to such Lender or (z) would result in material adverse tax consequences for such Lender, as reasonably determined by such Lender. As soon as practicable after receiving a Notice of Designation from the Parent Borrower in respect of a Proposed Foreign Subsidiary Borrower, and in any event no later than seven Business Days after the date of such Notice of Designation, any Lender that is (x) restricted by any law or regulation (including due to an absence of licensing) to which such Lender is subject, (y) prohibited by internal rules or policies or (z) reasonably expected to incur material adverse tax consequences from extending credit (including, for the avoidance of doubt, making Loans, issuing Letters of Credit or acquiring participations in Letters of Credit) under this Agreement to such Proposed Foreign Subsidiary Borrower directly or through an Affiliate of such Lender as set forth in Section 2.21(c) (an “Objecting Lender”) shall so notify the Parent Borrower and the Administrative Agent in writing. With respect to each Objecting Lender that has not withdrawn such notice, the Parent Borrower shall, effective on or before the date that such Proposed Foreign Subsidiary Borrower shall have the right to borrow hereunder, either (A) exercise its rights with respect to such Objecting Lender pursuant to Section 2.17 or (B) cancel its request to designate such Proposed Foreign Subsidiary Borrower as a Subsidiary Borrower hereunder.
(e)    In addition to the foregoing requirements, if the Parent Borrower shall deliver a Notice of Designation with respect to a Proposed Foreign Subsidiary Borrower, any Lender may, with notice to the Administrative Agent and the Parent Borrower, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Proposed Foreign Subsidiary Borrower. Additionally, (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of those obligations, and (z) the Parent Borrower, any other Borrower, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
SECTION 3.    LETTERS OF CREDIT
3.1    L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Multicurrency Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations of such Issuing Lender would exceed the L/C Commitment of such Issuing Lender then in effect, (ii) the aggregate amount of the Available Multicurrency Commitments would be less than zero, (iii) the Total Revolving Extensions of Credit would exceed the Maximum Permitted Outstanding Amount ~~or~~, (iv) the aggregate L/C Exposure would exceed $25,000,000 or (v) more than a total of 20 Letters of Credit would be outstanding. Each Letter of Credit shall (i) be denominated in Dollars or an Agreed Foreign Currency and (ii) except as provided in Section 3.1(b) below, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Notwithstanding anything to the contrary in this Agreement, ~~Barclays Bank PLC and~~ Morgan Stanley Senior Funding, Inc. shall only be required to issue standby Letters of Credit.
(b)    If requested by a Borrower, each Issuing Lender agrees to issue one or more Letters of Credit hereunder, with expiry dates that would occur after the fifth (5th) Business Day prior to the Revolving Termination Date, based upon agreement of the applicable Borrower to cash collateralize the L/C Obligations in accordance with Section 3.9. If such Borrower fails to cash collateralize the outstanding L/C Obligations in accordance with the requirements of Section 3.9, each outstanding Letter of Credit shall automatically be deemed to be drawn in full on such date and the reimbursement obligations of the such Borrower set forth in Section 3.5 shall be deemed to apply and shall be construed such that the reimbursement obligation is to provide cash collateral in accordance with the requirements of Section 3.9.
(c)    The applicable Borrower shall grant to the Administrative Agent for the benefit of each Issuing Lender and the Lenders, pursuant to the Guarantee and Collateral Agreement, a security interest in all cash, deposit accounts and all balances therein and all proceeds of the foregoing as required to be deposited pursuant to Section 3.1(b) or Section 3.9. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at JPMorgan Chase Bank, N.A. (or any affiliate thereof) (the “L/C Cash Collateral Account”). All interest on such cash collateral shall be paid to the applicable Borrower upon its request, provided that such interest shall first be applied to all outstanding Obligations at such time and the balance shall be distributed to such Borrower.
(d)    No Issuing Lender shall at any time be obligated to issue, amend or extend any Letter of Credit if (i) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing ~~the~~ , amending or extending the Letter of Credit, or request that such Issuing Lender refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit~~, or request that such Issuing Lender refrain from,~~  the issuance of letters of credit generally or the Letter of Credit in particular, or any such order, judgment or decree or law shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date, which such Issuing Lender in good faith deems material to it and which is not subject to indemnification obligations of the applicable Borrower hereunder or (iii) issuance, amendment or extension of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.
(e)    Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the Borrowers, and no Issuing Lender’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where an Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the

Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(f)    In the event of any conflict between the terms hereof and the terms of any Application, the terms hereof shall control.
3.2    Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Lender), completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the applicable Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount and the Currency thereof).
3.3    Fees and Other Charges. (a) Subject to Section 2.18(d)(iii), each Borrower agrees to pay a fee on the Dollar Equivalent all of its outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term SOFR Loans under the Revolving Facility, shared ratably among the Multicurrency Lenders ~~and payable~~, earned (A) quarterly in arrears on ~~each Fee Payment Date~~ the last day of each March, June, September and December, in which case such fee shall be payable on the fifteenth day following each such date and (B) earned and payable on the last day of the Revolving Commitment Period; commencing on the first such date to occur after the issuance date. In addition, the applicable Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee of 0.25% per annum on the Dollar Equivalent of the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender on its behalf, ~~payable~~earned (A) quarterly in arrears ~~to~~on the ~~relevant Issuing Lender on each Fee Payment Date~~last day of each March, June, September and December, in which case such fee shall be payable on the fifteenth day following each such date and (B) earned and payable on the last day of the Revolving Commitment Period; commencing on the first such date to occur after the issuance date. Participation fees and fronting fees in respect of Letters of Credit shall be paid in Dollars.
(b)     In addition to the foregoing fees, the applicable Borrower agrees to pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
3.4    L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such

Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Multicurrency Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount, in the Currency of such Letter of Credit, of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time) (“Unreimbursed Amounts”), such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Multicurrency Revolving Percentage of the amount that is not so reimbursed (or is so returned) in the Currency of such outstanding amount. Each L/C Participant’s obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to pay such amounts in respect of such acquired participations shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)    If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the greater of (x) (i) in the case of Letters of Credit denominated in Dollars, the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender and (ii) in the case of Letters of Credit denominated in an Agreed Foreign Currency, the overnight rate for the applicable Currency determined by the Administrative Agent from such service as the Administrative Agent may select and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at a rate per annum equal to the greater of (x) (i) in the case of any such amount denominated in Dollars, the rate per annum applicable to ABR Loans under the Revolving Facility and (ii) in the case of any such amount denominated in an Agreed Foreign Currency, the overnight rate for the applicable Currency determined by the Administrative agent from such service as the Administrative Agent may select and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
3.5    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the relevant Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Parent Borrower or the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Parent Borrower or the applicable Borrower receives such notice. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in the Currency of such draft and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (y) thereafter, Section 2.9(d). If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the relevant Issuing Lender or any Multicurrency Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or the relevant Multicurrency Lender or (y) reimburse each draft under such Letter of Credit made in such Foreign Currency in Dollars, in an amount equal to the Dollar Equivalent of such draft.
3.6    Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrowers’ Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the applicable Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the applicable Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrowers agree that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender to any Borrower. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing ~~Bank~~Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Parent Borrower and/or the applicable Borrower of the date, amount and Currency thereof. The responsibility of the relevant Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit ~~is inconsistent~~conflicts with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9    Actions in Respect of Letters of Credit.
(a) Not later than the date that is ten (10) Business Days prior to the Revolving Termination Date, or at any time after the Revolving Termination Date when the aggregate funds on deposit in the L/C Cash Collateral Account shall be less than the amounts required herein, each Borrower with any Letters of Credit then outstanding shall pay to the Administrative Agent in immediately available funds in the applicable Currency, at the Administrative Agent’s office referred to in Section 10.2, for deposit in the L/C Cash Collateral Account described in Section 3.1(c), the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Account are not less than 105% of the sum of all outstanding L/C Obligations with an expiration date beyond the Revolving Termination Date.

(b) The Administrative Agent may, from time to time after funds are deposited in any L/C Cash Collateral Account, apply funds then held in such L/C Cash Collateral Account to the payment of any amounts, in accordance with the terms herein, as shall have become or shall become due and payable by the Borrowers to the Issuing Lenders or Multicurrency Lenders in respect of the L/C Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

3.10    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on each Business Day, the aggregate undrawn amount of all outstanding Letters of Credit issued by it, (ii) on each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it on such date, and no Issuing Lender shall be permitted to issue, amend, renew or extend such Letter of Credit without first notifying the Administrative Agent as set forth herein, (iii) on each Business Day on which such Issuing Lender makes any payment pursuant to a Letter of Credit (including in respect of a time draft presented thereunder), the date of such payment and the amount of such payment and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
4.1    Financial Condition.

(a)    The audited consolidated balance sheets of the Parent Borrower and its Consolidated Subsidiaries for the two most recently completed fiscal years ended at least 90 days before the Closing Date, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Parent Borrower and its Consolidated Subsidiaries, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of the Parent Borrower and its Consolidated Subsidiaries delivered pursuant to Section 5.1(b)(ii), and the related unaudited consolidated statements of income and cash flows for such fiscal periods, present fairly the consolidated financial condition of the Parent Borrower and its Consolidated Subsidiaries as at such date. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
(b)    As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or Foreign Currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in subsection (a) of this Section 4.1.
4.2    No Change. Since December 31, ~~2020~~2024, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with its Organizational Documents and all Requirements of Law except in each case referred to in clauses (b), (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Organizational Document or Contractual Obligation of any Group Member, except where any such violation could not reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Parent Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.
4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except for such claims as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person.
4.10    Taxes. Each Group Member has timely filed or caused to be filed all Federal and state income Tax returns and any other material Tax returns that have been required to be filed (taking into account extensions) and has timely paid all such Taxes and assessments payable by it which have become due (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established); no Liens for Taxes have been filed (other than Liens for Taxes not yet due or the amount or validity of which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained in conformity with GAAP), and, to the knowledge of the Parent Borrower, as of the date hereof, no claim is being asserted with respect to any such Tax.

4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for purchasing or “carrying” any “margin stock” or to extend credit to others for the purpose of purchasing or carrying margin stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulations T, U or X of the Board.  No more than 25% of the assets of the Group Members consist of (or after applying the proceeds of the Loans will consist of) “margin stock” as so defined.  If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
4.13    ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts with respect to any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued, including in accordance with Accounting Standards Codification No. 715-60. Except as could not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Pension Plan did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).
4.14    Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
4.15    Subsidiaries. As of the ~~Closing~~Amendment No. 1 Effective Date, (a) part (A) of the certificate delivered pursuant to Section ~~5.1~~4(~~j~~m)(~~ii)~~iv) of Amendment No. 1 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned directly or indirectly by any Domestic Loan Party and (b) except as disclosed in part (B) of the certificate delivered pursuant to Section ~~5.1~~4(~~j~~m)(~~ii~~iv) of Amendment No. 1, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) (x) of any nature relating to any Capital Stock of the Parent Borrower or any Wholly-Owned Subsidiary or (y) relating to any Capital Stock owned directly or indirectly by a Pledged Loan Party, Pledged

Affiliate or Affiliated Holder of any Subsidiary that is not a Wholly-Owned Subsidiary that would reasonably be expected to materially adversely affect the value such Capital Stock from the perspective of the Administrative Agent or the Lenders, in each case except as created by the Loan Documents. For clarity, (i) the information required in this Section 4.15 may be depicted in an annotated structure chart which includes supplemental information other than the information expressly required pursuant to this Section 4.15 and (ii) the Parent Borrower makes no representation as to such supplemental information, which is provided to the Parent Borrower’s knowledge for informational purposes only.
4.16    Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit shall be used (x) on the Closing Date, to finance Transaction Costs (except any Transaction Costs paid to an Affiliate of a Lender that is not a Subsidiary of a Lender, which shall not be paid with proceeds of Revolving Loans) and (y) on and after the Closing Date, to finance the investment activities, working capital needs and general corporate purposes of the Parent Borrower and its Subsidiaries.
4.17    Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    each Group Member is in compliance with all, and has not violated any, applicable Environmental Laws;
(b)    no Group Member has received any notice of violation, alleged violation, non-compliance, liability or potential liability or request for information regarding compliance with or liability under any Environmental Laws or regarding liability with respect to Materials of Environmental Concern, nor is any Group Member aware of any of the foregoing concerning any property owned, leased or operated by any Group Member;
(c)    no Group Member has used, managed, stored, handled, transported, disposed of, or arranged for the disposal of, any Materials of Environmental Concern in violation of any applicable Environmental Law, or in a manner or at any location that could give rise to liability under, any applicable Environmental Law;
(d)    no litigation, investigation or proceeding of or before any Governmental Authority or arbitrator is pending or, to the knowledge of the Parent Borrower, threatened, by or against any Group Member or against or affecting any property owned, leased or operated by any Group Member, under any Environmental Law or regarding any Materials of Environmental Concern; nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding against any Group Member or against or affecting any property owned, leased or operated by any Group Member, under any Environmental Law or regarding any Materials of Environmental Concern;
(e)    Materials of Environmental Concern are not present at any property owned, leased or operated by any Group Member under circumstances or conditions that could result in liability to any Group Member or interfere with the use or operation of any such property; and
(f)    no Group Member has assumed or retained, by contract or operation of law, any liability under Environmental Laws or regarding Materials of Environmental Concern.
4.18    Accuracy of Information, etc.

(a)    No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
(b)    As of the Closing Date, to the best knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date in connection with this Agreement is true and correct in all respects.
4.19    Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Securities (as defined in the Guarantee and Collateral Agreement) that are certificated described in the Guarantee and Collateral Agreement, when stock certificates representing such Securities are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19 and the other actions specified on Schedule 4.19 shall have been taken, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Domestic Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3(a), (h) and (n)).
4.20    Solvency. On the Closing Date, after giving effect to the transactions contemplated hereby (including the borrowing of Revolving Loans and the issuance of Letters of Credit, if any), the Loan Parties, on a consolidated basis, are Solvent.
4.21    Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrowers. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor.
4.22    Insurance. The properties of the Parent Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Parent Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates.
4.23    Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers and their Affiliates and, to the knowledge of the Borrowers, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Parent Borrower, any Subsidiary Borrower, any Affiliate of the foregoing or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any Affiliate thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
4.24    Stock Exchange Listing. The shares of common Capital Stock of the REIT Entity are listed on the New York Stock Exchange or any other U.S. national or international securities exchange.
4.25    REIT Status. The REIT Entity  ~~at all times has operated its business in a manner to permit it to qualify for status as a REIT under the Code commencing with its first taxable year ended December 31, 2018. For each taxable year on or after the effective date of the REIT Entity’s election to be treated as a REIT under the Code, the REIT Entity has been or will be organized and operated in compliance with the requirements for qualification and taxation as a REIT under the Code.~~qualifies as, and has elected to be treated as, a REIT, and is in compliance with the provisions of the Code to allow the REIT Entity to maintain its status as a REIT.
4.26    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
4.27    Outbound Investment Rules. Neither the Parent Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Parent Borrower nor any of its Subsidiaries is currently engaging in, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
SECTION 5.    CONDITIONS PRECEDENT
5.1    Conditions to Initial Extension of Credit. This Agreement shall become effective on and as of the first date on which all of the following conditions precedent (except to the extent set forth on Schedule 6.16) shall have been satisfied (or waived in accordance with Section 10.1):
(a)    Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Parent Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by each Domestic Loan Party, (iii) to the extent not delivered prior to the Closing Date in connection with the Existing Credit Agreement, an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Domestic Loan Party and (iv) to the extent not delivered prior to the Closing Date in connection with the Existing Credit Agreement, Control Agreements with respect to each Distribution Account of a Domestic Loan Party, duly executed by each of the parties thereto.
(b)    Financial Statements. The Lenders shall have received:

(i)    audited consolidated financial statements of the Parent Borrower for the two most recently completed fiscal years ended at least 90 days before the Closing Date; and
(ii)    unaudited consolidated financial statements of the Parent Borrower for the nine-month period ending September 30, 2021.
(c)    Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
(d)    Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
(e)    Fees. The Administrative Agent shall have received all fees required to be paid to the Arranger and the Lenders, and all expenses for which invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel), on or before the Closing Date. Such amounts may be paid with proceeds of Revolving Loans made on the Closing Date and, if so, will be reflected in the funding instructions given by the Parent Borrower to the Administrative Agent on or before the Closing Date.
(f)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (or certifying that such certificate of incorporation or certificate of formation, as applicable, has not been amended, repealed, modified, or restated since last provided to the Administrative Agent in connection with the Existing Credit Agreement or in connection with any subsequent joinder, as applicable, is in full force and effect as of the Closing Date hereof and no such amendment or modification is pending), and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.
(g)    Legal Opinions. The Administrative Agent shall have received a legal opinion in form and substance reasonably acceptable to the Administrative Agent of Hogan Lovells LLP, counsel to the Parent Borrower and its Subsidiaries. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(h)    Pledged Stock; Stock Powers. To the extent not already delivered to the Administrative Agent pursuant to the Existing Credit Agreement, the Administrative Agent shall have received the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(i)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.
(j)    Certificates.
(i)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.
(ii)    a certificate signed by a Responsible Officer of the Parent Borrower certifying the information required pursuant to Section 4.15.
(iii)    a certificate signed by a Responsible Officer of the Parent Borrower (x) certifying (A) that the conditions specified in this Section 5 have been satisfied (other than with respect to the satisfaction of the Administrative Agent or any Lender) and (B) that, since December 31, 2020, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect on (1) the business, assets, financial condition or results of operations of (a) the Parent Borrower or (b) the Parent Borrower, its Subsidiaries and any of the entities in which they have invested directly or indirectly, taken as a whole or (2) the facts and information, taken as a whole, regarding any such entities as heretofore disclosed to the Administrative Agent and the Lenders and (y) certifying that the Parent Borrower has delivered true and correct copies of the operating agreements, partnership agreements or other applicable organizational documents of each Affiliated Investor that (I) directly or indirectly owns an Investment Asset included in the calculation of the Maximum Permitted Outstanding Amount and (II) is a Pledged Affiliate.
(iv)    a certificate signed by a Responsible Officer of the Parent Borrower setting forth (A) a reasonably detailed calculation of the Maximum Permitted Outstanding Amount as of the Closing Date and (B) a reasonably detailed pro forma calculation of the financial ratios and metrics set forth in Section 7.1, after giving effect to the Transactions (but, for the avoidance of doubt with respect to this clause (B), subject to compliance with Section 5.1(m) below, there shall be no requirement that such calculations evidence compliance with any ratio or metric as a condition to the Closing Date).
(k)    Solvency. The Administrative Agent shall have received a certificate from the chief financial officer or treasurer of the Parent Borrower, in form and substance reasonably acceptable to the Administrative Agent certifying that the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to this Agreement, the transactions contemplated hereby (including the borrowing of Revolving Loans, if any) and the Transactions are Solvent as of the Closing Date.
(l)    KYC Information. (x) The Lenders shall have received, to the extent requested by the Administrative Agent in writing at least ten (10) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case at least three (3) Business Days prior to the Closing Date and (y) to the extent the Parent Borrower qualifies as a “legal entity customer”, the Administrative Agent and each requesting Lender shall have received, at least three (3) Business Days prior to the Closing Date (to the extent requested by the Administrative Agent in writing at least 10 days prior to the Closing Date), in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Parent Borrower in a form substantially similar to the form published by the Loan Syndications and Trading Association;
(m)    Representations and Warranties; No Default. The conditions set forth in Section 5.2(a) and (b) shall have been satisfied.
(n)    Insurance. The Administrative Agent shall have received evidence of insurance required to be maintained pursuant to the Loan Documents.
(o)    Closing Date Material Adverse Effect. Since December 31, 2020, there shall not have been any Material Adverse Effect.
(p)    Closing Date Payments and Reallocation.
(i)    The Parent Borrower shall have paid to the Administrative Agent all interest, letter of credit fees and commitment fees which are unpaid and accrued to the Closing Date under the Existing Credit Agreement (without duplication of any fees and expenses to be paid pursuant to Section 5.1(e)); and
(ii)    The payments required pursuant to Section 10.24(b) shall have been made or deemed to have been made.
For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction (or waiver in accordance with Section 10.1) of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date).
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)    No Bridge Loans. No Indebtedness incurred pursuant to Section 7.2(h) shall remain outstanding.
Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by such Borrower (and, if such Borrower is a Subsidiary Borrower, by the

Parent Borrower) as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6.    AFFIRMATIVE COVENANTS
Each Borrower hereby agrees that, until Payment in Full, such Borrower shall and shall cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (except for any going concern exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, the upcoming Revolving Termination Date occurring within one year from the time such report is delivered), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Consolidated Subsidiaries (subject to normal year-end audit adjustments and the lack of footnotes);
All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
Notwithstanding the foregoing, the Parent Borrower will be permitted to satisfy its obligations with respect to financial information relating to the Parent Borrower described in clauses (a) and (b) above by furnishing financial information relating to the REIT Entity; provided that (i) the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the REIT Entity and its Consolidated Subsidiaries, on the one hand, and the information relating to the Parent Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand, with respect to the consolidated balance sheet and income statement (“Consolidating Information”) and (ii) the Consolidating Information shall be certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Consolidated Subsidiaries on a standalone basis.
6.2    Certificates; Other Information. Furnish to the Administrative Agent for distribution to each Lender (or, in the case of clause (g), to the relevant Lender):

(a)    as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Parent Borrower ending after the Closing Date, to the extent consistent with the policy of the independent certified public accountants reporting on the financial statements referred to in Section 6.1(a), a certificate of such independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default pursuant to Section 7.1, except as specified in such certificate;
(b)    as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Parent Borrower and 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, (i) a certificate of a Responsible Officer of the Parent Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Parent Borrower, as the case may be and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Capital Stock acquired by any Domestic Loan Party (or a structure chart depicting such Capital Stock) (which may be limited to Capital Stock relating to an Investment Asset included in the calculation of the Maximum Permitted Outstanding Amount), and (3) a description of any Person that has become a Wholly-Owned Subsidiary of the Parent Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary or a Domestic Subsidiary constituting an Excluded Foreign Subsidiary) (or a structure chart depicting such Persons), in each case since the date of the most recent applicable report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);
(c)    as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Parent Borrower commencing following the end of the fiscal year ending December 31, 2022, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Parent Borrower stating that such Projections are prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material);
(d)    as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Parent Borrower and 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, a certificate of a Responsible Officer of the Parent Borrower setting forth a reasonably detailed calculation of the Maximum Permitted Outstanding Amount on the last date of the relevant period covered by the financial statements for such fiscal period; provided that in the event that the Total Revolving Extensions of Credit outstanding at any time exceeds 90% of the Maximum Permitted Outstanding Amount at such time, the Parent Borrower shall provide such certificates to the Administrative Agent on demand;
(e)    promptly after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC;

(f)     promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any plan funding notice described in Section 101(f) of ERISA with respect to any Pension Plan or any Multiemployer Plan provided to or received by any Group Member or any ERISA Affiliate; provided, that if the relevant Group Members or ERISA Affiliates have not received or requested, as applicable, such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;
(g)    promptly, such additional financial and other information (including, for the avoidance of doubt, asset-level data, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, and operating agreements, partnership agreements or other applicable organizational documents of any Affiliated Investor that directly or indirectly owns an Investment Asset included in the calculation of the Maximum Permitted Outstanding Amount) as the Administrative Agent or any Lender may from time to time reasonably request; provided that in no event shall the Parent Borrower or any Subsidiary be required to disclose information (x) to the extent that such disclosure to the Administrative Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (i) such obligations were not entered into in contemplation of this Agreement or any other Loan Document, and (ii) such obligations are owed by it to a third party, or (y) if such information is subject to attorney-client privilege and as to which the Parent Borrower or the applicable Subsidiary has been advised by counsel that the provision of such information to the Administrative Agent or such Lender would give rise to a waiver of such attorney-client privilege; and
(h)    any change in the information provided in the Beneficial Ownership Certification delivered to a Lender that would result in a change to the list of beneficial owners identified in such certification.
Information required to be delivered pursuant to Section 6.1 and clause (e) of this Section 6.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Parent Borrower or the REIT Entity or the SEC at http://www.sec.gov.
6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of Tax liabilities and other governmental charges, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
6.4    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence (in the case of each Borrower, in a United States jurisdiction) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4, and except, in the case of this clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Borrower, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.5    Maintenance of Property; Insurance. (a)  Except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account (in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower and its Subsidiaries) in a manner that permits the preparation of financial statements in conformity with GAAP and all Requirements of Law and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired, upon reasonable advance notice to the Parent Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, however, that so long as no Event of Default exists, the Administrative Agent on behalf of the Lenders shall be permitted to make only one (1) such visit per fiscal year at the expense of the Parent Borrower.
6.7    Notices. Promptly upon a Responsible Officer of the Parent Borrower becoming aware of the occurrence of any of the following events, give notice to the Administrative Agent for distribution to the Lenders:
(a)    of the occurrence of any Default or Event of Default;
(b)    of any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    of any litigation or proceeding affecting any Group Member (i) which could reasonably be expected to have a Material Adverse Effect and is not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
(d)    of the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to have a Material Adverse Effect;
(e)    if at any time the sum of the Total Revolving Extensions of Credit exceeds 90% of the Maximum Permitted Outstanding Amount;
(f)    of any Trigger Event;

(g)    of any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
(h)    of any Subsidiary Guarantor being a Specified Subsidiary.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8    Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws to continue activities as currently conducted; and
(b)    Generate, use, treat, store, release, transport, dispose of, and otherwise manage all Materials of Environmental Concern in a manner that does not result in liability to any Group Member and does not impair the use of any property owned, leased or operated by any Group Member, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could result in a liability to, or impair the use of any real property owned, leased or operated by, any Group Member;
it being understood that this Section 6.8 shall be deemed not breached by a noncompliance with any of the foregoing (a) or (b); provided that such non-compliance, in the aggregate with any other such non-compliance, could not reasonably be expected to have a Material Adverse Effect.
6.9    Maintenance of REIT Status; New York Stock Exchange Listing. The REIT Entity shall be organized and operated in compliance with the requirements for qualification and taxation as a REIT under the Code. The REIT Entity will also at all times be listed on the New York Stock Exchange or any other U.S. national or international securities exchange.
6.10    Additional Collateral, etc(a)    . (a) After-Acquired Property of a Domestic Loan Party. With respect to any property acquired after the Closing Date by any Domestic Loan Party that is property of the type which would otherwise constitute Collateral subject to the Lien created by any of the Security Documents but is not yet so subject (including, without limitation, (x) all Capital Stock held by any Domestic Loan Party in any newly formed or acquired Subsidiary of the Parent Borrower and (y) all Capital Stock held by any Domestic Loan Party in any Affiliated Investor) (collectively, the “After-Acquired Property”), promptly but in any event within 60 days after the end of the fiscal year during which such property was acquired (or by such later date as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or reasonably requested to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including (A) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (B) the delivery of the certificates (if any) representing any such Capital Stock acquired (together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Stock); provided that to the extent that the documents described in clause (i) of this clause (a) have not been executed and delivered or the actions described in clause (ii) of this clause (a) have not been taken, in each case, with respect to any After-Acquired Property with an aggregate value in excess of 10.0% of the Total Asset Value at any time, the Parent Borrower shall cause the requirements set forth in clauses (i) and (ii) of this clause (a) to be met within 60 days after the end of the fiscal quarter during which such limit was exceeded to the extent necessary to eliminate such excess.
(b)    [Intentionally omitted.]
(c)    Additional Guarantors. With respect to any new Wholly-Owned Subsidiary of the Parent Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary or a Domestic Subsidiary constituting an Excluded Foreign Subsidiary) created or acquired (including pursuant to a Division) after the Closing Date by any Group Member (which, for the purposes of this Section 6.10(c), shall include any existing Domestic Subsidiary that ceases to be an Excluded Subsidiary or Excluded Foreign Subsidiary) (collectively, the “New Subsidiaries”), promptly (but in any event within 60 days after the end of the fiscal year during which such New Subsidiary was created or acquired (or by such later date as the Administrative Agent may agree in its sole discretion)),
(i)     execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such New Subsidiary that is owned by any Domestic Loan Party;
(ii)     deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Domestic Loan Party;
(iii)    cause such New Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or reasonably requested to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such New Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such New Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments; and
(iv)     if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;
provided that, to the extent that such New Subsidiaries (other than any Subsidiary that constitutes a New Subsidiary solely as a result of ceasing to be an Excluded Subsidiary or Excluded Foreign Subsidiary during the period since the end of the most recently ended fiscal year) that have not yet executed and delivered the documents and taken the actions described in clauses (i) through (iv) of this Section 6.10(c) have assets with an aggregate value in excess of 10.0% of the Total Asset Value at any time, the Parent Borrower shall cause such New Subsidiaries to comply with clauses (i) through (iv) of this Section 6.10(c) within 60 days after the end of the fiscal quarter during which such limit was exceeded to the extent necessary to eliminate such excess. Notwithstanding the foregoing, with respect of any New Subsidiary that becomes a party to the Guarantee and Collateral Agreement pursuant to this Section

6.10(c), but does not directly or indirectly own Investment Assets that in any way contribute to the Maximum Permitted Outstanding Amount, clause (iv) above shall not apply unless otherwise reasonably requested by the Administrative Agent. For the avoidance of doubt, the provisions of this Section 6.10(c) shall not limit the rights of the Parent Borrower to effect a joinder of a Domestic Subsidiary at an earlier time than that required by this Section 6.10(c).
(d)    Equity Pledge of Excluded Foreign Subsidiaries. With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date directly by any Domestic Loan Party, promptly but in any event within 60 days after the end of the fiscal year during which such ~~N~~new Excluded Foreign Subsidiary was created or acquired (or by such later date as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Domestic Loan Party (provided that in no event shall more than 66⅔% of the total outstanding voting Capital Stock, as determined for U.S. federal income tax purposes, of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Domestic Loan Party, and take such other action as may be necessary or reasonably requested by the Administrative Agent to perfect the Administrative Agent’s security interest therein and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing or any other provision of the Loan Documents, the Domestic Loan Parties shall not be required to undertake such perfection actions in any jurisdictions outside the United States.
(e)    Certain Collateral Limitations. Notwithstanding anything set forth herein or any of the other Loan Documents, but without limiting the requirements set forth in clause (F)(2) of the definition of Qualifying Criteria, the Loan Parties shall not be required to (x) take actions under the laws of any jurisdictions other than a jurisdiction of the United States in order to create or perfect security interests in any Collateral or (y) obtain third party acknowledgements, agreements or consents in support of the creation, perfection or enforcement of security interests in such Collateral. In addition, the requirements of this Section 6.10 shall not apply to (i) any assets or Subsidiaries created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has reasonably determined, and has advised the Parent Borrower, that such requirements need not be satisfied because, inter alia, the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein or (ii) require the pledge of any Qualified Non-Pledged Asset or other Investment Asset that would otherwise constitute Excluded Collateral (as defined in the Guarantee and Collateral Agreement).
(f)    Additional Subsidiary Borrower.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, each Domestic Borrower and any other applicable Domestic Loan Party shall, on the date such Subsidiary becomes a Domestic Borrower under this Agreement, (A) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Domestic Borrower, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Company or such other Domestic Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (C) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents and guarantee documents) as the Administrative Agent may reasonably request for such Domestic Borrower to become a party to each applicable Security Document and guarantee document in its capacity as a Subsidiary Borrower, (D) execute and deliver such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property of such Domestic Borrower that is of the type included in the Collateral and (E) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law.
(ii)    Notwithstanding anything to the contrary set forth in this Agreement, each Foreign Borrower that is a Subsidiary of a Domestic Loan Party and any applicable Domestic Loan Party shall, on the date such Subsidiary becomes a Foreign Borrower under this Agreement, (A) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Foreign Borrower (provided that in no event shall more than 66⅔% of the total outstanding voting Capital Stock, as determined for U.S. federal income tax purposes, of any such Foreign Borrower that is an Excluded Foreign Subsidiary be required to be so pledged), (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Company or such other Domestic Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein and (C) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law.
6.11    Use of Proceeds. The proceeds of the Loans shall be used to finance (x) in part the Transaction Costs (except any Transaction Costs paid to an Affiliate of a Lender that is not a Subsidiary of a Lender, which shall not be paid with the proceeds of Revolving Loans) and (y) the investment activities, working capital needs and general corporate purposes of the Parent Borrower and its Subsidiaries.
6.12    Information Regarding Collateral. The Parent Borrower shall provide prompt (but in any event within ten (10) days of any such change) written notice to the Administrative Agent of any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or type of organization, (iv) in any Loan Party’s Federal Taxpayer Identification Number (or equivalent thereof), or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), in each case, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request. Prior to effecting any such change, the Parent Borrower shall have taken (or will take on a timely basis) all action required to maintain the perfection and priority of the security interest of the Administrative Agent in the Collateral, if applicable. The Parent Borrower agrees to promptly provide the Administrative Agent with certified organization documents reflecting any of the changes described in the preceding sentence, to the extent applicable.
6.13    Organization Documents of Affiliated Investors. The Parent Borrower shall provide the Administrative Agent with a copy of the organization documents of each Affiliated Investor promptly upon request by the Administrative Agent.
6.14    Distribution Accounts. (a) The Parent Borrower shall irrevocably instruct each Affiliated Investor that directly or indirectly owns an Investment Asset, to make any and all Distributions from such Affiliated Investor that are payable to any Domestic Loan Party into one or more deposit accounts or securities accounts, as applicable, that is subject to a Control Agreement and maintained by such Domestic Loan Party at JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. or Bank of America, N.A., or any Affiliates thereof, or any other depositary bank or securities intermediary, as applicable, reasonably acceptable to the Administrative Agent (each such deposit account and securities account, a “Distribution Account”). If, despite such instructions, any Distribution is received by a Domestic Loan Party in contravention of the prior sentences, such Domestic Loan Party shall receive such Distribution in trust for the benefit of the Administrative Agent, and the Parent Borrower shall cause such Domestic Loan Party to segregate such Distribution from all other funds of such Domestic Loan Party and shall within two (2) Business Days following receipt thereof cause such Distribution to be deposited into a Distribution Account.
(b)    Each Domestic Borrower and each Subsidiary Guarantor that directly or indirectly owns and holds any Investment Asset shall promptly (and in any event within two (2) Business Days) deposit any and all payments and other amounts received by such Domestic Borrower or such Subsidiary Guarantor relating to such Investment Asset or received by any Affiliated Investor that, directly or indirectly, owns such Investment Asset (including, without limitation, all payments of principal, interest, fees, indemnities or premiums in respect of such Investment Asset, and all proceeds from the sale or other disposition of, or from any exercise of any rights or remedies with respect to, such Investment Asset) into a Distribution Account.
(c)    Notwithstanding the foregoing, the Parent Borrower and each other Domestic Loan Party shall have the right (i) to access and make withdrawals from its Distribution Account at any time unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have blocked access to such Distribution Account and (ii) in the case that an Event of Default shall have occurred and be continuing and the Administrative Agent shall have blocked access to such Distribution Account, to access and make withdrawals from its Distribution Account as necessary to make the distributions contemplated by Section 7.6(e)(i) so long as no Event of Default has occurred pursuant to Section 8(a) or 8(f).
6.15    Valuation. The Parent Borrower shall determine the Adjusted Net Book Value of each Investment Asset included in the Maximum Permitted Outstanding Amount on a quarterly basis, consistent with the Parent Borrower’s valuation policy as of the ~~Closing~~Amendment No. 1 Effective Date. An independent third-party valuation analysis shall be completed on Non-Performing Loans within 60 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after becoming a Non-Performing Loan (and, in the case of any Non-Performing Loans held by a CLO Issuer, the applicable CLO Equity Investment will then be marked to market as part of such valuation).
6.16    Post-Closing Obligations.
(a)    As promptly as practicable, and in any event within the applicable time period set forth in Schedule 6.16 (or by such later date as the Administrative Agent may agree in its sole discretion), the Parent Borrower and each other Loan Party will deliver or cause to be delivered to the Administrative Agent all documents and take all actions set forth on Schedule 6.16. For the avoidance of doubt, to the extent any Loan Document requires delivery of any such document or completion of any such action prior to the date specified with respect thereto on Schedule 6.16, such delivery may be made or such action may be taken at any time prior to the time specified on Schedule 6.16. To the extent any representation and warranty would not be true or any provision of any covenant would otherwise be breached solely due to a failure to comply with any such requirement prior to the date specified on Schedule 6.16, the respective representation and warranty shall be required to be true and correct (or the respective covenant complied with) with respect to such action only at the time such action is taken (or was required to be taken) in accordance with this Section 6.16.
SECTION 7.    NEGATIVE COVENANTS
Each Borrower hereby agrees that, until Payment in Full, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
7.1    Financial Condition Covenants.
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Parent Borrower to exceed 0.80 to 1.00 at any time.
(b)    Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Parent Borrower for any fiscal quarter to be less than 3.00 to 1.00.
(c)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower to be less than ~~1.50~~1.40 to 1.00.
(d)    Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than the sum of (i) ~~1,112,000,000~~$900,000,000 plus (ii) 70% of the Net Cash Proceeds received by the Parent Borrower after ~~September 30, 2021~~the Amendment No. 1 Effective Date (x) from any offering by the Parent Borrower of its common equity and (y) from any offering by the REIT Entity of its common equity to the extent such Net Cash Proceeds are contributed to the Parent Borrower, excluding any such Net Cash Proceeds that are contributed to the Parent Borrower within 90 days of receipt of such Net Cash Proceeds and applied to purchase, redeem or otherwise acquire Capital Stock issued by the Parent Borrower (or any direct or indirect parent thereof).
(e)    Maximum Permitted Outstanding Amount. Permit the Total Revolving Extensions of Credit at any time to exceed the Maximum Permitted Outstanding Amount at such time.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    Indebtedness of (i) the Parent Borrower to any Subsidiary, (ii) any Subsidiary Guarantor to the Parent Borrower or any other Subsidiary and (iii) to the extent constituting an Investment permitted by Section 7.7, any Subsidiary to the Parent Borrower or any other Subsidiary;
(c)    Guarantee Obligations by the Parent Borrower or any of its Subsidiaries of obligations of any Subsidiary to the extent constituting an Investment permitted by Section 7.7 (other than pursuant to Section 7.7(c)); provided however, that in the case of a Guarantee Obligation by an Unconsolidated Subsidiary of obligations of any person that is not an Unconsolidated Subsidiary, such Guarantee Obligation shall be included in the calculation of Consolidated Total Debt hereunder; provided further that, to the extent the primary obligations (as defined in the definition of Guarantee Obligations) in respect of such Guarantee Obligations are subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, any such Guarantee Obligations shall be subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, on terms no less favorable to the Administrative Agent and the Lenders than the subordination terms applicable to the primary obligations;
(d)    Indebtedness outstanding on the Amendment No. 1 Effective ~~d~~Date ~~hereof~~ and, to the extent the aggregate principal amount of all such Indebtedness exceeds $2,000,000, listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof, or increasing the principal amount thereof, except by an amount up to the unpaid accrued interest and premium thereon plus other amounts owing or paid related to such existing Indebtedness, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension); provided that, to the extent such Indebtedness listed on Schedule 7.2(d) is subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, any such refinancings, refundings, renewals or extensions shall be subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, on terms no less favorable to the Administrative Agent and the Lenders;
(e)    Indebtedness (including, without limitation, Capital Lease Obligations and Indebtedness incurred to finance the acquisition, construction or development of any fixed or capital assets (except to the extent incurred with respect to any Investment Asset)) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount at any one time outstanding not to exceed $40,000,000;
(f)    Non-Recourse Indebtedness of Subsidiaries that are not Loan Parties and any Non-Recourse Pledge; provided that after giving pro forma effect to the incurrence of such Non-Recourse Indebtedness or Non-Recourse Pledge, as applicable, the Parent Borrower shall be in compliance with Section 7.1;
(g)    unsecured Indebtedness of the Parent Borrower or any other Loan Party; provided that (i) such unsecured Indebtedness shall mature no earlier than the date that is 91 days following the ~~Latest~~Revolving Termination Date (and shall not require any payment of principal prior to such date other than any provision requiring a mandatory prepayment or an offer to purchase such Indebtedness as a result of a change of control, asset sale, casualty event or de-listing of common stock) and (ii) after giving pro forma effect to the incurrence of such unsecured Indebtedness, the Parent Borrower shall be in compliance with Section 7.1(a);

(h)    unsecured Indebtedness of the Parent Borrower or any other Loan Party not otherwise permitted hereunder; provided that (i) at the time such Indebtedness is incurred and during the period such Indebtedness continues to remain outstanding, there are no Revolving Extensions of Credit outstanding (provided that, if there are Revolving Extensions of Credit outstanding immediately prior to the time such Indebtedness is incurred, such Loans shall be paid in full and any outstanding Letters of Credit shall have been cash collateralized in accordance with the procedures set forth in Section 8.1, in each case prior to or simultaneously with the incurrence of such Indebtedness), (ii) no Default shall have occurred or be continuing or would result therefrom and (iii) such Indebtedness shall not have a maturity date that is later than two (2) years after the initial incurrence thereof;
(i)    Specified GAAP Reportable B Loan Transactions; provided that after giving pro forma effect to the incurrence of such Specified GAAP Reportable B Loan Transactions, no Default shall have occurred or be continuing or would result therefrom;
(j)    Permitted Warehouse Indebtedness; provided that after giving pro forma effect to the incurrence of such Permitted Warehouse Indebtedness, no Default shall have occurred or be continuing or would result therefrom;
(k)    Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days;
(l)    Indebtedness incurred by the Parent Borrower or any Subsidiary (including obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued or created in the ordinary course of business) owed to any Person providing workers compensation, health, disability or other employee benefits or property, casualty or liability insurance;
(m)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees (not for borrowed money) and similar obligations provided by the Parent Borrower or any Subsidiary in each case in the ordinary course of business or consistent with past practice; and
(n)    additional Indebtedness of the Parent Borrower or any of its Subsidiaries in an aggregate principal amount (for the Parent Borrower and all Subsidiaries) at any one time outstanding not to exceed $40,000,000.

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes not yet due or the amount or validity of which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    (i) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Subsidiaries and (ii) other Liens encumbering any Commercial Real Estate Ownership Investment that do not secure Indebtedness for borrowed money or Indebtedness constituting seller financing;
(f)    Liens in existence on the Amendment No. 1 Effective ~~d~~Date ~~hereof~~ listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the ~~Closing~~Amendment No. 1 Effective Date;
(g)    Liens securing Indebtedness of the Parent Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition, construction or development of fixed or capital assets, provided that (i) such Liens shall be created within 270 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
(h)    Liens created pursuant to the Security Documents;
(i)     any interest or title of a lessor under any lease entered into by the Parent Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(j)    Liens securing Non-Recourse Indebtedness permitted under Section 7.2(f); provided that (i) such Liens do not at any time encumber any Collateral and (ii) such Liens do not encumber any assets other than assets of any non-Loan Party that incurred such Non-Recourse Indebtedness (which, for clarity, may include assets of any non-Loan Party guarantor of such Non-Recourse Indebtedness) or any Loan Party that is limited to a Non-Recourse Pledge; provided that such Liens may be extended to other assets solely in connection with (x) an increase in the amount of such financing (such as in the form of incremental extensions of credit or the consummation of a refinancing) in an amount that is reasonably proportional to the value of the additional collateral or (y) a substitution of collateral supporting such Non-Recourse Indebtedness with replacement collateral of reasonably equivalent value, in each case as determined by the Parent Borrower in its commercially reasonable discretion giving due regard to general market conditions at the time of such increase or refinancing;
(k)    Liens on cash collateral securing Swap Obligations, solely to the extent hedging assets included in the calculation of the Maximum Permitted Outstanding Amount (without giving effect to any concentration limits set forth in the definition thereof);
(l)    Liens deemed to exist pursuant to Specified GAAP Reportable B Loan Transactions permitted pursuant to Section 7.2(i) solely to the extent encumbering the assets consisting of “A-Notes” related thereto;

(m)     Liens securing Permitted Warehouse Indebtedness of the Parent Borrower or any Subsidiary incurred pursuant to Section 7.2(j), solely to the extent encumbering (i) the Commercial Real Estate Debt Investments financed thereby or (ii) Capital Stock of the Permitted Warehouse Borrower pursuant to a Permitted Warehouse Equity Pledge;
(n)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(h);
(o)    any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary following the Closing Date, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, and (ii) such Lien does not apply to any other property or assets of the Parent Borrower or any Subsidiary;
(p)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry; provided that such liens, rights or remedies are not security for or otherwise related to Indebtedness;
(q)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(r)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(s)    Liens solely on any cash earnest money deposits made by the Parent Borrower or any Subsidiary in connection with any acquisition permitted hereunder;
(t)    Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby (as to the Parent Borrower and all Subsidiaries) does not exceed in the aggregate at any one time outstanding $30,000,000; and
(u)    to the extent constituting a Lien, obligations restricting the sale or other transfer of assets pursuant to commercially reasonable “tax protection” (or similar) agreements entered into with limited partners or members of the Parent Borrower or of any other Subsidiary of the REIT Entity in a so-called “DownREIT Transaction”.
provided that, notwithstanding the foregoing, in no event shall any Liens (other than Liens permitted pursuant to clauses (a), (h), (n) and (u) above) encumber any of the Collateral.

7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, consummate a Division as the Dividing Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Subsidiary of the Parent Borrower (other than a Borrower) may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that in the case of any Loan Party merging with a Subsidiary that is not a Loan Party, the surviving entity shall be or become, substantially simultaneously therewith, a Loan Party);

(b)    any non-Loan Party Subsidiary may be merged or consolidated with or into any other non-Loan Party Subsidiary;
(c)    (i) any Subsidiary of the Parent Borrower (other than a Borrower) may Dispose of all or substantially all of its assets to the Parent Borrower or any Domestic Loan Party (upon voluntary liquidation or otherwise), (ii) any non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to another non-Loan Party Subsidiary or to any Foreign Borrower (upon voluntary liquidation or otherwise) or (iii) Parent Borrower or any Subsidiary of the Parent Borrower may Dispose of all or substantially all of its assets pursuant to a Disposition permitted by Section 7.5; provided that, with respect to any such Disposition by a Borrower, either (x) such Disposition by such Borrower must be to a Domestic Loan Party or (y) with respect to a Subsidiary Borrower, prior to such Disposition, all outstanding Loans made to such Subsidiary Borrower shall have been repaid in full, all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower shall have been cash collateralized, all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents shall have been repaid in full (it being agreed that any such repayment or cash collateralization shall be in accordance with the other terms of this Agreement), and a Termination Letter shall have been delivered with respect to such Subsidiary Borrower in accordance with Section 2.21(a)(ii);
(d)    any Investment permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;
(e)    any Subsidiary that has no material assets may be dissolved or liquidated; and
(f)    any Subsidiary of the Parent Borrower (other than a Borrower) that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries of the Parent Borrower at such time, or, with respect to assets not so held by one or more such Subsidiaries, such Division, in the aggregate, would result in a Disposition permitted by Section 7.5(e).
7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Parent Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    the Disposition of obsolete or worn out property in the ordinary course of business;
(b)    the sale of inventory in the ordinary course of business;
(c)    Dispositions permitted by clauses (i) and (ii) of Section 7.4(c);
(d)    the sale or issuance of any Subsidiary’s Capital Stock to the Parent Borrower or any Subsidiary Guarantor; and
(e)    the Disposition of other property including the sale or issuance of any Subsidiary’s Capital Stock; provided that after giving pro forma effect to such Dispositions, the Total Revolving Extensions of Credit shall not exceed the Maximum Permitted Outstanding Amount.
7.6    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock, partnership interests or membership interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
(a)    any Subsidiary may make Restricted Payments to the Parent Borrower, any Subsidiary Guarantor and each other owner of Capital Stock of such Subsidiary, which Restricted Payments shall either be paid ratably to the owners entitled thereto or otherwise in accordance with any preferences or priorities among the owners applicable thereto;
(b)    the Parent Borrower and any Subsidiary may repurchase Capital Stock in the Parent Borrower or any such Subsidiary deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;
(c)    the Parent Borrower and any Subsidiary may make Restricted Payments to acquire the Capital Stock held by any other shareholder, member or partner in a Subsidiary that is not wholly-owned directly or indirectly by the Parent Borrower to the extent constituting an Investment permitted by Section 7.7;
(d)    so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may purchase (and make distributions to permit the REIT Entity to purchase) its common stock, partnership interests or membership interests, as applicable, or options with respect thereto from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided, that the aggregate amount of payments under this clause (d) after the Amendment No. 1 Effective ~~d~~Date ~~hereof~~ (net of any proceeds received by the Parent Borrower after the date hereof in connection with resales of any such Capital Stock or Capital Stock options so purchased) shall not exceed $10,000,000;
(e)    (i) so long as no Event of Default under Section 8(a) or (f) shall have occurred and be continuing or would result therefrom, the Parent Borrower shall be permitted to declare and pay dividends and distributions on its Capital Stock or make distributions with respect thereto in an amount not to exceed the greater of (x) such amount as is necessary for the REIT Entity to maintain its status as a REIT under the Code and (y) such amount as is necessary for the REIT Entity to avoid income tax and, so long as no Default shall have occurred and be continuing or shall result therefrom, excise tax under the Code and (ii) the Parent Borrower shall be permitted to declare and pay an additional amount of dividends and distributions on its Capital Stock or make distributions with respect thereto so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to any such dividend or distribution, the Parent Borrower shall be in compliance with Section 7.1;
(f)    The Parent Borrower may make Restricted Payments constituting purchases or redemptions by the Parent Borrower of shares of its Capital Stock (and the Parent Borrower may make such cash distributions as may be required to enable the REIT Entity to purchase or redeem shares of Capital Stock), but only to the extent that immediately after giving effect to each such Restricted Payment (i) no Default or Event of Default is then continuing or shall occur and (ii) the Parent Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis;

(g)    The Parent Borrower and each Subsidiary thereof, in addition to distributions permitted by Section 7.6(f), may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the issuance of new shares of its common stock or other Capital Stock (other than Disqualified Capital Stock) within ninety (90) days of such issuance;
(h)    The Parent Borrower, or any other Subsidiary of the REIT Entity in a so-called “DownREIT transaction”, may redeem for cash limited partnership interests or membership interests in the Parent Borrower or such Subsidiary, respectively, pursuant to customary redemption rights granted to the applicable limited partner or member, but only to the extent that, in the good faith determination of the REIT Entity, issuing shares of the REIT Entity in redemption of such partnership or membership interests reasonably could be considered to impair its ability to maintain its status as a REIT; and
(i)    to the extent constituting a Restricted Payment, payments by the Parent Borrower to the REIT Entity to the extent required to fund administrative and operating expenses of the REIT Entity, including, without limitation, to fund liabilities of the REIT Entity that would not result in a default under Section 8(l), to the extent attributable to any activity of or with respect to the REIT Entity that is not otherwise prohibited by this Agreement~~;~~.
~~provided that, notwithstanding the foregoing, in no event shall the Parent Borrower make any Restricted Payments during the period from and after the Initial Revolving Termination Date upon the exercise by the Parent Borrower of any Extension Option (other than Restricted Payments permitted pursuant to clauses (b), (c), (d) and (e) above; provided that the amount of any dividend and distribution permitted pursuant to clause (e)(ii) above shall not exceed the amount of the most recent ordinary dividend that was distributed with respect to the Capital Stock of the Parent Borrower pursuant to such clause (e)(ii) prior to the Initial Revolving Termination Date).~~
7.7    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    investments in Cash Equivalents;
(c)    Guarantee Obligations permitted by Section 7.2;
(d)    loans and advances to employees of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding and (ii) in connection with such employee’s purchase of Capital Stock of a Group Member in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding; provided that no cash is actually advanced pursuant to this clause (d)(ii) unless immediately repaid;
(e)     intercompany Investments by any Group Member in any Domestic Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;
(f)    in addition to Investments otherwise permitted by this Section, Investments by the Parent Borrower or any of its Subsidiaries that do not constitute Restricted Investments, so long as no

Default or Event of Default shall have occurred and be continuing at the time of entering into an agreement to make such Investment or shall result therefrom; and
(g)    any Investment if and to the extent that the Parent Borrower determines in good faith that the making such Investment is reasonably necessary to permit it (or the REIT Entity) to satisfy the requirements applicable to REITs under the Code, so long as no Default pursuant to Section 8(a) or (f) shall have occurred and be continuing at the time of entering into such agreement to make such Investment or shall result therefrom.
7.8    Optional Payments and Modifications of Certain Debt Instruments.  (a) Make or offer to make (other than an offer conditioned upon the Payment in Full or upon the requisite consent of the Lenders) any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Indebtedness in an aggregate principal amount in excess of $25,000,000 during the term of the Revolving Facility (other than (A) the refinancing thereof with any Indebtedness permitted to be incurred under Section 7.2 (provided such Indebtedness does not shorten the maturity date thereof), (B) the conversion or exchange of any such Indebtedness to Capital Stock of the Parent Borrower (other than Disqualified Capital Stock), including any issuance of such Capital Stock in respect of which the proceeds are applied to the payment of such Indebtedness, (C) repayments, redemptions, purchases, defeasances and other payments in respect of any such Indebtedness of any non-Loan Party; provided that payments referred to in this clause (C) shall only be permitted so long as after giving effect thereto, the Parent Borrower is in pro forma compliance with Section 7.1(a) and (D) prepayments of Indebtedness in the nature of revolving loan facilities, including Permitted Warehouse Indebtedness); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Material Indebtedness (other than any such amendment, modification, waiver or other change that either (A) (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee, or (B) taken as a whole, is not materially adverse to the Parent Borrower and its Subsidiaries, taken as whole, or the Lenders ); or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any preferred stock of the Parent Borrower (other than any such amendment, modification, waiver or other change that either (A) (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee or (B) taken as a whole, is not materially adverse to the Parent Borrower and its Subsidiaries, taken as a whole, or the Lenders); provided, that such actions described in clauses (a), (b) and (c) may be taken if and to the extent that the Parent Borrower determines in good faith that such action is reasonably necessary to permit it (or the REIT Entity) to satisfy the requirements applicable to REITs under the Code, so long as no Default pursuant to Section 8(a) or (f) shall have occurred and be continuing at the time of entering into such agreement to make such Investment or shall result therefrom. Notwithstanding the foregoing, this Section 7.8 shall not apply to (i) intercompany Indebtedness, (ii) Indebtedness incurred pursuant to Section 7.2(h) or (iii) obligations of any Pledged Affiliate or Group Member whose Capital Stock is owned directly or indirectly by a Pledged Affiliate.
7.9    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Domestic Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the requirements of this Section 7.9 shall not apply to (A) transactions subject to the restrictions set forth in Section 7.6 or 7.7 that are permitted pursuant to Sections 7.6 or 7.7, as applicable or (B) payments by the Parent Borrower to the REIT Entity to the extent required to fund administrative and operating expenses of the REIT Entity.
7.10    Accounting Changes. Make any change in accounting policies or reporting practices, except in accordance with GAAP or required by any governmental or regulatory authority; provided that the Parent Borrower shall notify the Administrative Agent of any such change made in accordance with GAAP or required by any governmental or regulatory authority.
7.11    Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Subsidiary.
7.12    Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.
7.13    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues of the type intended to constitute Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing (i) any purchase money Liens or Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby (in each case, which prohibition or limitation shall only be effective against the assets financed thereby which in any event shall not include Collateral) or (ii) Indebtedness of an Excluded Subsidiary of the type described in clause (ii) of the definition of Excluded Subsidiary (in each case, where such limitation or prohibition is only effective against the equity interests owned by a Loan Party in such Excluded Subsidiary), (c) provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.7 and applicable solely to such joint venture and direct or indirect ownership interests therein and (d) change of control or similar limitations applicable to the upstream ownership of any Investment Asset; provided, in the case of clauses (c) and (d) above, that no Liens securing Indebtedness (other than Liens constituting a Non-Recourse Pledge) are permitted to exist on such assets.
7.14    Use of Proceeds. Request any Loan or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state.
7.15    Nature of Business. Enter into any line of business, either directly or through any Subsidiary, substantially different from those lines of business conducted by the Parent Borrower and its

Subsidiaries on the Amendment No. 1 Effective ~~d~~Date ~~hereof~~ or any business substantially related or incidental thereto.
7.16    Margin Stock. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.17    Amendment, Waiver and Terminations of Certain Agreements. Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any amendment, change, cancellation, termination or waiver in any respect of the terms of any organizational document of any Loan Party, Subsidiary thereof or any Affiliated Investor (other than a waiver by the Parent Borrower of the ownership limitations in and pursuant to its organizational documents), in each case other than amendments and modifications that, taken as a whole, are not materially adverse to the Administrative Agent or the Lenders.
7.18    Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement
SECTION 8.    EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    any Borrower shall fail to pay (x) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; (y) any interest on any Loan or Reimbursement Obligation or any fees payable hereunder or under any other Loan Document within three days after any such interest or fees becomes due or (z) any other amount payable hereunder or under any other Loan Document within five days after such other amount becomes due, in each case, in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in Section 6.2(d), Section 6.4(a)(i) (with respect to a Borrower only), Section 6.7(a), Section 6.9, Section 6.14 or Section 7 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that any Borrower gains knowledge of such default and (ii) notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or
(e)    any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and any Non-Recourse Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable by a Loan Party; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $40,000,000 or more; provided further, that this clause (iii) shall not apply to any Indebtedness that becomes due as a result of customary non-default mandatory prepayments resulting from asset sales, casualty or condemnation events, the incurrence of Indebtedness, equity issuances or excess cash flow or any similar concept; or
(f)    (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Loan Party shall make a general assignment for the benefit of its creditors; or
(g)    (i) an ERISA Event or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i)

through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or
(h)    one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $40,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
(i)    any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(k)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the outstanding common stock of the REIT Entity, (ii) the board of directors of the REIT Entity shall cease to consist of a majority of Continuing Directors, (iii) the Parent Borrower shall cease to own, directly or indirectly, 100% of the Capital Stock and other equity interests of each Subsidiary Borrower, in each case, free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties) or (iv) the REIT Entity shall cease to be the sole managing member of the Parent Borrower or the REIT Entity shall cease to own, directly, (1) at least a majority of the total voting power of the then outstanding voting Capital Stock of the Parent Borrower or (2) Capital Stock of the Parent Borrower representing at least a majority of the total economic interests of the Capital Stock of the Parent Borrower, in each case free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties); or
(l)    the REIT Entity shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to the consummation of the Transactions, its existence as a publicly-traded REIT (including in relation to any issuance and sale of any Capital Stock therein) and ownership of the Capital Stock of the Parent Borrower and the intercompany arrangements described in clause (iii) below, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) nonconsensual obligations imposed by operation of law, (x) obligations with respect to its Capital Stock and the intercompany arrangements described in clause (iii) below, (y) Guarantee Obligations in respect of Convertible Notes and (z) liabilities (other than Indebtedness) incidental to the activities described in clause (i) above, including liabilities associated with employment contracts, executive officer and director indemnification agreements and employee benefit matters, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Parent

Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents, other assets approved by the Administrative Agent with an aggregate book value not to exceed $25,000,000) other than the ownership of shares of Capital Stock of the Parent Borrower and, to the extent constituting assets, intercompany arrangements in favor of the REIT Entity in relation to providing funding for obligations of the REIT Entity, as well as other contractual intercompany arrangements of immaterial value; or
(m)    any Intermediate Holdco Subsidiary shall fail to satisfy the requirements of the definition thereof, provided that, any failure to adhere to the requirements of this clause (m) may be remedied by the Parent Borrower by causing such Intermediate Holdco Subsidiary to become a Subsidiary Guarantor within 15 days after the earlier of (i) the date that the Parent Borrower gains knowledge of such default and (ii) notice to the Parent Borrower from the Administrative Agent or the Required Lenders of such default; or
(n) management of the REIT Entity and the Parent Borrower shall cease to be internalized;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers with Letters of Credit then outstanding, shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 9.    THE AGENTS

9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. In performing their respective functions and duties hereunder and under the other Loan Documents, the Agents are acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and their respective duties are entirely mechanical and administrative in nature. The motivations of the Agents are commercial in nature and not to invest in the general performance or operations of the Borrowers.
9.2    Delegation of Duties. The Administrative Agent may ~~execute~~perform any of its duties ~~under this Agreement and the~~and exercise its rights and powers hereunder or under any other Loan Document~~s~~ by or through ~~agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties~~any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Affiliates, and their and their Affiliates’ respective directors, officers, employees, agents and advisors.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the respective directors, officers, employees, agents and advisors of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement.  The Administrative Agent shall not be responsible for the negligence or misconduct of any ~~agents or attorneys in-fact selected by it with reasonable care.~~sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.
9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.7 unless and until written notice thereof stating that it is a “notice under Section 6.7” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by any Borrower or (ii) notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.
9.7    Lender-Reimbursement. The Lenders agree to pay to each Agent and its officers, directors, partners, employees, affiliates, agents, advisors and controlling persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which payment is sought under this Section (or, if such payment is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), any amount required to be paid by the Borrowers pursuant to Section 10.5 as a result of any and all Liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such Liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any Subsidiary or any Lender as a result of any determination of the Aggregate Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender, or any Dollar Equivalent.
9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. The Required Lenders may by written notice to the Administrative Agent and the Parent Borrower remove the Administrative Agent if it has become a Defaulting Lender. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation or notice of removal of a removed Administrative Agent, as applicable, the retiring Administrative Agent’s resignation or the removed Administrative Agent’s removal shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent with the consent of the Parent Borrower as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.
9.10    Arranger . The Arranger shall have no duties or responsibilities hereunder in its capacity as such.
9.11    ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the any Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and all of the conditions of which are and will continue to be satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related to hereto or thereto),
(c)    The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
9.12    Acknowledgments of Lenders and Issuing Lenders. (a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 9.12 shall be conclusive, absent manifest error.

(b)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.
(d)    Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(e)    The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its respective Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information that is obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

(f)    Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of any Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Parent Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(~~e~~g)    For the avoidance of doubt, for purposes of this Section 9.12 and the relevant defined terms used therein, the term “Lender” includes the Issuing Lenders.
9.13    Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Lenders agree that any Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and each Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL OTHER THAN ANY SUCH DIRECT (BUT FOR THE AVOIDANCE OF DOUBT, NOT INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL) DAMAGES, LOSSES OR EXPENSES ARISING AS A RESULT OF WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE BY SUCH APPLICABLE PARTY AS DETERMINED BY A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION.
“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)    Each of the Lenders, each of the Issuing Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
9.14    Posting of Communications. (a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OTHER THAN ANY SUCH DIRECT (BUT FOR THE AVOIDANCE OF DOUBT, NOT INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL) DAMAGES, LOSSES OR EXPENSES ARISING AS A RESULT OF WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE BY SUCH APPLICABLE PARTY AS DETERMINED BY A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Issuing Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 10.    MISCELLANEOUS

10.1    Amendments and Waivers. Except as specifically provided in any Loan Document, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.

Subject to Section 2.11(b), (c) and (d), the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan of any Lender ~~(except as provided in Section 2.20)~~, reduce the stated rate of any interest or fee payable hereunder to any Lender (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment ~~(except as provided in Section 2.20)~~, in each case without the written consent of such Lender; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; provided that, for the avoidance of doubt, the designation of a Subsidiary Borrower in accordance with Section 2.21(a)(i) shall not be deemed to be an assignment or transfer of rights and obligations; (iv) except as otherwise permitted by the Loan Documents on the Amendment No. 1 Effective ~~d~~Date ~~hereof~~, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case, without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.12(a) or (b) without the written consent of all Lenders; provided that amendments permitting the extension of the Revolving Termination Date with respect to any or all Revolving Commitments which provide for compensation solely to extending Lenders, by increasing the Applicable Margin applicable thereto or otherwise, shall not be considered an amendment, modification or waiver of Section 2.12; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the rights or duties of the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision affecting the Maximum Permitted Outstanding Amount or the component definitions thereof which has the effect of increasing the Maximum Permitted Outstanding Amount (but excluding any technical amendments to the definition of Maximum Permitted Outstanding Amount or any component definition thereof) without the written consent of the Supermajority Lenders; (viii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender ~~or~~, (ix) amend Section 6.3 of the Guarantee and Collateral Agreement without the consent of each Lender directly affected thereby or (x)(A) subordinate any Obligations in right of payment to the prior payment of any other indebtedness or (B) subordinate the Liens on a material portion of the Collateral securing the Obligations to any other Lien on such Collateral securing any other indebtedness (any such other indebtedness, “Specified Senior Indebtedness”); unless, in each case of the foregoing, each Lender is offered a bona fide opportunity to provide its pro rata share of such Specified Senior Indebtedness and the terms of such Specified Senior Indebtedness, on the date it is actually incurred, are in all material respects substantially equivalent to the terms on which the Lenders were offered the opportunity to provide such Specified Senior Indebtedness. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement on such terms as provided for in any such amendment, including, without limitation, for purposes of effecting an extension of the Revolving Termination Date in respect of the Revolving Commitments, held by each Lender agreeing to such extension, and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and the Supermajority Lenders.
        Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders (a) in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document (b) to add or effect changes to administrative or ministerial provisions contained herein reasonably believed to be required as a result of the addition of Subsidiary Borrowers pursuant to Section 2.21 and (c) pursuant to Section 2.11.

10.2    Notices~~. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of any Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:~~

~~Any Borrower:~~	~~BrightSpire Capital Operating Company, LLC~~
~~590 Madison Avenue~~
~~33rd Floor~~
~~New York, NY 10022~~
~~Attention: Mr. David Palame Telecopy: 212-547-2631 Telephone: 212-547-2631~~

 ~~Administrative Agent:~~	~~JPMorgan Chase Bank, N.A. 500 Stanton Christiana Rd. NCC5 / 1st Floor Newark, DE 19713~~
~~Attention: Christopher Draper~~

~~Telephone: 302-552-6226 Email: christopher.draper@chase.com with a copy to:~~

~~383 Madison Ave, Floor 24 New York, NY 10179~~
~~Attention: Catherine Mahony~~
~~Telephone: 212-270-5320~~

~~provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.~~
.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:
(i) if to any Borrower, to it at BrightSpire Capital Operating Company, LLC, 590 Madison Avenue, 33rd Floor, New York, NY, Attention of Mr. Frank Saracino (Email: FSaracino@brightspire.com);
(ii) if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;
(iii) if to the Administrative Agent from any Lender at the address separately provided to the Lenders;
(iv) if to an Issuing Lender, to it at the address separately provided to the Borrower; and
(v) if to any other Lender, to it at its address set forth in its Administrative Questionnaire.
(b)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Notices and other communications to the Borrowers, any Loan Party, the Lenders and/or the ~~Lenders~~Administrative Agent hereunder may be delivered or furnished by using Approved ~~e~~Electronic ~~communications~~Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Payment of Expenses and Taxes; Limitation of Liability.
(a)    Expenses. The Borrowers agree (in the case of the Domestic Borrowers, on a joint and several basis) (i) to pay or reimburse the Administrative Agent and each Arranger for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of one primary counsel to the Administrative Agent and the Arranger and, if reasonably necessary, one local counsel per necessary jurisdiction, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, but in any event no earlier than ten (10) Business Days after receipt by the Parent Borrower of a reasonably detailed invoice therefor, and (ii) to pay or reimburse each Lender, each Issuing Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement ~~or~~, preservation, collection or protection of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented out-of-pocket fees and disbursements of any counsel to any Lender and of counsel to the Administrative Agent (but in such case limited to, the reasonable and documented out-of-pocket fees and disbursements of one primary counsel to the Administrative Agent, one primary counsel to the Lenders (as selected by the Required Lenders other than the Administrative Agent) and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each applicable jurisdiction for such Persons affected by such conflict).
(b)    Limitation of Liability. No Lender-Related Person shall be liable for any damages arising from use by others of information or other materials obtained through electronic telecommunications or other information transmission systems (including the Internet, any Approved Borrower Portal and any Approved Electronic Platform), except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person. None of the parties hereto shall be liable for any Liability on any theory of indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not relieve the Loan Parties of any obligations they may have to indemnify an Indemnitee, as provided in Section 10.5(c), against any Liabilities on any theory of indirect, special, exemplary, punitive or consequential damages asserted against such Indemnitee by a third party.
(c)    Indemnification. The Borrowers agree to pay, indemnify, and hold each Lender, each Issuing Lender, each Arranger and the Administrative Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other Liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and any such other documents, and any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, including any claim, litigation, investigation or proceeding (a “Proceeding”) regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person and whether based on contract, tort or any other theory, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented out-of-pocket fees and expenses of one primary legal counsel and, if reasonably necessary, one single local counsel in each relevant jurisdiction for all Indemnitees taken as a whole (and solely in the case of a conflict in interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) in connection with Proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (x) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Loan Document by, such Indemnitee, or (y) related to any dispute solely among the Indemnitees other than any dispute involving an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or Arranger or any similar role under this Agreement unless such dispute is related to any claims arising out of or in connection with any act or omission of any Borrower or any of its Affiliates and provided, further, that this Section 10.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim and shall not duplicate any amounts paid under Section 2.13 or Section 2.15. Without limiting the foregoing, and to the extent permitted by applicable law, the

Borrowers agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.
(d)    Payments. All amounts due under this Section 10.5 shall be payable not later than 10 Business Days after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Director – Legal Department (Telephone No. 310-282-8820) (Telecopy No. 310-282-8808), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent.
(e)    Settlements. Notwithstanding the foregoing, the Borrowers shall not be liable under this Agreement for any settlement made by any Indemnitee without the prior written consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed). If any settlement is consummated with the Parent Borrower’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions hereof. The Borrowers further agree that they will not, without the prior written consent of the Indemnitee, settle or compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is an actual or potential party to such Proceeding) unless such settlement, compromise or consent includes (~~a~~i) an unconditional release of each Indemnitee from all liability and obligations arising therefrom in form and substance satisfactory to such Indemnitee and (~~b~~ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy.
(f)    Survival. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.
10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void); provided that, for the avoidance of doubt, the designation of a Subsidiary Borrower in accordance with Section 2.21(a)(i) shall not be deemed to be an assignment or transfer of rights and obligations and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, any Borrower or any Subsidiary or Affiliate of any Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:
    (A) the Parent Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; ~~and~~

    (B) each Issuing Lender (such consent not to be unreasonably withheld or delayed); provided that no consent of any Issuing Lender shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing and such Issuing Lender has no outstanding Letters of Credit at such time, any other Person; and

    (~~B~~C) the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(ii)    Assignments shall be subject to the following additional conditions:
    (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

    (B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

    (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their respective Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and ~~9.5~~10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register (maintained in accordance with Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c)(1)(i)) for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender, including the Revolving Commitments of, or principal amount of and stated interest on the Loans owing to, such Lender.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly and adversely affects such Participant. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Sections 2.16 and 2.17 with respect to any Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.13 and 2.14, 2.15, 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Section 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or direction (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register (maintained in accordance with Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c)(1)(i)) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).
(e)    Muticurrency Lenders. Any assignment by a Multicurrency Lender, so long as no Event of Default has occurred and is continuing with respect to any Borrower, must be to a Person that is able to fund and receive payments on account of each outstanding Agreed Foreign Currency at such time without the need to obtain any authorization referred to in clause (d) of the definition of “Agreed Foreign Currency”.
10.7    Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender shall have the right, without notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to apply to the payment of any Obligations of any Borrower, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any Currency, and any other credits, indebtedness or claims, in any Currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the applicable Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
10.8    Counterparts; Electronic Execution. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.12    Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding (whether in tort, contract, law or equity) relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will (i) prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established~~;~~, (ii) waive any statutory, regulatory, common law or other rule, doctrine, legal restriction, provision or the like, providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuer or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause;
(b)    consents that any such action or proceeding (whether in tort, contract law or equity) may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding (whether in tort, contract, law or equity) in any such court or that such action or proceeding (whether in tort, contract, law or equity) was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.
10.13    Acknowledgements. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.
10.14    Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (including in its capacities as a potential secured counterparty to a Secured Swap Agreement) (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action reasonably requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (b) or (c) below.
(b)    Upon Payment in Full, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
(c)    If any of the Collateral shall be sold, transferred or otherwise disposed of in a transaction permitted hereunder, then the Administrative Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Guarantee and Collateral Agreement on such Collateral; provided that no Default shall have occurred or be continuing or would result therefrom. At the request and sole expense of the Parent Borrower, any Subsidiary Guarantor, Subsidiary Borrower or the REIT Entity shall be released from its obligations under the Loan Documents, as applicable, in the event that (i) in the case of a Subsidiary Guarantor or Subsidiary Borrower, all the Capital Stock of such Subsidiary Guarantor or Subsidiary Borrower shall be sold, transferred or otherwise disposed of in a transaction permitted hereunder or if such Subsidiary Guarantor shall cease to be a Wholly-Owned Subsidiary of the Parent Borrower as a result of a transaction permitted hereunder or becomes an

Excluded Subsidiary pursuant to the terms of this Agreement; provided that in the case of any such transaction involving a Subsidiary Borrower, (A) the Parent Borrower shall have delivered a Termination Letter with respect to such Subsidiary Borrower in accordance with Section 2.21(a)(ii), (B) the Obligations of such Subsidiary Borrower shall have been repaid in full, (C) any L/C Obligations in respect of Letters of Credit issued for the account of such Subsidiary Borrower shall have been cash collateralized and (D) all other amounts owed by such Subsidiary Borrower under this Agreement and the other Loan Documents shall have been repaid in full, in each case, not later than upon the effectiveness of such release or (ii) in the case of the REIT Entity, upon the request of the Parent Borrower to the extent the REIT Guaranty is not required to be effective pursuant to this Agreement or any other Loan Document; provided that, in each case, no Default shall have occurred and be continuing or would result therefrom; provided further that the Parent Borrower shall have delivered to the Administrative Agent, at least five days (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor, Subsidiary Borrower or the REIT Entity (as applicable) and the associated transaction giving rise to the release request in reasonable detail, together with a certification by the Parent Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.
(d)    Notwithstanding the foregoing, if an Excluded Subsidiary is at any time determined to have been incorrectly designated or joined as a Subsidiary Guarantor (each, a “Specified Subsidiary”) then such Specified Subsidiary’s obligations under the Loan Documents shall be automatically released in all respects with retroactive effect to the time such Specified Subsidiary was first joined as a Subsidiary Guarantor (until such time, if any, as such Specified Subsidiary ceases to be an Excluded Subsidiary) upon receipt by the Administrative Agent of a certificate of a Responsible Officer of the Parent Borrower in form and substance satisfactory to the Administrative Agent regarding the basis for designating such subsidiary as a Specified Subsidiary; provided that, after giving pro forma effect to such release of such Specified Subsidiary’s guarantee (and any repayment of Revolving Loans or pledge of additional Collateral that occurs contemporaneously therewith), the Parent Borrower shall be in compliance with Section 7.1(e).
(e)    The Administrative Agent shall, at the request and sole expense of the Parent Borrower in connection with the release of any Collateral in accordance with this Section 10.14, promptly (i) deliver to the Parent Borrower any such Collateral in the Administrative Agent’s possession and (ii) execute and deliver to the Parent Borrower such documents as the Parent Borrower shall reasonably request to evidence such release. The Administrative Agent shall, at the request and sole expense of the Parent Borrower following the release of a Subsidiary Guarantor or the REIT Entity from its obligations under the Loan Documents, as applicable, in accordance with this Section 10.14, execute and deliver to the Parent Borrower such documents as the Parent Borrower shall reasonably request to evidence such release.
10.15    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof, or to any other party to this Agreement (b) subject to an agreement to comply with provisions substantially similar to the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, who, in each case, are informed of the confidential nature of such information and are or have been advised by the applicable Credit Party of their obligation to keep information of this type confidential, (d) upon the request or demand of any Governmental Authority (including any bank auditor, regulator or examiner) having jurisdiction over such Credit Party or its affiliates, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, with prompt advanced notice to the Parent Borrower of such disclosure, to the extent practicable and permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding, with prompt advanced notice to the Parent Borrower of such disclosure, to the extent practicable and permitted by law, (g) that has been publicly disclosed (other than by reason of disclosure by the applicable Credit Party, its affiliates or any representatives in breach of this Section 10.15), (h) to the National Association of Insurance Commissioners ~~or~~, any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or any insurance provider, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) if agreed by the Parent Borrower in its sole discretion, to any other Person, or (k) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility. “Information” means all information received from the Parent Borrower relating to the Parent Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Parent Borrower. In addition, the Administrative Agent, the Arranger and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry (including league table providers) and service providers to the Administrative Agent, the Arranger and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Loans and the Revolving Commitments.

        Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their respective Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

        All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their respective Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

        For the avoidance of doubt, nothing in this Section 10.15 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.16    WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.17    USA Patriot Act and Beneficial Ownership Regulation. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.
10.18    Investment Asset Reviews. The Administrative Agent, individually or at the request of the Required Lenders, may engage in its reasonable discretion, on behalf of the Lenders, an independent consultant (each, an “Independent Valuation Provider”) to complete a review and verification of the accuracy and reliability of the Parent Borrower’s calculation and reporting of the Adjusted Net Book Value of any Investment Asset included in the calculation of the Maximum Permitted Outstanding Amount (each, an “Investment Asset Review”) at any time, each such Investment Asset Review to be shared with the Lenders and the Parent Borrower; provided that an independent third-party valuation analysis shall be completed on Non-Performing Loans within 60 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after becoming a Non-Performing Loan (and, in the case of any Non-Performing Loans held by a CLO Issuer, the applicable CLO Equity Investment will then be marked to market as part of such valuation). The Parent Borrower agrees to pay the Administrative Agent, not later than 10 Business Days after receipt of a reasonably detailed invoice therefor, the documented out-of-pocket cost of each such Investment Asset Review reasonably incurred by the Administrative Agent; provided that (i) the Parent Borrower shall not be required to reimburse such costs with respect to more than one Investment Asset Review per fiscal year with respect to each such Investment Asset, (ii) the Parent Borrower shall not be required to reimburse more than $300,000 of such costs per fiscal year~~;~~  (provided further that the limitations on reimbursement contained in the foregoing ~~proviso~~clauses (i) and (ii) shall not apply if an Event of Default has occurred and is continuing) and (iii) all expenses for Investment Asset Reviews of Non-Performing Loans shall be incurred directly by the Parent Borrower and, for the avoidance of doubt, shall not be subject to the limitations in the foregoing clauses (i) and (ii).
10.19    Secured Swap Agreements. Except as otherwise expressly set forth herein or in any Security Document, no Swap Bank that obtains the benefits of Section 10.14, any Guarantee Obligation or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10.19 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request from the applicable Swap Bank.
10.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.21    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
10.22    Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the Currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged or satisfied by an amount paid in another Currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrowers, severally and not jointly, in respect of any such sum due from the Borrowers to the Administrative Agent or any Lender hereunder or under any other Loan Document to which any Borrower is a party (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due from the applicable Borrower hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the

Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrowers hereby as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due from the applicable Borrower to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.
10.23    Acknowledgment Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
10.24    Effect of Amendment and Restatement; Reallocation.
(a)    Upon the Closing Date, this Agreement shall amend, and restate as amended, the Existing Credit Agreement (including any contingent amendments thereto), but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Credit Agreement contained herein were set forth in an amendment to the Existing Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

(b)    Upon the Closing Date, the Parent Borrower shall (A) prepay the outstanding Revolving Loans (if any) in full, (B) simultaneously borrow new Revolving Loans hereunder in an amount equal to such prepayment (in the case of Term Benchmark Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any Lender that was a party to the Existing Credit Agreement as a “Lender” thereunder immediately prior to giving effect to this Agreement (an “Existing Lender”) shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the Existing Lenders and each Person that is a signatory hereto as a Lender but that was not a party to the Existing Credit Agreement immediately prior to giving effect to this Agreement (each, an “Additional Lender”) shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans are held ratably by such Existing Lenders and Additional Lenders in accordance with the respective Revolving Commitments of such Lenders as set forth in Schedule 1.1A hereto and (C) pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Commitments as set forth in Schedule 1.1A hereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (b).
(c)    Each Lender party hereto consents to the amendment and restatement of the Guarantee and Collateral Agreement in substantially the form attached hereto as Exhibit A. Effective as of the Closing Date, each “Grantor” under and as defined in the Guarantee and Collateral Agreement, dated as of February 1, 2018, among each Domestic Borrower and each other Grantor (as defined therein) party thereto (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Guarantee and Collateral Agreement” and such Grantors, the “Existing Grantors”) that is not a party to the Guarantee and Collateral Agreement as so amended and restated on the Closing Date (each, a “Released Grantor”) is released from the Existing Guarantee and Collateral Agreement and shall have no further obligations as a Subsidiary Guarantor or Grantor under the Loan Documents, and all collateral pledged by such Released Grantor is released from the Liens created by the Guarantee and Collateral Agreement. In connection with the foregoing, the Parent Borrower hereby represents and warrants to the Administrative Agent and each Lender that each Released Grantor is either an Excluded Subsidiary, has been dissolved or is no longer a Subsidiary of the Parent Borrower as of the Closing Date. Without representation or warranty by, or recourse to, the Administrative Agent, the Administrative Agent shall, at the request and sole expense of the Parent Borrower, promptly execute and deliver such documents necessary to evidence the release pursuant to this Section 10.24(c), including the filing of UCC-3 termination and amendment statements.
[~~Remainder of page~~Signature Pages ~~i~~Intentionally ~~left blank.~~Omitted]

Exhibit B
SCHEDULE 1.1A

Commitments

Lender	Multicurrency Commitment	Dollar Commitment	L/C Commitment
JPMorgan Chase Bank, N.A.	$45,000,000	$0	$9,375,000
Bank of America, N.A.	$45,000,000	$0	$9,375,000
Morgan Stanley Senior Funding, Inc.	$30,000,000	$0	$6,250,000

Total	$120,000,000	$0	$25,000,000

Exhibit C
SCHEDULE 7.2(d)

Existing Indebtedness

The portion of the Indebtedness incurred by BrightSpire Credit 1, LLC, as borrower, pursuant to a warehouse line of credit established by Morgan Stanley Bank, N.A., as lender (the “Signia Warehouse Facility”) with respect to which the recourse percentage exceeds the 25% level described in clause (ii) of the definition of “Permitted Warehouse Indebtedness” (it being understood that the principal amount of such portion is $13,948,293.12).

SCHEDULE 7.3(f)

Existing Liens

Liens on certain hotel assets of BrightSpire Credit 1, LLC in favor of Morgan Stanley Bank, N.A. securing the portion of the Signia Warehouse Facility described in Schedule 7.2(d).

Liens on certain assets of BRSP Randol FW, LLC in favor of BrightSpire Credit 1, LLC relating to the Signia Warehouse Facility described in Schedule 7.2(d).

Liens on certain assets of BRSP Market SJ, LLC in favor of BrightSpire Credit 1, LLC relating to the Signia Warehouse Facility described in Schedule 7.2(d).

Exhibit D
Post-Closing Obligations
1.    On or prior to the date that is sixty (60) days after the Amendment No. 1 Effective Date, to the extent not delivered to the Administrative Agent prior to the Amendment No. 1 Effective Date in connection with the Existing Credit Agreement, the Administrative Agent shall have received Control Agreements with respect to each Distribution Account of a Domestic Loan Party, duly executed by each of the parties thereto.
2.    On or prior to the date that is sixty (60) days after the Amendment No. 1 Effective Date, the Administrative Agent shall have received evidence of insurance required to be maintained pursuant to the Loan Documents